                                                               EXECUTION VERSION

Exhibit 10.3


                            ENGINEERING, PROCUREMENT

                           AND CONSTRUCTION AGREEMENT

                                 BY AND BETWEEN

                              NEVADA POWER COMPANY

                                       AND

                             FLUOR ENTERPRISES, INC.

                          DATED AS OF OCTOBER 13, 2004

                                                                    CONFIDENTIAL


                                                               EXECUTION VERSION

Exhibit 10.3
                                TABLE OF CONTENTS

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1.    DEFINITIONS

2.    GENERAL PROVISIONS

      2.1   Intent of Contract Documents.................................................................  18
      2.2   Independent Contractor.......................................................................  18
      2.3   Subcontracting; Approved Subcontractors......................................................  18
      2.4   Assignment Provisions in Subcontracts........................................................  18
      2.5   Assignment of Subcontracts...................................................................  19
      2.6   Interpretation...............................................................................  19
      2.7   Inclusion; Order of Precedence...............................................................  20
      2.8   Days.........................................................................................  20

3.    CONTRACTOR'S RESPONSIBILITIES

      3.1   Performance of the Work......................................................................  20
      3.2   Professional Standards.......................................................................  21
      3.3   Sufficient Personnel.........................................................................  21
      3.4   Supervision..................................................................................  21
      3.5   Discipline...................................................................................  21
      3.6   Contractor's Key Personnel...................................................................  21
      3.7   Design and Engineering.......................................................................  22
      3.8   Quality Control..............................................................................  22
      3.9   Training.....................................................................................  22
      3.10  Utilities, Lubricants, Chemicals, etc........................................................  22
      3.11  Spare Parts..................................................................................  23
      3.12  Subcontractor Presence.......................................................................  23
      3.13  Current Records; Record Drawings.............................................................  23
      3.14  Transportation Costs.........................................................................  23
      3.15  Manuals......................................................................................  23
      3.16  Financing....................................................................................  23
      3.17  Control of Work..............................................................................  24
      3.18  Emergencies..................................................................................  24
      3.19  Local Conditions; Prior Work.................................................................  24
      3.20  Site Conditions..............................................................................  24
      3.21  Access.......................................................................................  25
      3.22  Use of Site and Laydown Area.................................................................  25
      3.23  Compliance With Laws.........................................................................  26
      3.24  Permits and Approvals........................................................................  26
      3.25  Periodic Reports and Meetings................................................................  26
      3.26  Signage......................................................................................  27
      3.27  Interference with Traffic....................................................................  27
      3.28  Supply of Water and Disposal of Sewage.......................................................  27
      3.29  Cutting and Patching.........................................................................  27
      3.30  Housekeeping.................................................................................  27

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      3.31  Site Review..................................................................................  28
      3.32  Owner Equipment..............................................................................  28
      3.33  Safety Program...............................................................................  28
      3.34  Title to Plans and Specifications............................................................  28
      3.35  Hazardous Materials..........................................................................  28
      3.36  Out-of-Scope Construction....................................................................  28
      3.37  Public Utilities Commission..................................................................  28

4.    OWNER RESPONSIBILITIES

      4.1   Owner's Project Manager......................................................................  29
      4.2   Access.......................................................................................  29
      4.3   Permits......................................................................................  29
      4.4   Owner and Major Equipment....................................................................  30
      4.5   Fuel and Utilities...........................................................................  30
      4.6   Contractor's Personnel.......................................................................  30
      4.7   Revenue......................................................................................  30
      4.8   Operation and Maintenance Staff..............................................................  30
      4.9   Job Site Rules...............................................................................  30
      4.10  Spare Parts..................................................................................  30
      4.11  Operations Waste.............................................................................  31
      4.12  Training.....................................................................................  31
      4.13  Plans and Specifications.....................................................................  31

5.    SCHEDULE

      5.1   Commencement.................................................................................  31
      5.2   Contract Detailed Schedules..................................................................  31

6.    COMPENSATION AND PAYMENT

      6.1   Contract Price...............................................................................  32
      6.2   Mobilization Payment;  Schedule of Values....................................................  36
      6.3   Progress Invoices............................................................................  37
      6.4   Certification by Contractor..................................................................  37
      6.5   Deficient Request for Payment................................................................  37
      6.6   Progress Payments;  Dispute Payment Security.................................................  38
      6.7   Final Progress Invoice.......................................................................  38
      6.8   No Acceptance by Payment.....................................................................  38
      6.9   Set Off......................................................................................  38
      6.10  Late Payments................................................................................  39
      6.11  Taxes........................................................................................  39

7.    CHANGE ORDERS

      7.1   General......................................................................................  39
      7.2   Minor Modifications..........................................................................  39
      7.3   Changes and Change Orders....................................................................  39
      7.4   Constructive Changes.........................................................................  43
      7.5   Disputes with Respect to Changes.............................................................  43
      7.6   No Change Without Change Order...............................................................  43

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
      7.7   Copies.......................................................................................  44

8.    FORCE MAJEURE

      8.1   Exclusive Remedies...........................................................................  44
      8.2   Cure.........................................................................................  44
      8.3   Notice.......................................................................................  44

9.    PERFORMANCE VERIFICATION; SUBSTANTIAL COMPLETION; FINAL COMPLETION

      9.1   Initial Conditions for Performance Verification..............................................  45
      9.2   Substantial Completion Punch List............................................................  45
      9.3   Verification.................................................................................  46
      9.4   Substantial Completion.......................................................................  47
      9.5   Final Completion Punch List..................................................................  48
      9.6   Final Completion.............................................................................  49

10.   LIQUIDATED DAMAGES; LIMITATION OF LIABILITY

      10.1  Delay Liquidated Damages; Early Completion Bonus.............................................  49
      10.2  Performance Liquidated Damages; Performance Bonuses..........................................  51
      10.3  Payment; Aggregate Bonus Cap.................................................................  52
      10.4  Consequential Damages........................................................................  52
      10.5  Limitation of Liability......................................................................  52
      10.6  Early Take-Over..............................................................................  52
      10.7  Turn-Over of Power Blocks....................................................................  53

11.   WARRANTY

      11.1  Work Warranty................................................................................  54
      11.2  Breach of Warranty...........................................................................  55
      11.3  Subcontractor Warranties.....................................................................  55
      11.4  Primary Liability............................................................................  55
      11.5  Title Warranty...............................................................................  56
      11.6  Defect Limitations...........................................................................  56
      11.7  Warranty Assistance..........................................................................  56
      11.8  Reasonable Access for Contractor.............................................................  56
      11.9  Exclusivity of Warranties and Remedies.......................................................  56
      11.10 Effect on Other Provisions...................................................................  56
      11.11 Assignment of Rights Under Major Equipment Contracts.........................................  57

12.   INDEMNIFICATION; LIENS

      12.1  Contractor's Indemnity.......................................................................  58
      12.2  Owner's Indemnity............................................................................  58
      12.3  Claims.......................................................................................  59
      12.4  Liens........................................................................................  59

13.   INSURANCE

      13.1  Contractor's Insurance.......................................................................  59
      13.2  Subcontractors' Insurance....................................................................  59
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
      13.3  Owner's Insurance............................................................................  60

14.   INTELLECTUAL PROPERTY

      14.1  Title to Plans and Specifications............................................................  60
      14.2  Patents......................................................................................  60
      14.3  Patent Infringement..........................................................................  60

15.   CONFIDENTIAL INFORMATION

16.   HAZARDOUS MATERIALS

      16.1  Material Safety Data Sheets..................................................................  62
      16.2  Site Use, Storage, Removal...................................................................  62
      16.3  Notice of Presence...........................................................................  62
      16.4  Labeling; Training...........................................................................  62
      16.5  Handling, Collection, Removal, Transportation and Disposal...................................  62
      16.6  Costs........................................................................................  63
      16.7  Notice of Discovery..........................................................................  63
      16.8  Compliance with Laws.........................................................................  63
      16.9  Policies and Procedures......................................................................  64

17.   TITLE; RISK OF LOSS

      17.1  Transfer of Title............................................................................  64
      17.2  Risk of Loss.................................................................................  64
      17.3  Owner's Property.............................................................................  64
      17.4  Contractor Tools.............................................................................  64

18.   DEFAULT; TERMINATION; SUSPENSION

      18.1  Default by Contractor........................................................................  65
      18.2  Owner's Remedies.............................................................................  66
      18.3  Termination at Owners Option.................................................................  66
      18.4  Effect of Owner Termination..................................................................  66
      18.5  Owner's Right to Carry Out the Work..........................................................  67
      18.6  Suspension or Termination by Contractor......................................................  68
      18.7  Suspension of the Work.......................................................................  69
      18.8  Default by Owner.............................................................................  69

19.   PROTECTION OF PERSONS AND PROPERTY

      19.1  Safety Programs..............................................................................  69
      19.2  Applicable Laws..............................................................................  70
      19.3  Safety Precautions...........................................................................  70
      19.4  Safeguards...................................................................................  70
      19.5  Dangerous Materials..........................................................................  70
      19.6  Safety Personnel.............................................................................  70
      19.7  Staffing.....................................................................................  70
      19.8  Notices to Owner.............................................................................  70
      19.9  Emergencies..................................................................................  71
      19.10 Work Stoppage................................................................................  71

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
20.   RECORDS AND AUDIT

      20.1  Technical Documentation......................................................................  71
      20.2  Accounting Records...........................................................................  71
      20.3  Owner's Right to Audit.......................................................................  71

21.   DISPUTE RESOLUTION

      21.1  Resolution by the Parties....................................................................  72
      21.2  Expert Arbitration Regarding Technical Matters and Change Orders.............................  73
      21.3  Litigation; Submission to Jurisdiction.......................................................  75
      21.4  Continuation of Work.........................................................................  75

22.   CREDIT SUPPORT AND LIQUIDITY.

      22.1  Parent Guaranty..............................................................................  75
      22.2  Letter of Credit.............................................................................  76

23.   MISCELLANEOUS PROVISIONS.

      23.1  Governing Laws...............................................................................  76
      23.2  Entire Agreement.............................................................................  76
      23.3  Successors and Assigns.......................................................................  76
      23.4  Contractual Relationship.....................................................................  76
      23.5  Rights and Remedies..........................................................................  76
      23.6  Incorporation by Reference...................................................................  77
      23.7  No Waiver....................................................................................  77
      23.8  Survival.....................................................................................  77
      23.9  No Third Party Beneficiaries.................................................................  77
      23.10 Provisions Required by Laws..................................................................  77
      23.11 Severability.................................................................................  77
      23.12 Joint Effort.................................................................................  77
      23.13 Publicity and Advertising....................................................................  78
      23.14 Counterparts.................................................................................  78
      23.15 Notices......................................................................................  78

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                            List of Attached Exhibits

Exhibit A         Specification
Exhibit B         Site Description
Exhibit C-1       Not Used
Exhibit C-2       Schedule Requirements
Exhibit C-3       Schedule of Values
Exhibit C-4       Estimated Cash Flow
Exhibit D         Owner Supplied Permits and Contractor Supplied Permits
Exhibit E         Owner Equipment and Major Equipment
Exhibit F         Contractor's Key Personnel
Exhibit G         Not Used

Exhibit H         Owner-Provided Facilities, Utilities and Services
Exhibit I         Insurance
Exhibit J         Monthly Progress Reports
Exhibit K-1       Form of Letter of Credit - Contractor
Exhibit K-2       Form of Letter of Credit - Owner
Exhibit L         Warranty Administration Procedure
Exhibit M         Form of Parent Company Guaranty
Exhibit N         Form of Lien Waiver
Exhibit O         Geotechnical Data
Exhibit P-1       Subcontractor Work Requiring Approval
Exhibit P-2       Approved Vendors
Exhibit P-3       Approved Subcontractors
Exhibit Q-1       Safety Plan - Table of Contents
Exhibit Q-2       Safety Plan - SEC-02a Form
Exhibit Q-3       Safety Plan - Supervisor Responsibility
Exhibit Q-4       Safety Plan - S10 Form
Exhibit Q-5       Safety Plan - SEC-32 Form
Exhibit R         Weather Data

                                                                    CONFIDENTIAL

                                                               EXECUTION VERSION

Exhibit 10.3

               ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

      This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this "Agreement") is entered into as of October 13, 2004 (the "Effective Date"), by and between Nevada Power Company, an electric utility organized under the laws of the State of Nevada ("Owner"), and Fluor Enterprises, Inc., a corporation organized under the laws of the State of California ("Contractor"). Owner and Contractor may each be referred to individually herein as a "Party" and collectively as the "Parties".

                                    RECITALS

      A. Duke Energy North America, LLC ("DENA"), through its Affiliate Duke Energy Moapa, LLC ("DEM"), developed and initiated construction of a nominal 1200 MW natural gas fired, combined cycle electric generation project in Clark County, Nevada known as the Moapa Energy Facility, which is more fully described in the Specification set forth in Exhibit A (the "Facility");

      B. In connection with the development of the Facility, pursuant to various contracts and purchase orders, DENA, directly or through its Affiliates, (i) procured certain items of major equipment, including combustion and steam turbine generators and heat recovery steam generators, required for the Facility and (ii) engaged Duke/Fluor Daniel, a North Carolina general partnership, as the general contractor to provide all the labor, services, materials and equipment to design, engineer and install equipment and materials, construct, train, commission and conduct performance verification of the Facility, and to procure the material and provide the procurement services necessary to procure all equipment and materials for the Facility pursuant to an Engineering, Procurement and Construction Agreement;

      C. In December 2002, DENA suspended construction of the Facility (the "Suspension"), established preservation, inspection and maintenance procedures for, and engaged a third party contractor to inspect, maintain and preserve the equipment at the Site and the Facility;

      D. Owner, DENA and DEM have entered into a Purchase Agreement, dated as of June 22, 2004, pursuant to which DENA and DEM will sell, and Owner will purchase, the existing assets comprising the Facility;

      E. Contractor is an Affiliate of Duke/Fluor Daniel, the EPC contractor for the Facility prior to the Suspension, and has specialized knowledge regarding the Facility and the design, engineering, procurement of equipment for, and construction of the Facility prior to the Suspension;

      F. Owner and Contractor have entered into a Preliminary Services Agreement dated as of September 17, 2004 (the "Preliminary Services Agreement"), pursuant to which Contractor has agreed to perform certain preliminary services; and

                                                                    CONFIDENTIAL

                                        1
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      G. Owner desires to engage Contractor to provide, and Contractor desires to provide, in accordance with the terms of this Agreement, all design, engineering, procurement, installation, construction, training, commissioning, and testing services necessary to complete the construction, commissioning, start-up and testing of the Facility on a lump-sum, turnkey, fixed-price basis as described herein.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereto hereby agree as follows:

1.    DEFINITIONS

      The following capitalized words and phrases used in this Agreement shall have the following meanings unless otherwise noted:

      "AAA" shall have the meaning set forth in Section 21.1.2.

      "ACC Contract" means an agreement or agreements for the completion of the design, fabrication, supply and installation of the air cooled condensers at the Facility having performance guarantees, liquidated damages, and warranties, and other material terms and conditions, substantially the same as those contained in Contract No. 708833-4-K002, dated effective as of March 16, 2001, by and between GEA Power Cooling Systems, Inc. and Duke/Fluor Daniel acting as agent of DENA (for the design, fabrication and supply of air cooled condensers) and Contract No. 708833-4-K002C, dated effective as of March 16, 2001, by and between GEA Power Cooling Systems, Inc. and Fluor Constructors International, Inc. (for the installation of air cooled condensers), or otherwise reasonably acceptable to Contractor.

      "Affiliate" means, with respect to any Person, any other Person that (a) owns or controls, directly or indirectly, the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person, where "own" means ownership of fifty percent (50%) or more of the equity interests or rights to distributions on account of equity of the Person and "control" means the power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

      "Aggregate Bonus Cap" shall mean eleven million dollars ($11,000,000).

      "Agreement" shall have the meaning set forth in the introductory paragraph.

      "Amendment" shall mean a revision to or modification of this Agreement, which shall be in writing and shall be executed and delivered by Owner and Contractor in order to be effective.

      "Applicant" shall have the meaning set forth in Section 21.2.1.

      "Assessment Package" shall mean the documents that describe a discrete portion of the Owner Equipment and Major Equipment that will be used to conduct the Facility Assessment with respect to that portion of the Owner Equipment and Major Equipment.

                                                                    CONFIDENTIAL

      "Auxiliary Systems and Facilities" means the closed loop auxiliary cooling system, the water treatment system, the natural gas supply system, the boiler feed water treatment system and condensate storage, the onsite switchyard and control house, the distributed control system, electrical systems, utility systems and other auxiliary systems and facilities necessary for the operation of each Power Block as described in the Specification.

      "Bonus Electrical Output" shall mean, with respect to a Power Block, Electrical Output of 583,000 kW at the Bonus Performance Conditions specified in Exhibit A.

      "Bonus Heat Rate" shall mean, with respect to a Power Block, Heat Rate of 6,940 MMBTU/kWh (LHV) at the Bonus Performance Conditions specified in Exhibit A.

      "Bonus Performance Conditions" shall mean the conditions set forth in Exhibit A to which Electrical Output and Heat Rate measured in any Bonus Performance Verification shall be corrected.

      "Bonus Performance Verification" shall mean the tests, which shall be based on the ASME PTC-46 test procedures as modified by the Parties and conducted in accordance with the Verification Procedures, to determine whether a Power Block that has achieved the Electrical Output and/or Heat Rate Performance Guarantees exceeds the Bonus Electrical Output and/or the Bonus Heat Rate.

      "Bonuses" shall mean Early Completion Bonuses and Performance Bonuses.

      "Business Day" shall mean each Day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Las Vegas, Nevada.

      "Change" shall have the meaning set forth in Section 7.1.

      "Change in Laws" shall mean (a) any change in, binding change in the judicial or administrative interpretation of, or adoption of any Laws (excluding any Laws relating to net income Taxes and excluding any Laws relating to the organization, existence, good standing, qualification, or licensing of Owner and Contractor or their Affiliates or Subcontractors in any jurisdiction) which is inconsistent or at variance with any Laws in effect on December 21, 2001, (b) the imposition of any condition or requirement (except for any conditions or requirements which result from the acts or omissions of Contractor or any Subcontractor) not required as of December 21, 2001 affecting the issuance, renewal or extension of any Governmental Approval (excluding any Governmental Approval relating to the organization, existence, good standing, qualification, or licensing of Contractor or its Subcontractors in any jurisdiction), and (c) any amendment, modification or other change in, or binding change in the judicial or administrative interpretation of, the air permit (Authority to Construct) dated June 3, 2004, or the imposition of any condition or requirement (except for any condition or requirement which results from the acts or omissions of Contractor or any Subcontractor) not required as of June 3, 2004.

      "Change Order" shall have the meaning set forth in Section 7.3.8.

      "Change Order Request" shall have the meaning set forth in Section 7.3.4.

                                                                    CONFIDENTIAL

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      "Chiller Contract" means an agreement or agreements for the completion of the design, fabrication, supply and installation of the turbine inlet chillers at the Facility having performance guarantees, liquidated damages, and warranties, and other material terms and conditions, substantially the same as those contained in Contract No. 70883-4-K001, dated as of November 16, 2002, between DENA, acting through Duke/Fluor Daniel, and The Stellar Group, and Contract Number 70833-4 K001C, dated August 29, 2002, between The Stellar Group and Fluor Constructors International, Inc., or otherwise reasonably acceptable to Contractor.

      "Commission" shall have the meaning set forth in Section 3.37.

      "Commissioning" shall mean, with respect to each Power Block, the activities required to be conducted by Contractor pursuant to the terms of this Agreement in order to bring such Power Block from an inactive condition, when construction is essentially complete, to a state where the Power Block is ready for the commencement of operation, including pre-commissioning, performance of functional verification and synchronization using natural gas as fuel.

      "Common Components" shall mean any portion of the Facility which is common to more than one Power Block.

      "Compensable Owner Delay" means any Delay caused by (i) any Owner-Directed Change, (ii) suspension of the Work under Section 18.7 or (iii) any failure of Owner or its agents or employees to timely perform any obligation under this Agreement where such failure is not the result of any default, negligence or misconduct of the Contractor.

      "Confidential Information" shall have the meaning set forth in Article 15.

      "Construction Aids" shall include, but are not limited to, all materials, supplies, construction equipment, construction tools, construction utilities, construction support services, field office equipment, field office supplies, scaffolding and form lumber, temporary buildings and facilities, and other items that are required for the construction of the Facility, but which are not intended to become a permanent part of the Facility.

      "Constructive Change" shall have the meaning set forth in Section 7.4.

      "Contract Price" shall have the meaning set forth in Section 6.1.3.

      "Contract Detailed Schedule" shall have the meaning set forth in Exhibit C-2 hereto.

      "Contract Summary Schedule" shall be the preliminary schedule for performance of the Work delivered to Owner pursuant to Section 5.2.1.

      "Contractor" shall have the meaning set forth in the introductory paragraph.

      "Contractor Hazardous Materials" shall mean any Hazardous Materials that are brought onto the Site or spilled or otherwise introduced into or on the Site by Contractor or any Subcontractor, or, following the NTP Date through the date, with respect to each Power Block or the Facility, that care, custody and control thereof passes from Contractor to Owner, by any third Person (excluding Owner, any contractor or subcontractor of Owner other than Contractor, any

                                                                    CONFIDENTIAL

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

Person performing Out-of-Scope Construction, or any other Person for whom or which Owner is legally responsible), including Hazardous Materials furnished, used, applied or stored at the Site by Contractor or any Subcontractor that may emanate from the Site as a result of the Work at the Site including used oils, greases and solvents from flushing and cleaning processes performed under this Agreement, or any Hazardous Materials brought onto the Site, but excluding Owner Hazardous Materials and Hazardous Materials that are permanently and otherwise properly incorporated into the Facility in accordance with Laws or this Agreement.

      "Contractor Permits" shall mean the permits and approvals Contractor is required to obtain as set forth in Exhibit D.

      "Contractor Rate Schedules" shall have the meaning set forth in Section 6.1.2.5.

      "Contractor-Requested Change" shall have the meaning set forth in Section 7.3.2.

      "Contractor-Supplied Equipment" shall mean any and all material, apparatus, equipment, software, goods, tools, and supplies necessary to construct the Facility in accordance with the Specification and supplied by Contractor under this Agreement, directly or indirectly through any Subcontractor, but not including Owner Equipment and Major Equipment.

      "Contractor's Project Manager" shall mean the Person designated in writing by Contractor who has overall day to day responsibility for managing and directing the performance of the Work and who issues and receives communications on Contractor's behalf under and regarding this Agreement.

      "Contractor's Site Representative" shall mean the Person that Contractor designates in writing to represent Contractor at the Site.

      "Cure Period" shall have the meaning set forth in Section 9.3.4.

      "Day" shall mean a calendar day, including Saturdays, Sundays, and holidays.

      "Defects" shall have the meaning set forth in Section 11.2.

      "Defects Liability Period" shall have the meaning set forth in Section 6.1.4.

      "Delay" means any circumstance or event that results in a material delay in Contractor's performance of any portion of the Work that is on the critical path at such time.

      "Delay Liquidated Damages" shall mean, with respect to a Power Block, twenty six thousand dollars ($26,000.00) for each Day or portion of a Day beginning on the 16th Day through the 45th Day after the Guaranteed Substantial Completion Date of such Power Block, and fifty thousand dollars ($50,000.00) for each Day or portion of a Day thereafter, in accordance with Article 10.

      "Delay Liquidated Damages Cap" shall mean, with respect to each Power Block, an amount equal to seven and one half percent (7.5%) of the Contract Price.

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                                        5

      "DEM" shall have the meaning set forth in the Recitals.

      "Demonstration Tests" shall mean, with respect to a Power Block, the tests conducted by Contractor during start-up and commissioning to test the cold start up, hot start up, steam turbine bypass, combustion turbine trip, normal shut down, DCS normal operations, DCS reduced operations, equipment lead-lag control, inlet chiller, and water treatment systems operations of that Power Block, as described in the Specification.

      "DENA" shall have the meaning set forth in the Recitals.

      "Design Documents" shall have the meaning set forth in Section 3.7.

      "Dispute" shall have the meaning set forth in Section 21.1.1.

      "Documentation" shall mean all Design Documents, as-built drawings, isometrics, specifications (including the Specification), studies, system descriptions, lists, diagrams, procedures, instructions, reports, test results, calculations, manuals, project schedules required by Exhibit A or elsewhere in this Agreement, including all electronically originated and stored information and other data and information, other than documentation prepared in connection with Prior Work and proprietary information of Contractor or any Subcontractor not required for the operation or maintenance of the Facility, originated by Contractor or any Subcontractor specifically for delivery to Owner in connection with the Facility in connection with Contractor's obligations under this Agreement.

      "Early Completion Bonus" shall mean, with respect to a Power Block, twenty six thousand dollars ($26,000.00) for each Day or portion of a Day for the first 30 Days and fifty thousand dollars ($50,000.00) for each Day or portion of a Day thereafter, in accordance with Article 10.

      "Early Completion Bonus Cap" shall mean an aggregate amount equal to seven million five hundred sixty thousand dollars ($7,560,000), provided that with respect to each Power Block, the "Early Completion Bonus Cap" shall mean an amount equal to six million sixty thousand dollars ($6,060,000).

      "Early Completion Date" shall mean, with respect to Power Block 1, December 31, 2005, and with respect to Power Block 2, March 31, 2006.

      "Early Completion Date Maximum Adjustment" shall mean, with respect to Power Block 1, an adjustment of the Early Completion Date of not more than 60 Days, and with respect to Power Block 2, an adjustment of the Early Completion Date of not more than 30 Days.

      "Effective Date" shall have the meaning set forth in the introductory paragraph.

      "Electrical Output" shall mean the electrical power produced by a Power Block in kilowatts (kW) during the Performance Verification of such Power Block, measured at the high side of the step-up transformers and corrected to the Guaranteed Performance Conditions.

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      "Electrical Output Bonus" shall mean, with respect to a Power Block, seven hundred dollars ($700.00) per each kW over the Bonus Electrical Output of such Power Block in accordance with Article 10.

      "Electrical Output Guarantee" shall mean, with respect to a Power Block, an Electrical Output of 462,320 kW at the Guaranteed Performance Conditions specified in Exhibit A.

      "Electrical Output Liquidated Damages" shall mean, with respect to a Power Block, seven hundred dollars ($700.00) per each kW under the Electrical Output Guarantee in accordance with Article 10.

      "Emissions Guarantee" shall mean, with respect to a Power Block, that all exhaust stack emissions of the Power Block shall be in compliance with the guarantees made in Exhibit A, relating to such Power Block.

      "Equipment" shall mean any and all material, apparatus, equipment, software, goods, tools, and supplies necessary to construct the Facility in accordance with the Specification and intended to be included as a permanent part of the Facility, including Owner Equipment, Contractor-Supplied Equipment and Major Equipment.

      "Event of Default" shall have the meaning set forth in Section 18.1.

      "Excess Dispute Amount" shall have the meaning set forth in Section 6.6.3.

      "Expert Arbitrator" shall have the meaning set forth in Section 21.2.1.

      "Expert Arbitration" shall have the meaning set forth in Section 21.2.1.

      "Expert Reference Notice" shall have the meaning set forth in Section 21.2.1.

      "Extended Warranty Period" shall mean the one-year period after the correction of any Defect during the Warranty Period.

      "Facility" shall have the meaning set forth in the Recitals.

      "Facility Assessment" shall have the meaning set forth in Section 6.1.2.1.

      "Facility Assessment Replacement List" shall have the meaning set forth in
Section 6.1.2.2.

      "Final Completion" shall mean that point in time when all the conditions set forth in Section 9.6 have occurred.

      "Final Completion Date" shall mean the date on which Final Completion actually occurs.

      "Final Completion Punch List" shall have the meaning set forth in Section 9.5.1.

      "Final Payment" shall have the meaning set forth in Section 6.7.

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

      "Final Progress Invoice" shall have the meaning set forth in Section 6.7.

      "Financial Institutions" shall mean all Persons, other than Contractor and Owner, providing construction or permanent financing or both for the Facility or the Work.

      "Force Majeure" shall mean any act, event or condition that is beyond the reasonable control of the Party relying on it and is not the result of the willful misconduct or negligent act or omission of that Party (or any Person over whom that Party has control), including the following, to the extent the foregoing conditions are satisfied:

      (a) acts of God, war, public disorders, insurrection, rebellion, floods, hurricanes, tornadoes, earthquakes, lightning, and other natural calamities;

      (b) acts or inaction of any Governmental Authority or judicial body;

      (c) explosions or fires;

      (d) delays in obtaining goods or services from any Subcontractor caused solely by the occurrence of any of the events described in the immediately preceding subparts (a) through (c) and the following subparts (e), (g) through
(j) or delays in obtaining goods or services from a Major Equipment Vendor caused solely by the occurrence of any event of force majeure (or "excusable delay" or equivalent term if that is the term the Major Equipment Contract Agreement uses) under the applicable Major Equipment Contract; provided that notwithstanding Section 11.10, Contractor shall consult with Owner if a Major Equipment Vendor claims an event of force majeure under a major Equipment Contract and Owner and Contractor shall mutually agree upon the resolution of the claim, which agreement may not be unreasonably withheld;

      (e) any act or omission of any Person over whom the affected Party has no direct or indirect control by contract or otherwise;

      (f) any act or omission of the other Party, except for the exercise of a right, remedy or obligation under this Agreement;

      (g) strikes, jurisdictional labor disputes, boycotts and lockouts, except as set forth below;

      (h) a Change in Laws;

      (i) the existence of Owner Hazardous Materials; and

      (j) the existence of subsurface conditions or archaeological finds or artifacts at the Site to the extent such conditions are not reasonably ascertainable from information Owner has provided to Contractor prior to such discovery, or are not actually ascertained by Contractor, on or before the Effective Date.

      Notwithstanding the foregoing, Force Majeure shall not include the discovery of any natural, physical condition of the surface or subsurface of the Site, including the water table and

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

rock formations, which influences the suitability of the Site for the Facility, including natural physical conditions which influence the capability of the land comprising the Site to retain or absorb water, support structures or resist load or which should be taken into account in determining foundation design, soil stability or methods of construction; provided that as an exception to the foregoing, Force Majeure shall include the discovery of those natural, physical conditions of the surface or subsurface of the Site, that are not reasonably ascertainable from the geotechnical reports and data attached to this Agreement as Exhibit O, including sink holes, underground cavities, underground aquifers or streams, and unusually soft stratum. Force Majeure shall also include the discovery of any man-made conditions in the subsurface of the Site, that (i) are unknown to Contractor, (ii) could not have become known to Contractor by the exercise of reasonable diligence on or before the Effective Date, and (iii) are not reasonably ascertainable from information Owner has provided to Contractor on or before the Effective Date.

      Force Majeure also shall not include (w) equipment failures or delays, except to the extent resulting from Force Majeure as defined above, (x) financial problems of the Party claiming the Force Majeure, (y) strikes, jurisdictional labor disputes, boycotts and lockouts involving employees of Contractor or any Subcontractor at the Site (other than employees of any Major Equipment Vendor to the extent that the respective Major Equipment Contract does not exclude from any definition of "force majeure" strikes by such employees) and specifically directed solely against Contractor or such Subcontractor and which Contractor could have prevented through the exercise of reasonable care and diligence, which is deemed to include maintenance of good labor relations with Contractor's employees and any Subcontractors and laborers at the Site and on the Work, and (z) normal unfavorable weather. For purposes of this Agreement, "normal unfavorable weather" shall be deemed to include weather conditions that do not exceed the weather conditions described in Exhibit R.

      "Governmental Approvals" means all permits, licenses, authorizations, consents, decrees, waivers, privileges and approvals from and filings with any Governmental Authority required for or material to the development, financing, ownership, construction, operation or maintenance of the Facility in accordance with this Agreement, including work permits, environmental permits, licenses and construction permits.

      "Governmental Authority" shall mean any federal, state, city, local, or municipal government or any agency, department, commission, board, bureau, regulatory authority, or instrumentality thereof, any judicial, executive, legislative or administrative body, or any arbitral tribunal.

      "Guaranteed Final Completion Date" shall mean the Day that is 180 Days after the Substantial Completion Date for Power Block 2, as extended in accordance with any applicable cure periods existing under any Major Equipment Contract.

      "Guaranteed Performance Conditions" shall mean the conditions set forth in Exhibit A to which Electrical Output and Heat Rate measured in any Performance Verification shall be corrected.

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                                        9

      "Guaranteed Substantial Completion Date" shall mean, for Power Block 1, the Day that is 442 Days after the NTP Date, and for Power Block 2, the Day that is 532 Days after the NTP Date.

      "Hazardous Materials" shall mean substances defined as "hazardous substances" pursuant to Section 101(14) Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.); those substances defined as "hazardous waste" pursuant to Section 1004(5) of the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); those substances designated as a "hazardous substance" pursuant to Section 311(b)(2)(A) or as a "toxic pollutant" pursuant to Section 307(a)(1) of the Clean Water Act (33 U.S.C. Sections 1251 et seq.); those substances defined as "hazardous materials" pursuant to Section 103 of the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.); those substances regulated as a "chemical substance or mixture" or as an "imminently hazardous chemical substance or mixture" pursuant to Section 6 or 7 of the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); those substances defined as "contaminants" pursuant to Section 1401 of the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), if present in excess of permissible levels; those substances regulated pursuant to the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.); those substances defined as a "pesticide" pursuant to
Section 2(u) of the Federal Insecticide, Fungicide, and Rodenticide Act as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978 (7 U.S.C. Sections 136 et seq.); those substances defined as a "source", "special nuclear" or "by-product" material pursuant to
Section 11 of the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.); those substances defined as "residual radioactive material" in Section 101 of the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Sections 7901 et seq.); those substances defined as "toxic materials" or "harmful physical agents" pursuant to Section 6 of the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), those substances defined as "hazardous air pollutants" pursuant to Section 112(a)(6), or "regulated substance" pursuant to
Section 112(a)(2)(B) of the Clean Air Act (42 U.S.C. Sections 7401 et seq.); those substances defined as "extremely hazardous substances" pursuant to Section 302(a)(2) of the Emergency Planning & Community Right-to-Know Act of 1986 (42 U.S.C. Sections 11001 et seq.); and those other hazardous substances, hazardous wastes, toxic pollutants, hazardous materials, chemical substances or mixtures, imminently hazardous chemical substances or mixtures, contaminants, pesticides, source materials, special nuclear materials, by-product materials, residual radioactive materials, toxic materials, harmful physical agents, air pollutants, regulated substances, or extremely hazardous substances defined in any regulations promulgated pursuant to any of the foregoing environmental Laws, and all other contaminants, toxins, pollutants, hazardous substances, substances, materials and contaminants, polluted, toxic and hazardous materials, the use, disposition, possession or control of which is regulated by one or more Laws.

      "Heat Rate" shall mean the measured fuel consumption in BTUs (LHV) used by a Power Block for a period of time during the Performance Verification, divided by the measured Electrical Output produced by that Power Block over the same period of time; provided that the quotient shall be corrected to the Guaranteed Performance Conditions.

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                                       10

      "Heat Rate Bonus" shall mean, with respect to a Power Block, thirty-two thousand five hundred dollars ($32,500.00) per each BTU/kWhr (LHV) under the Bonus Heat Rate of such Power Block in accordance with Article 10.

      "Heat Rate Guarantee" shall mean, with respect to a Power Block, a Heat Rate of 6,887 MMBTU/kWhr (LHV) at the Guaranteed Performance Conditions specified in Exhibit A.

      "Heat Rate Liquidated Damages" shall mean, with respect to a Power Block, thirty-two thousand five hundred dollars ($32,500.00) per each MMBTU/kWhr (LHV) over the Heat Rate Guarantee of such Power Block in accordance with Article 10.

      "HRSG Contract" means an agreement or agreements between Owner and CMI-Erie Power Technologies, Inc., as successor to Aalborg Industries, Inc., relating to the completion of the heat recovery steam generators at the Facility having performance guarantees, liquidated damages, and warranties, providing for technical assistant services, and having other material terms and conditions, substantially the same as provided in the original purchase orders and related contract terms and conditions for the purchase of the heat recovery steam generators for the Facility, consisting of (i) Purchase Order No. 30236-A0 issued by Duke Moapa to Aalborg Industries, Inc. dated April 1, 2002, as amended by Purchase Change Order 30236-A1 dated January 29, 2003 and Purchase Change Order 30236-A2 dated August 26, 2003 (for balance of plant components), (ii) Purchase Order No. 30237-A0 issued by DENA to Aalborg Industries, Inc. dated April 1, 2002, as amended by Purchase Change Order 30237-A1 dated February 10, 2003 (for high pressure drums), (iii) Purchase Order No. 30238-A0 issued by DENA to Aalborg Industries, Inc. dated November 29, 2001, as amended by Purchase Change Order 30238-A1 dated April 1, 2002 and Purchase Change Order 30238-A2 dated February 10, 2003 (for tube bundles), (iv) Purchase Order No. 30239-A0 issued by DENA to Aalborg Industries, Inc. dated April 1, 2002, as amended by Purchase Change Order 30239-A1 dated February 10, 2003 (for large bore pipe),
(v) Purchase Order No. 30240-A0 issued by DENA to Aalborg Industries, Inc. dated December 30, 2001, as amended by Purchase Change Order 30240-A1 dated February 10, 2002 and Purchase Change Order 30240-A2 dated February 10, 2003 (for structural steel) and (vi) to the extent incorporated in or related to the foregoing purchase orders or the equipment procured thereby, the terms and conditions of the Master Agreement for the Purchase and Sale of Heat Recovery Steam Generators dated March 5, 2001, between DENA and Aalborg Industries, Inc., or as may otherwise be reasonably acceptable to Contractor.

      "Initial Contract Price" shall have the meaning set forth in Section
6.1.1.

      "Late Payment Rate" means, in relation to any period for which a late payment charge is incurred under this Agreement, two hundred basis points over the prime rate(s) for commercial banks as published in The Wall Street Journal in its New York, New York edition during that period.

      "Laydown Area" shall have the meaning set forth in Section 3.22.2.

      "Laws" shall mean all statutes, laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, agreements, and regulations of any Governmental Authority in effect through Contractor's completion of its obligations under this Agreement.

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                                       11

      "Letter of Credit" shall have the meaning set forth in Section 22.2.

      "Liens" shall have the meaning set forth in Section 12.4.

      "Liquidated Damages" shall mean Delay Liquidated Damages and Performance Liquidated Damages.

      "Major Equipment" means the major items of equipment to be supplied by the Major Equipment Vendors under the Major Equipment Contracts.

      "Major Equipment Contracts" means the Turbine Contracts, the ACC Contract, the Chiller Contract, the SCR Contract, the HRSG Contract, the Transformer Contract and the Water Treatment Contract, and "Major Equipment Contract" means any of them.

      "Major Equipment Vendor" shall mean each supplier of Major Equipment under a Major Equipment Contract.

      "Minimum Performance Guarantees" shall mean, with respect to a Power Block, (a) a Heat Rate not exceeding 7,231 MMBTU/kWhr (LHV), (b) a Electrical Output not less than 439,204 kW, and (c) compliance of the Power Block with the Emissions Guarantee.

      "Mobilization Payment" shall have the meaning set forth in Section 6.2.1.

      "Monthly Progress Report" shall mean the written report Contractor delivers to Owner each month describing the total amount of Work progress achieved during the prior month, as provided in Sections 3.25.1 and 6.3 and Exhibit J.

      "Notice to Proceed" shall mean the written notice Owner gives Contractor authorizing Contractor to proceed with the Work in accordance with Section 5.1 and establishing the NTP Date for purposes of this Agreement.

      "NTP Date" shall mean the date Owner delivers the Notice to Proceed to Contractor pursuant to Section 5.1.

      "Operations Manuals" shall mean those operations manuals prepared by Owner, with the assistance of Contractor as set forth in Exhibit A, that set forth the step-by-step procedures for the operation and maintenance of the Facility by Owner or its designated Facility operators.

      "Out-of-Scope Construction" shall have the meaning set forth in Section 3.3.6.

      "Owner" shall have the meaning set forth in the introductory paragraph.

      "Owner-Directed Change" shall have the meaning set forth in Section 7.3.1.

      "Owner Documentation" shall have the meaning set forth in Section 3.34.

      "Owner Equipment" shall mean the equipment Owner provides as set forth in
Section 4.4 and Exhibit E, other than the Major Equipment, and including all bulk materials at the Site provided by Owner to Contractor.

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                                       12

      "Owner Hazardous Materials" means any Hazardous Materials (a) existing on or under the Site on or before the NTP Date, (b) that migrate onto or under the Site through no fault of Contractor, any Subcontractor, or any Person for whom or which Contractor is legally responsible, and (c) that are brought onto the Site or spilled or otherwise introduced into or on the Site, or are generated or produced at the Site or any portion of the Facility after care, custody and control thereof passes from Contractor to Owner, by Owner, any contractor or subcontractor of Owner other than Contractor, any Person performing Out-of-Scope Construction, or any other Person for whom or which Owner is legally responsible.

      "Owner Indemnitees" shall have the meaning set forth in Section 12.1.

      "Owner Permits" shall mean the permits and approvals Owner is required to obtain as set forth in Section 4.3 and Exhibit D.

      "Owner's Engineer" shall mean Washington Group International or such other advisor as Owner may appointment by notice to Contractor.

      "Owner's Project Manager" shall mean the Person designated in writing by Owner who has overall day to day responsibility for managing Owner's obligations hereunder and who issues and receives communications on Owner's behalf under and regarding this Agreement.

      "Paint Contract" shall mean the subcontract to be entered into by Contractor providing for the finish coating and painting of the Facility.

      "Parent Guaranty" shall have the meaning set forth in Section 22.1.

      "Party" and "Parties" shall have the meanings set forth in the introductory paragraph.

      "Performance Bonus Cap" shall mean, with respect to a Power Block, an amount equal to two percent (2%) of the Contract Price.

      "Performance Bonuses" shall mean any Heat Rate Bonuses and Electrical Output Bonuses.

      "Performance Guarantees" shall mean Electrical Output Guarantees and Heat Rate Guarantees.

      "Performance Liquidated Damages" shall mean Heat Rate Liquidated Damages and Electrical Output Liquidated Damages.

      "Performance Liquidated Damages/Heat Rate Cap" shall mean, with respect to a Power Block, an amount equal to seven and one-half percent (7.5%) of the Contract Price.

      "Performance Liquidated Damages/Output Cap" shall mean, with respect to a Power Block, an amount equal to seven and one-half percent (7.5%) of the Contract Price.

      "Performance Verification" shall mean the tests, which shall be based on the ASME PTC-46 test procedures as modified by the Parties and conducted in accordance with the

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                                       13

Verification Procedures, to determine whether a Power Block meets the Minimum Performance Guarantees and Performance Guarantees.

      "Person" shall mean any individual, company, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Authority or other entity having legal capacity.

      "Plant Manuals" shall mean those manuals prepared by Contractor that include a description of each system or major component of the Facility together with all associated vendor manuals in either case to the extent provided by such vendors, for use by Owner or its designated Facility operator in connection with the operation and maintenance of the Facility.

      "Power Block" shall mean Power Block 1 or Power Block 2.

      "Power Block 1" shall mean the first power block scheduled for completion under this Agreement, which shall be comprised of two General Electric PG7241FA combustion turbine generators, two heat recovery steam generators, one General Electric Model D-11 steam turbine generator, together with all associated ancillary and auxiliary equipment and systems related to that power block, and shall further include those Common Components necessary for the operation of Power Block 1.

      "Power Block 2" shall mean the second power block scheduled for completion under this Agreement, which shall be comprised of two General Electric PG7241FA combustion turbine generators, two heat recovery steam generators, one General Electric Model D-11 steam turbine generator, together with all associated ancillary and auxiliary equipment and systems related to that power block, and shall further include all Common Components and Auxiliary Systems and Facilities not completed in connection with Power Block 1.

      "Preliminary Services Agreement" shall have the meaning set forth in the Recitals.

      "Prior Work" shall mean all of the engineering, procurement, installation and construction work performed by the previous construction contractor or owner of the Facility prior to the NTP Date.

      "Progress Invoice" shall have the meaning set forth in Section 6.3.

      "Progress Invoice Amount" shall have the meaning set forth in Section 6.3.

      "Prudent Industry Practice" shall mean those practices, methods, equipment, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in design, engineering, construction or operations of privately owned electric power generation facilities similar to the Facility, which in the exercise of professional judgment and in light of the facts known at the time of the decision was made are considered good, safe and prudent practices in connection with the design, engineering, operation and maintenance of facilities similar to the Facility with commensurate standards of safety, performance, dependability, efficiency, and economy, and as are in accordance with generally accepted standards of professional care, skill, diligence, and competence applicable to

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

design, engineering, operation, maintenance and construction practices in the United States, which were applicable at the time Work was performed.

      "Ready for First Fire" shall mean, with respect to a Power Block, the physical completion of such Power Block, except for Substantial Completion Punch List items, including (a) setting of all Equipment on foundations, (b) connecting the Equipment to all other applicable Equipment with piping, wiring, controls, and safety systems, (c) ensuring that the Equipment and related operating systems have been individually cleaned, leak-checked, lubricated and point-to-point checked to verify that such Equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation, (d) performing the following pre-commissioning activities with respect to the applicable Power Block or system or component thereof: cold alignment of all rotating equipment to manufacturer's tolerances, stroking of all control valves, phase rotation of electrical equipment, and continuity of other electrical circuits (including loop checks) and response of controls and control equipment, (e) testing, adjusting and sealing (as required) all mechanical safety devices, and satisfying all safety and fire protection requirements for the Power Block, and
(e) ensuring that such Equipment and related operating systems are ready for first fire, start-up, initial operation, Commissioning, adjustment and testing, in all such cases as may be necessary to permit the Power Block to be fired, started up, operated, adjusted and tested safely and without damage to the Power Block, any other part of the Facility or any other property, and without injury to any Person.

      "Reliability Test" shall mean, with respect to a Power Block, a 72 hour reliability test of such Power Block conducted in accordance with the Verification Procedures.

      "Respondent" shall have the meaning set forth in Section 21.2.1.

      "Response" shall have the meaning set forth in Section 21.2.2.

      "Safety Program" shall mean an environmental, health and safety management program, which shall include a Site fire protection program and an environmental plan, which shall contain the elements of the safety plan set forth in Exhibits Q-1 through Q-5.

      "Sales Tax(es)" shall mean any current or future sales, use or similar tax imposed on Contractor, any Subcontractor or Owner with respect to Equipment or services by the State or any other Governmental Authority agency or entity.

      "Schedule of Values" shall have the meaning set forth in Section 6.2.2.

      "SCR Contract" means an agreement or agreements for the design, engineering, fabrication and delivery of SCR catalysts for four heat recovery steam generators as required by the engineering and design parameters for the Facility, having performance guarantees, liquidated damages, and warranties, and other material terms and conditions, substantially the same as the original Selective Catalytic Reduction Catalyst Purchase Order and related contract terms and conditions, consisting of (i) a purchase order to be issued by Duke Energy Moapa to Cormetech, Inc. on or before the NTP Date for the design, engineering, fabrication and delivery of SCR catalysts for four heat recovery steam generators as required by the engineering and design parameters for the Facility and (ii) to the extent incorporated in or related to the foregoing

                                                                    CONFIDENTIAL
purchase order or the equipment procured thereby, the terms and conditions of the Master Purchase Agreement and Attached Special Terms and Conditions for the Purchase and Sale of Selective Catalytic Reduction Catalysts dated July 16, 1999, between DENA and Cormetech, Inc., as amended by that certain First Amendment to Master Purchase Agreement and Attached Special Terms and Conditions for the Purchase and Sale of Selective Catalytic Reduction Catalysts dated December 20, 1999, Second Amendment to Agreement dated August 25, 2000, Amendment 3 to Master Purchase Agreement and Special Terms and Conditions SCR Catalysts dated April 30, 2001, and Amendment 4 to Master Purchase Agreement and Special Terms and Conditions SCR Catalysts dated June 26, 2002, or as may otherwise be reasonably acceptable to Contractor.

      "Senior Officers" shall have the meaning set forth in Section 21.1.1.

      "Site" shall mean the site of the Facility as described in Exhibit B.

      "Specification" shall mean the Facility specifications set forth in Exhibit A.

      "Subcontractor" shall mean a Person, including any vendor, who has a direct or indirect contract with Contractor or another Subcontractor of any tier to perform any of the Work or to furnish any Contractor-Supplied Equipment to Contractor, at the Site or elsewhere.

      "Submission" shall have the meaning set forth in Section 21.1.1.

      "Substantial Completion" shall mean, with respect to a Power Block, that point in time when all the conditions set forth in Section 9.4 have occurred.

      "Substantial Completion Date" shall mean, with respect to a Power Block, the date on which Substantial Completion of that Power Block actually occurs.

      "Substantial Completion Punch List" shall have the meaning set forth in
Section 9.2.

      "Suspension" shall have the meaning set forth in the Recitals.

      "Taxes" shall mean all present and future license, documentation, recording and registration fees, all taxes (including income, gross receipts, unincorporated business income, franchise, payroll, workers compensation, Sales Taxes, use, personal property (tangible and intangible), real estate, excise and stamp taxes), levies, imports, duties, assessments, fees, charges and withholdings of any nature whatsoever, and all penalties, fines, additions to tax and interest relating to the foregoing, imposed by any Governmental Authority.

      "Technical Dispute" shall have the meaning set forth in Section 21.2.1.

      "Transformer Contract" means an agreement or agreements for the assessment and testing, and if necessary repair or replacement, of generator step-up transformers at the Facility as required by the engineering and design parameters for the Facility, and having performance guarantees, liquidated damages, and warranties, and other material terms and conditions, substantially the same as those set forth in the original Purchase Order 70883-2-6001, dated as of July 2, 2001, issued by D/FD Equipment Company LLC to Alstom USA, Inc. for six GT1

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                                       16
generator step-up transformers (replaced August 7, 2001 to correctly identify the D/FD Equipment Company LLC entity as Duke/Fluor Daniel), or otherwise reasonably acceptable to Contractor.

      "True-up Period" shall have the meaning set forth in Section 6.1.2.

      "Turbine Contracts" means the agreements between Owner and General Electric Company relating to the combustion and steam turbine generators and related balance of plant equipment at the Facility having performance guarantees, liquidated damages, and warranties, providing for technical assistant services, and having other material terms and conditions, substantially the same as the original Combustion and Steam Turbine Generator Purchase Orders and related contract terms and conditions, consisting of (i) Purchase Order No. 30273-A0 issued by DEM to General Electric Company dated February 13, 2002, as amended by Purchase Change Order No. 30273-A1 dated June 22, 2004 for balance of plant equipment and services, (ii) Purchase Order No. 30274-A0 issued by DENA to General Electric Company dated February 13, 2002, as amended by Purchase Change Order No. 30274-A1 dated June 22, 2004 for combustion and steam turbines and generators, (iii) to the extent incorporated in or related to the foregoing purchase orders or the equipment procured thereby, the terms and conditions of the Multi-Project Agreement and Attached Special Terms and Conditions for the Purchase and Sale of Gas Turbine Generators and Steam Turbine Generators between Duke Energy Global Asset Development, Inc. (now known as Duke Energy Americas, Inc.) and General Electric Company dated November 30, 1998, as amended by letter from GE Power Systems to DENA, dated January 10, 2002, and (iv) such other purchase order, purchase change order, or other agreement with General Electric Company or its Affiliate providing for technical assistant services, training, or other work necessary to complete the scope of work under the Turbine Contracts, or otherwise reasonably acceptable to Contractor.

      "Updated Contract Detailed Schedule" shall mean an updated Contract Detailed Schedule based on the requirements set forth in Exhibit C-2 hereto.

      "Verification Procedures" shall mean those procedures prepared by Contractor in accordance with Section 9.2 for conducting the performance verification of a Power Block that are prepared by Contractor in accordance with
Section 9.3.1 and Exhibit A.

      "Warranty Period" shall mean, (i) with respect to a Power Block, the one-year period following Substantial Completion of such Power Block, (ii) with respect to the administration building, the one-year period following Owner's taking occupancy therein, and (iii) with respect to all other portions of the Facility, the one-year period following Substantial Completion of Power Block 2.

      "Water Treatment Contract" means an agreement or agreements for the completion of the water treatment facility at the Facility having performance guarantees and warranties, and providing for technical assistance services and other material terms and conditions, reasonably acceptable to Contractor.

      "Work" shall mean (i) all labor, services, storage, demolition, Site preparation, design, engineering, construction, installation, equipping, verification, training, procurement and other

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things and actions to be performed and/or procured, as the case may be, by
Contractor as are necessary for the completion of the Facility at the Site in accordance with this Agreement and any Change Orders thereto, including the Specification and the Documentation, and further including, upon issuance of the Notice to Proceed, all work performed under the Preliminary Services Agreement and all work to be performed under the Major Equipment Contracts, provided that Owner shall provide the Major Equipment and the Owner Equipment existing at the Site as of the NTP Date as specified in Section 4.4; (ii) the Contractor-Supplied Equipment, and transportation and storage of the Contractor-Supplied Equipment; (iii) all Work that Contractor performs through a Subcontractor; and (iv) provision of all Construction Aids, provided however, Work shall not include any Prior Work.

2.    GENERAL PROVISIONS

      2.1 Intent of Contract Documents. Upon the establishment of the Contract Price pursuant to Section 6.1.3 following the Facility Assessment and the True-Up Period, it is the intent of the Parties that this Agreement be a turnkey contract with a fixed price, which price shall not be increased except in accordance with Article 7.

      2.2 Independent Contractor. Contractor shall perform and execute the provisions of this Agreement as an independent contractor to Owner and shall not in any respect be deemed or act as an agent of Owner for any purpose or reason whatsoever.

      2.3 Subcontracting; Approved Subcontractors. Contractor shall have the right to have any portion of the Work performed by Subcontractors, including Persons related to or affiliated with Contractor, and the right to purchase from any vendor; provided that Contractor shall deliver to Owner for Owner's review a list of the Subcontractors or vendors (excluding Persons related to or affiliated with Contractor) that Contractor proposes to use in the performance of any Work or for the purchase of any Contractor-Supplied Equipment required to perform the Work listed on Exhibit P-1, that is not already identified as an Owner approved Subcontractor in Exhibit P-2 or Exhibit P-3, before Contractor enters into any contract with any Subcontractor or vendor. Owner shall have the right to reject any proposed Subcontractor or vendor that is not already identified as an Owner approved Subcontractor in Exhibit P-2 or Exhibit P-3 for any contract for Work or Contractor-Supplied Equipment listed on Exhibit P-1; provided that Owner's rejection shall be stated in writing, is reasonable and shall occur within 10 Days after Contractor submits such list of Subcontractors or vendors to Owner. Owner's failure to so reject within such ten-Day period shall be deemed to be Owner's approval. Contractor shall not have any Subcontractor that Owner rejects perform any portion of the Work or provide any of the Contractor-Supplied Equipment. No contractual relationship shall exist between Owner and any Subcontractor with respect to the Work and/or the Contractor-Supplied Equipment. Contractor shall be fully responsible for all acts, omissions, failures and faults of all Subcontractors as fully as if they were the acts, omissions, failures and faults of Contractor. The exercise of this right by Contractor to subcontract shall not in any way increase the costs, expenses or liabilities of Owner. Owner shall communicate with Subcontractors only through Contractor, provided that Owner may communicate directly with a Subcontractor with Contractor's advance approval.

      2.4 Assignment Provisions in Subcontracts. All subcontracts and other arrangements between a Subcontractor and Contractor having a contract price or anticipated value over

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$100,000 shall contain provisions, which Contractor shall not waive, release, modify or impair, giving Contractor an unrestricted right to assign the subcontract and all benefits, interest, rights and causes of action arising under it to Owner or the Financial Institutions. Contractor shall use reasonable efforts to secure in each subcontract provisions whereby Owner or the Financial Institutions may subsequently assign the subcontract as they require. Contractor shall promptly notify Owner as to whether any subcontract or other arrangement between a Subcontractor and Contractor has a contract price or anticipated value in an amount that is greater than $100,000.

      2.5 Assignment of Subcontracts. Contractor shall comply with any request by Owner after the termination of this Agreement pursuant to Article 18 or the expiration of the Warranty Period or Extended Warranty Period to assign the benefit of any Subcontractor warranty to Owner, an Affiliate of Owner, the Financial Institutions or an operator of the Facility, as designated by Owner.

      2.6 Interpretation. The following rules of construction shall be followed when interpreting this Agreement:

            2.6.1 the titles and headings in the Agreement are inserted for convenience only and shall not be used for the purposes of construing or interpreting this Agreement;

            2.6.2 words importing the singular also include the plural and vice versa;

            2.6.3 references to natural persons include Persons, references to "Articles" and "Sections" are references to Articles and Sections of this Agreement, and references to "Exhibits" are references to the Exhibits attached to this Agreement;

            2.6.4 words importing one gender include the other gender;

            2.6.5 the words "include" and "including" are not words of limitation and shall be deemed to be followed by the words "without limitation";

            2.6.6 all references in this Agreement to contracts, agreements or other documents shall be deemed to mean those contracts, agreements or documents as the same may be modified, supplemented or amended from time to time;

            2.6.7 words and abbreviations not otherwise defined in this Agreement which have well-known technical or design, engineering or construction industry meanings in the United States are used in this Agreement in accordance with those recognized meanings;

            2.6.8 unless the context otherwise requires, a reference to any Person includes its successors and assigns (or in the case of a Party, only its permitted assigns) and a reference to any Governmental Authority includes any other Person that succeeds to the functions of such Governmental Authority;

            2.6.9 unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto;

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            2.6.10 the terms "hereof", "herein", "hereunder" and comparable terms refer to the entire agreement or document with respect to which such terms are used and not to any particular article, section or other subdivision thereof; and

            2.6.11 "shall" and "will" shall be interpreted with equal effect.

      2.7 Inclusion; Order of Precedence. This Agreement and the Exhibits shall be considered complementary, and what is required by one shall be binding as if required by all. The failure to list a requirement specifically in one document, once that requirement is specifically listed in another, shall not imply the inapplicability of that requirement, and Contractor shall provide as part of this Agreement all items required to conform the Facility to the Specification and the standards in this Agreement. In the event of a conflict between this Agreement and any Exhibit, the Agreement shall control and the conflicting provisions shall be interpreted so as to accord with the provisions of the Agreement. Notwithstanding the foregoing, conflicts regarding purely technical matters shall be governed by Exhibit A. The latest date of an Amendment or Change Order shall take precedence over that part of this Agreement or Exhibit which it supersedes.

      2.8 Days. If a payment obligation falls due on a Day other than a Business Day, the obligation shall be deemed to be due on the next Business Day.

3.    CONTRACTOR'S RESPONSIBILITIES

      3.1 Performance of the Work. Contractor shall (a) diligently, duly and properly perform and complete the Work and its other obligations in accordance with this Agreement; (b) procure, provide and pay for all items other than the Owner Equipment and Major Equipment (except for the work to be performed by Contractor in accordance with Section 6.1.4) and services necessary for the proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated into the Work, including all design, engineering, procurement, installation and construction services, all administration, management, training and coordination, all Commissioning and verification services, and all labor, Contractor-Supplied Equipment, Construction Aids, furnishings, equipment, supplies, insurance, permits, licenses, inspections, storage and transportation, and all other items, facilities and services necessary to perform the Work, (c) complete the design, engineering, construction and installation of the Facility pursuant to this Agreement, including providing all control equipment necessary for the construction and operation of the Facility, all interconnections set forth in the Specification, and all equipment not specifically described in the Specification which is necessary to meet the requirements of the Specification and the Performance Guarantees; and (d) deliver the Contractor-Supplied Equipment to the Owner at the Site free of any Liens and in accordance with the Contract Detailed Schedule. Contractor shall execute the entire Work under this Agreement, including work not specifically delineated in this Section 3 or elsewhere in this Agreement to the extent necessary to complete the Facility in accordance with the Specification and Prudent Industry Practices, and shall do so in a manner that will enable Contractor to achieve Substantial Completion by the Guaranteed Substantial Completion Date and Final Completion by the Guaranteed Final Completion Date.

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

      3.2 Professional Standards. Contractor shall perform and complete the Work and its other obligations under this Agreement in accordance with all Laws, this Agreement and Prudent Industry Practices. In the event of any conflict between any of the authorities described in the foregoing sentence, all Laws shall control over the terms of this Engineering, Procurement and Construction Agreement and Prudent Industry Practices, and the terms of this Engineering, Procurement and Construction Agreement shall control over Prudent Industry Practices.

      3.3 Sufficient Personnel. At all times during the term of this Agreement, Contractor shall employ a sufficient number of qualified Persons, who shall be licensed if required by Laws, so that Contractor completes the Work and Contractor's other obligations under this Agreement in an efficient, prompt, economical and professional manner and in accordance with the Schedule. Without in any way limiting the foregoing, those Persons shall include sufficient qualified buyers, inspectors, and expediters necessary to provide all equipment, materials and supplies to be provided by Contractor hereunder in a timely manner consistent with the Schedule. Contractor shall provide all technical services and supervision for Commissioning and Performance Verification. Contractor shall also provide all construction services and craft personnel as required for system adjustments during Commissioning and Performance Verification. Owner shall provide normal operations and maintenance staff during Commissioning and Performance Verification.

      3.4 Supervision. Contractor shall supervise, coordinate and direct the Work using Contractor's best skill, judgment and attention.

      3.5 Discipline. Contractor shall enforce strict discipline and good order among Contractor's employees, Subcontractors' employees and all other Persons carrying out the Work. Contractor shall at all times take all necessary precautions to prevent any unlawful or disorderly conduct by or among its employees, employees of Subcontractors and other Persons performing the Work and for the preservation of the peace and the protection of Persons and property at, or in the neighborhood of the Site. Contractor shall only permit the employment of Persons who are fit at the time they are employed and on each Day they perform Work, who are skilled in the tasks assured to them, and who are qualified to perform the tasks assigned to them. Contractor shall be responsible for labor peace on the Site and Contractor shall at all times exert its best efforts and judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes where reasonably possible and practical under the circumstances.

      3.6 Contractor's Key Personnel. Exhibit F contains a list of Contractor's key personnel who will be responsible for supervising the performance of Contractor's obligations under this Agreement. That list includes the designation of Contractor's Project Manager and Contractor's Site Representative. Contractor shall not replace any of the key personnel listed in Exhibit F without the prior written consent of Owner, which consent shall not be unreasonably withheld. Contractor's Project Manager shall act as Contractor's liaison with Owner and shall have the authority (a) to administer this Agreement on behalf of Contractor, (b) to perform the responsibilities of Contractor under this Agreement, and (c) to bind Contractor. Contractor's Site Representative or other Contractor supervisory personnel shall be present at the Site at all times when Work is being performed at the Site.

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

      3.7 Design and Engineering. Contractor shall engage all supervisors, engineers, designers, draftsmen and other Persons necessary for the preparation of all Documentation required for the Work in accordance with the Schedule. Contractor shall also prepare working drawings and specifications setting forth in detail the requirements for the construction of the Facility in accordance with this Agreement (the "Design Documents"). Contractor shall submit the Design Documents identified in Exhibit A for Owner's review and approval. Owner's failure to disapprove or require modification to such Design Documents within ten Days after submission by Contractor shall be deemed to be an approval. Contractor shall be entitled to proceed with Work based on the Design Documents within such ten Day period pending Owner's review and approval; provided that if Owner disapproves or requires any modifications to the Design Documents because the Work is not in accordance with the Specification and such disapproval is in writing, Contractor shall be solely responsible for all costs and expenses associated with performing or correcting Work resulting from Owner's subsequent modifications or disapproval. Owner shall be entitled, but not obligated, to review and comment on all other documents comprising the Design Documents. All Documentation, except Plant Manuals and Operations Manuals, delivered to Owner by Contractor shall be submitted in an electronic (pdf) format in addition to any hard copy format; provided, however, that the Contract Summary Schedule and the Contract Detailed Schedule shall be delivered in the formats specified in Exhibit C-2.

      3.8 Quality Control. Contractor shall develop, implement and maintain a written plan for the Work which shall include: security at the Site; quality assurance and quality control, including inspections; management and control of the construction services; and management and control of Subcontractors and their subcontracts. Such plan shall also meet the requirements of all Laws. Contractor shall deliver the plan to Owner within 60 Days after the NTP Date for Owner's review and comment, and shall thereafter incorporate Owner's reasonable comments therein. Following Owner's review of and comment to such plan, Contractor shall have the right to rely thereon in performing the Work until such time as Owner and Contractor mutually agree to modify or amend same. Contractor shall also require all Subcontractors to establish, implement and maintain appropriate quality control and safety programs with respect to their respective portions of the Work.

      3.9 Training. Contractor shall provide (a) the training described in Exhibit A and (b) reasonable assistance to Owner in connection with Owner's development and implementation of a program to instruct and train Owner's personnel to operate and maintain the Facility as described in Exhibit A.

      3.10 Utilities, Lubricants, Chemicals, etc. Except as provided in Section 4.5, Exhibit H and Attachment 13 to Exhibit A, Contractor shall provide at its expense as it deems necessary to perform the Work and as otherwise required by Exhibit A (a) all electric power at the Site from the NTP Date through January 1, 2005, (b) all demineralized and treated water, whether from temporary trailers or the permanent water treatment facility comprising a portion of the Facility, as may be necessary for each Power Block through Substantial Completion thereof, (c) all fuel, oil and lubricants for construction equipment through Final Completion , and (d) all lubricants, chemicals, consumables and the like as may be necessary for the Equipment relating to a Power Block through Substantial Completion of such Power Block. Thereafter, in each case, Owner shall become solely responsible for the provision and payment thereof.

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

      3.11 Spare Parts. Contractor shall provide spare parts in accordance with Exhibit A.

      3.12 Subcontractor Presence. Contractor shall be responsible for notifying and paying, at no additional charge to Owner, any Subcontractor representative that it deems necessary to be present for technical assistance at (a) any training session, (b) erection supervision, (c) Commissioning, or (d) the Performance Verification.

      3.13 Current Records; Record Drawings. Contractor shall maintain in good order and make available to Owner, for inspection at the Site at all times, at least one record copy of all Documentation, including all engineering documents, Design Documents, specifications, product data, samples and modifications, all marked currently to record all Changes made during construction. Before, and as a condition to Final Completion, Contractor shall have delivered to Owner all of the preceding items which are applicable to the Work (but not the Prior Work).

      3.14 Transportation Costs. Contractor shall arrange and pay for all transportation, storage and transfer costs incurred in connection with the Work, except for the transportation and storage costs attributable to the Owner Equipment and the Major Equipment, each to the point of delivery at the Site, from vendor to Owner.

      3.15 Manuals.

            3.15.1 Operations Manuals. Upon Owner's request, Contractor shall coordinate with and assist Owner in the preparation of the Operations Manuals, including by promptly submitting comments and recommendations to Owner for incorporation into the Operation Manuals, all within the time necessary for the preliminary Operations Manuals to be available to Owner for training of Owner's Facility operators prior to Commissioning of the Power Blocks.

            3.15.2 Plant Manuals. Contractor shall prepare the Plant Manuals and deliver them to Owner as provided in Exhibit A. Plant Manuals shall include, to the extent available from vendors, at least five copies of each vendor manual for all Equipment utilized in the Facility. If neither Owner nor Contractor has the vendor manual for any item of Equipment for which a vendor manual is available, Contractor shall request from the applicable vendor the vendor manual relating to such Equipment.

            3.16 Financing. Contractor shall provide to Owner promptly (a) all cooperation Owner reasonably requests with respect to the Financial Institutions and their consultants and representatives, including developing and providing information regarding the Facility (if available to Contractor) and this Agreement, and (b) reasonable cooperation to enable Owner to make presentations to potential Financial Institutions and their consultants and representatives and to respond to any questions or requirements asked or imposed by any Financial Institutions. Contractor shall provide the Financial Institutions with reasonable access to, and will permit them to review, the Documentation. Contractor shall provide the Financial Institutions with reasonable access to the Site for the purposes of inspecting the Work performed by Contractor provided that any such inspection does not unreasonably interfere with or delay Contractor's performance of the Work. Contractor shall cooperate with Owner and any Financial Institutions in connection with the obtaining of financing for the Facility and hereby consents to the collateral assignment of this Agreement to such Financial Institutions so long as such consent or

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

assignment does not alter, amend or increase Contractor's obligations or liability as otherwise set forth in this Agreement. In connection therewith Contractor agrees to enter into a consent to assignment with the Financial Institutions regarding this Agreement which shall contain provisions that are typically provided to Financial Institutions in financings, including the right to render and receive performance under this Agreement, and affording the Financial Institutions a right to cure Owner's defaults under this Agreement, together with customary opinions of counsel as may be requested by such Financial Institutions in a form acceptable to counsel to Contractor.

      3.17 Control of Work. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures, safety and quality assurance, and quality control programs in connection with the performance of the Work.

      3.18 Emergencies. In the event of any emergency endangering life or property, Contractor shall take all actions as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly report each of any such incidents, and Contractor's responses thereto, to Owner.

      3.19 Local Conditions; Prior Work.

            3.19.1 Subject to Section 3.19.2, Contractor represents and warrants that it has taken all steps necessary to ascertain the nature and location of the Work and that it has investigated and satisfied itself as to the general and local conditions which can affect the Facility, the Site or the performance of the Work, including: (a) conditions bearing on access, egress, transportation, waste disposal, handling, laydown, parking and storage of materials; (b) the availability of labor, water, electric power, other utilities and roads; (c) uncertainties of weather or other observable physical conditions at the Site; and (d) the character of Construction Aids needed before and during the performance of the Work. Subject to completion of the Facility Assessment pursuant to Section 6.1, Contractor acknowledges that it has had adequate access to the Site for verification of matters related to the foregoing items. Any failure by Contractor to have taken the actions described in this section will not relieve Contractor from any responsibility for estimating properly the difficulty and cost of successfully performing the Work or from proceeding to perform the Work successfully without any additional expense to Owner.

            3.19.2 Contractor represents and warrants that it has surveyed the Site, and during the Facility Assessment and True-Up Period shall inspect thoroughly the Prior Work and the Owner Equipment, and shall manage the inspection by the Major Equipment Vendors of the Major Equipment, located at the Site, and either has satisfied or will satisfy itself fully as to the proper performance of all Prior Work and the suitability of all Owner Equipment and Major Equipment for incorporation into the Facility in accordance with the terms of this Agreement, the Specification and Laws, subject only to completion of the Facility Assessment pursuant to Section 6.1 and in accordance with the Facility Assessment procedures set forth in Exhibit A.

      3.20 Site Conditions. If Contractor encounters unknown, concealed or man-made subsurface conditions at the Site, Contractor shall give Owner prompt written notice of those conditions. If that condition is an event of Force Majeure, Contractor shall be entitled to an

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

equitable adjustment in the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date to the extent Work on the critical path is actually delayed or in the Contract Price to the extent Contractor's cost to complete the Work is actually increased, and Owner shall issue a Change Order with respect to the Force Majeure event, all in accordance with Article 8. Any additional compensation Contractor shall receive shall be determined in accordance with Article 8.

      3.21 Access. Contractor shall provide Owner, the Financial Institutions and their respective employees, agents, representatives and invitees with reasonable access to the Work wherever located for observation and inspection; provided, Contractor may provide, and Owner and the Financial Institutions shall accept, an escort or other safety measures that Contractor, in its sole discretion acting reasonably, deems necessary or advisable to ensure the safety of such Persons at the Site. Notwithstanding the foregoing, Contractor shall not restrict Owner's access to the Site as may be reasonably necessary for Owner (i) to conduct operations and maintenance training of its Facility operators prior to Commissioning of each Power Block and (ii) to operate Power Block 1 upon Substantial Completion thereof. Owner and Contractor shall cooperate in good faith and use their reasonable efforts to coordinate performance of the Work with such operation and maintenance training and commercial operation of Power Block 1.

      3.22 Use of Site and Laydown Area.

            3.22.1 Contractor shall confine its operations at the Site to areas permitted by Laws, this Agreement and the Exhibits hereto. Contractor shall prepare, implement and enforce written Site rules necessary for the safe, efficient and proper prosecution of the Work. Those rules shall, at a minimum, comply with the Safety Program and all Laws.

            3.22.2 Owner has secured, pursuant to a ground lease, the use of a portion of the Site for a construction laydown area (the "Laydown Area"), as further described in Exhibit B. If Contractor installs any fixtures or equipment on the Laydown Area, Contractor shall remove such fixtures and equipment prior to Final Completion and shall repair any damage to the Laydown Area and the surrounding property caused by removal of such fixtures and equipment. Contractor may use the Laydown Area for temporary construction laydown, staging, storage, parking, and other construction activities related to Contractor's construction activities on the Site. Contractor shall not permit, and shall not suffer any Subcontractor to permit, any of the following uses or operations on the Laydown Area: any public or private nuisance; any fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks; any distillation, refining, smelting, agriculture, mining, industrial or manufacturing operations; any drilling for and/or removal of subsurface substances; any junkyard; or any lodging facilities. Contractor shall keep the Laydown Area and surrounding real property free of all debris. Contractor shall not make any alterations, additions or renovations to the Laydown Area, and there shall be no construction of any other structures on the Laydown Area unless, in each instance, the plans therefor shall have first been submitted to Owner and approved by Owner in writing, provided, Contractor may make alterations, additions or renovations to the Laydown Area provided same are temporary and relate solely to Contractor's approved use as set forth above.

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

      3.23 Compliance With Laws. Contractor shall comply, and shall cause all Subcontractors to comply, with all Laws in effect from time to time relating to the Work or the Facility and shall give all applicable notices pertaining to those Laws; provided, however, that if the modifications to the original air permit (Authority to Construct), dated June 1, 2001 and attached as Attachment 18 to Exhibit A, that are incorporated in Modification No. 1 to the air permit (Authority to Construct), dated June 3, 2004 and attached as Attachment 18 to Exhibit A, require a change in the performance of the Work as designed and constructed under the original permit, then Contractor shall be entitled to an equitable adjustment, as appropriate, in one or more of the Contract Price, the Schedule of Values, the Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, the Performance Guarantees, any other time limits or dates for performance by Owner or Contractor hereunder, and other affected rights and obligations of the Parties, pursuant to Article 7. Contractor shall ensure that the Facility, as constructed, complies, and when operated is capable of complying, with all Laws.

      3.24 Permits and Approvals. Contractor shall secure and pay for all permits, licenses, fees imposed on Contractor in connection with the Work by any Governmental Authority, inspections and approvals, including Governmental Approvals, necessary for the proper execution and completion of the Work (other than the Owner Permits), as set forth in Exhibit D.

      3.25 Periodic Reports and Meetings.

            3.25.1 Status Report. Within 10 Days after the end of each calendar month after Owner gives Contractor the Notice to Proceed, Contractor shall prepare and submit to Owner a written status report (in hard copy and electronic
(pdf) formats) which shall cover the previous calendar month, shall comply with the requirements of Exhibit J, and shall include (a) a detailed description of the progress of the Work, including a critical path chart illustrating the progress which has been made, (b) a statement of any significant issues which remain unresolved and Contractor's recommendations for resolving the same, (c) an updated report as to Contractor's adherence to the Schedule, (d) a summary of any significant Facility events which are scheduled or expected to occur during the following 30 Days, and (e) all additional information reasonably requested by Owner (the "Monthly Progress Report").

            3.25.2 Attendance and Participation. Until Final Completion, Contractor shall attend and participate in regular meetings with Owner which shall occur on or before the fifteenth Day of each month (or on a different Day on which the Parties agree in writing) for the purpose of discussing the status of the Work and anticipating and resolving problems. Those meetings may also include, at the request of Owner, the Financial Institutions, consultants and other Persons. Contractor shall prepare and deliver to Owner, within seven Days after each meeting, written minutes of the meeting; provided that publication or distribution of such notes or minutes of meetings shall not constitute written notice of any Dispute or Claim, a request for any Change, or any other notice permitted or required under this Agreement by either Party. No implication whatsoever shall be drawn as consequence of a failure by any Party to comment on or object to meeting notes or minutes prepared or distributed by another Party.

            3.25.3 Weekly Meetings. Until Substantial Completion of Power Block 2, Contractor's Site Representative shall attend and participate in weekly meetings with Owner and

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

Owner's Engineer at the Site for the purpose of discussing the status of the Work and anticipating and resolving problems in respect of the Work.

      3.26 Signage. Contractor shall not display, install, erect or maintain any advertising or other signage at the Site without Owner's prior written approval, other than signs and notices required by Laws, related safety or work rules, or used to solicit employees for the performance of the Work.

      3.27 Interference with Traffic. Contractor shall carry out the Work so as not to interfere unnecessarily or improperly with access to, use of or occupation of public or private roads, footpaths or properties in the possession of Owner or any other Person. Contractor shall communicate with, and ascertain the requirements of, all Governmental Authorities in relation to vehicular access to and egress from the Site and shall comply with those requirements. Contractor shall be deemed to have satisfied itself as to, and shall be fully responsible for, the routing for delivery of heavy or large loads to the Site so as to satisfy any requirements of Governmental Authorities with respect thereto.

      3.28 Supply of Water and Disposal of Sewage. Contractor shall ensure that an adequate supply of drinking and other water for the use of those Persons working on the Site is continuously available. Contractor shall dispose of, either off-Site or through the Facility's septic system, all on-Site sewage effluent during performance of the Work, including sewage effluent from Owner's temporary facilities at the Site.

      3.29 Cutting and Patching. Contractor shall be responsible for all cutting, fitting and patching which is required to complete the Work or to make all of the Facility's components fit together properly. Contractor shall restore, to a completely finished and an equivalent to new, condition all areas at the Facility requiring such cutting, fitting and patching.

      3.30 Housekeeping. At all times during the term of this Agreement, Contractor shall keep the Site and surrounding streets, properties, sidewalks and other areas free from waste materials, equipment, rubbish, debris and other garbage, and liquid and non-liquid materials whether spilled, dropped, discharged, blown out or leaked. Contractor shall employ adequate dust control measures. Contractor and all Subcontractors shall handle and dispose of properly all chemicals used in cleaning processes. Upon achievement of Substantial Completion of Power Block 2, Contractor shall clear away and remove all Construction Aids, surplus material, wreckage and rubbish; provided that Contractor shall be entitled to retain on Site, until Final Completion, such construction equipment, equipment and materials, Equipment and Construction Aids as may be required by Contractor for the purpose of fulfilling its obligations under this Agreement. Prior to Final Completion, Contractor shall discuss with Owner whether Owner is interested in purchasing excess construction materials, supplies, equipment and machinery used in the performance of the Work at the then current fair market value thereof. Prior to and as a condition of Final Completion, Contractor shall remove from the Site all remaining Construction Aids, materials and rubbish, and otherwise leave the Facility and the Site in a neat and clean condition. With respect to all buildings on the Site, Contractor shall clean all glass (inside and out), remove all paint spots and other smears, stains or scuff marks, clean all plumbing and lighting fixtures, and wash all concrete, tile and finished floors. If Contractor fails to perform such housekeeping services, as provided in this Agreement, Owner may perform such

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services and shall be entitled to charge all costs incurred in connection therewith to Contractor, including by deduction from the Final Payment.

      3.31 Site Review. Contractor has reviewed the Site and other areas to be provided by Owner under this Agreement and acknowledges that they are sufficient for the performance of the Work.

      3.32 Owner Equipment. Owner's obligations with respect to the Owner Equipment and Prior Work are specified in Section 4.4. Except as provided in
Section 3.19, Section 6.1 and Section 11.1, Contractor shall bear all other risks with respect to the Owner Equipment and Prior Work, including delay, schedule and performance risks. Contractor shall expedite material and equipment deliveries for Owner Equipment and promptly advise Owner of any outstanding critical material or equipment associated with Owner Equipment.

      3.33 Safety Program. Contractor shall establish and perform all of the Work in accordance with the Safety Program. The Safety Program shall be adequate to ensure that the Work shall be performed in a safe manner and in compliance with all Laws. Owner shall have the opportunity to review the Safety Program at such times as it, in its discretion, deems necessary; provided that neither such right to review nor any other provision of this Agreement shall be construed as limiting in any manner Contractor's obligation to undertake any action necessary to comply with the provisions of this Section 3.33 or be construed as imposing upon the Owner any responsibility to review or determine the adequacy of the Safety Program.

      3.34 Title to Plans and Specifications. The Documentation shall be the property of Owner, and Contractor hereby assigns all right, title and interest in such Documentation to Owner.

      3.35 Hazardous Materials. Contractor shall take such steps as are necessary to ensure that none of the Equipment or any Construction Aids, other Contractor equipment or other materials brought onto the Site contain any Hazardous Materials, except to the extent necessary to perform the Work in accordance with this Agreement and subject to Contractor's obligations under
Section 12.1 and Article 16.

      3.36 Out-of-Scope Construction.3.36.1 Contractor acknowledges and accepts that Owner may engage other Persons to perform work or provide services in connection with the Facility that are not part of the Work but may be performed in whole or in part at or adjacent to the Site, including completion of transmission lines and substations (the "Out-of-Scope Construction"). Contractor shall cooperate in good faith and use its reasonable efforts to coordinate performance of the Work with any Person performing Out-of-Scope Construction, and Contractor acknowledges and agrees that the Contract Price includes such reasonable cooperation and coordination, specifically with respect to construction of interfaces Owner is required to provide pursuant to Article 4, Exhibit H and Attachment 13 to Exhibit A; provided however, Contractor shall not be responsible in any way for Persons performing Out-of-Scope Construction activities.

      3.37 Public Utilities Commission. Contractor shall provide to Owner promptly (a) all cooperation Owner reasonably requests with respect to proceedings of the Public Utilities Commission of Nevada and its staff and representatives (collectively, the "Commission"),

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including providing information regarding the Facility (if available to
Contractor) and this Agreement, and (b) reasonable cooperation to enable Owner to make presentations to the Commission and to respond to any questions or requirements asked or imposed by the Commission.

4.    OWNER RESPONSIBILITIES

      Owner shall perform the responsibilities set forth in this Article 4 at its own expense and at those reasonable times as may be required by Contractor for the successful completion of the Work in accordance with the Schedule.

      4.1 Owner's Project Manager. Owner shall appoint Owner's Project Manager within its Notice To Proceed (it being agreed that Owner shall have the right to appoint successor or replacement Owner's Project Manager(s)), at Owner's sole discretion, with whom Contractor may consult at all reasonable times, and whose instructions, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of the Parties under this Agreement; provided that no amendment or modification of this Agreement shall be effected except by an Amendment, and no Change shall be effected except by a Change Order.

      4.2 Access. Owner shall provide, at no additional cost to Contractor, the Site for the construction of the Facility and the area or areas at or adjoining the Site as described in Exhibit A and Exhibit B for Contractor's office, warehouse, shop buildings, welding facilities, equipment, storage, laydown area, and employee parking and shall furnish Contractor and its Subcontractors rights of access to, and use of, the Site as described in Exhibit A and Exhibit B. Owner shall provide access to the Site to Contractor contemporaneously with Contractor's receipt of the Notice to Proceed. Owner and Contractor shall reasonably cooperate to coordinate the activities of Owner and Owner's other contractors and representatives, including those performing Out-of-Scope Construction, with Contractor's performance of the Work. Additionally, Owner shall reasonably cooperate with Contractor to provide access to existing Owner facilities as is necessary for performance of the Work. After Owner takes over care, custody and control of a Power Block or the Facility, as applicable, Owner shall allow Contractor reasonable access thereto, to the extent reasonably necessary for Contractor to complete the Work (including, without limitation, efforts by Contractor to achieve by the Guaranteed Final Completion Date the Performance Guarantees and to complete Final Completion Punch List items), and Contractor shall coordinate such access with Owner's operation of such Power Block or the Facility, as applicable.

      4.3 Permits. Owner shall obtain, by the dates set forth in Exhibit D or otherwise reasonably established in the Contract Detailed Schedule, the Owner Permits described in Exhibit D. Owner shall complete and execute all required Governmental Authority forms relating to regulated activities, including, generation, storage, handling, treatment, transportation, or disposal of Owner Hazardous Materials. Contractor shall provide reasonable assistance to Owner in connection with Owner's efforts to obtain the Owner Permits.

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      4.4 Owner and Major Equipment. Owner has purchased and shall provide to
Contractor the Owner Equipment specified in Exhibit E, together with the Major Equipment specified therein or obtained pursuant to any Major Equipment Contract.

      4.5 Fuel and Utilities. Owner shall provide to Contractor, at Owner's expense, (a) on and after January 1, 2005, all electricity necessary, including but not limited to that for construction, electricity and backfeed power for Commissioning, testing and Performance Verification as set forth in Exhibit H and Attachment 13 to Exhibit A, (b) all gas turbine fuel necessary for Commissioning and Performance Verification as required by the Contract Detailed Schedule and as set forth in Exhibit H and Attachment 13 to Exhibit A, (c) raw water (from wells on Site, subject to Contractor's obligation to complete the piping and other Work relating to such wells in accordance with the Specification and the Contract Detailed Schedule), (d) chemicals and consumables for the water treatment and demineralization system when requested by Contractor and as required in accordance with the Schedule, (e) all chemicals, lubricants and the like required for each Power Block following Substantial Completion thereof and for other portions of the Facility after Substantial Completion of Power Block 2, and (f) such other items as may be required by Exhibit H and Attachment 13 to Exhibit A at the time specified therein.

      4.6 Contractor's Personnel. Owner shall have the right to object to any Person employed or engaged by Contractor who engages in misconduct or is incompetent or negligent while on the Site or while performing the Work after Contractor is first given the opportunity to correct the matter. Contractor shall remove those Persons to whom Owner objects from the Site and shall not allow the further performance of the Work by those Persons. In addition, in the event Contractor learns of any such misconduct, incompetence or negligence independent of Owner's objection, Contractor shall remove such Persons from the Site and shall not allow any further performance of the Work by such Persons. In either event, any cost for replacement of such Persons shall be at Contractor's expense.

      4.7 Revenue. Owner shall be entitled to all revenue derived from or in connection with any Power Block, whether before or after Substantial Completion thereof.

      4.8 Operation and Maintenance Staff. Owner shall provide the normal complement of qualified and trained operation and maintenance personnel for Commissioning, Performance Verification and operation of the Facility not later than the time specified in Exhibit H and Attachment 13 to Exhibit A or the Contract Detailed Schedule.

      4.9 Job Site Rules. Owner's Facility operators shall comply with the Safety Program, in addition to any Owner's safety program, when on the Site, and during Commissioning, Performance Verification and operation of the Power Blocks; provided, however, that in the event of any conflict between the Safety Program and any Owner safety program applicable to Owner's operators, the operators shall comply first with the requirements of Owner's safety program.

      4.10 Spare Parts. Owner shall provide spare parts in accordance with Exhibit A.

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

      4.11 Operations Waste. Owner shall dispose of waste generated by the operation of any Power Block from and after Substantial Completion thereof, other than waste produced by Contractor or any Subcontractor as the result of Contractor completing Punch List items.

      4.12 Training. Owner shall develop and implement a program to instruct and train Owner's personnel to operate and maintain the Facility consistent with Prudent Industry Practice and in accordance with the requirements set forth in Exhibit A.

      4.13 Plans and Specifications. Owner shall deliver or cause to be delivered to Contractor all working drawings and specifications setting forth the requirements for the construction of the Facility, as-built drawings, isometrics, specifications, studies, system descriptions, lists, diagrams, procedures, instructions, reports, test results, calculations, manuals, and other documents, including all electronically originated and stored information and other data and information, relating to the Prior Work, the Owner Equipment and the Major Equipment, whether obtained from the prior owner of the Facility or otherwise (collectively, "Owner Documentation"), and Owner hereby grants to Contractor such authority to use and reproduce, as may be reasonably necessary in the performance of the Work, such Owner Documentation.

5.    SCHEDULE

      5.1 Commencement. Contractor shall commence the performance of the Work upon receipt of the Notice to Proceed from Owner, and shall continuously and diligently thereafter fulfill its obligations under this Agreement. Owner shall deliver the Notice to Proceed to Contractor no later than October 30, 2004. If Owner has not delivered the Notice to Proceed to Contractor by October 30, 2004, then Owner and Contractor shall enter into discussions to determine necessary adjustments to the Guaranteed Substantial Completion Dates, the Guaranteed Final Completion Date, the Early Completion Dates and the Contract Price to account for any impact caused by the delay in issuance of the Notice to Proceed. The Parties' agreement on any adjustments shall be reflected in an Amendment to this Agreement. Owner shall have no obligation to Contractor under this Agreement until the issuance of the Notice to Proceed. Notwithstanding the provisions of the last sentence of Section 3(a) of the Preliminary Services Agreement, the Preliminary Services Agreement shall not be superceded by this Agreement until the issuance of the Notice to Proceed by Owner.

      5.2 Contract Detailed Schedules.

            5.2.1 The Contract Summary Schedule shall mean the preliminary schedule for the performance of the Work delivered by Contractor to Owner on the Effective Date.

            5.2.2 Contractor shall submit a Contract Detailed Schedule and Updated Contract Detailed Schedules to Owner's Project Manager in the form and within the time limits required by Exhibit C-2.

            5.2.3 The Contract Summary Schedule, the Contract Detailed Schedule, and Updated Contract Detailed Schedules shall represent a practical plan to achieve Substantial Completion of each Power Block on or before the respective Guaranteed Substantial Completion Dates and to complete the Work by the Guaranteed Final Completion Date. The Guaranteed

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

Substantial Completion Dates, not the Contract Detailed Schedule, shall control in the determination of any Delay Liquidated Damages or Early Completion Bonuses.

            5.2.4 Contractor shall prepare and keep current, a schedule of submittals as required by the Specification and that is coordinated with the Updated Contract Detailed Schedule.

            5.2.5 The Contract Summary Schedule, Contract Detailed Schedule and the Updated Contract Detailed Schedules shall meet the following requirements:

                  5.2.5.1 All schedules, not including the Contract Summary Schedule, must be suitable for monitoring the progress of the Work;

                  5.2.5.2 All schedules must provide necessary data about the timing for Owner decisions and Owner Equipment commitments; and

                  5.2.5.3 All schedules must be in sufficient detail to demonstrate adequate planning for and completion of the Work.

            5.2.6 Contractor shall plan, develop, supervise, control, and coordinate the performance of the Work in accordance with the Contract Detailed Schedule, including the Guaranteed Substantial Completion Dates and Guaranteed Final Completion Date. Contractor shall continuously obtain for Subcontractors information and data about the planning for and progress of the Work and the delivery of Equipment, shall coordinate and integrate such information and data into Updated Contract Detailed Schedules, and shall monitor the progress of the Work and the delivery of Equipment. Contractor shall act as the expeditor of potential and actual delays, interruptions, hindrances or disruptions for its own forces and those forces of Subcontractors.

            5.2.7 Acceptance of or review comments about any schedule shall not transfer responsibility for any schedule to Owner's Project Manager or Owner, nor imply their agreement with (i) any assumption which such schedule is based or (ii) any matter underlying or contained in such schedule.

            5.2.8 Failure of Owner's Project Manager to discover errors, omissions in schedules that it has reviewed, or to inform Contractor that Subcontractors or others are behind schedule, or to direct or enforce procedures for complying with the Updated Contract Detailed Schedule shall not relieve Contractor from its sole responsibility to perform and complete the Work to achieve Substantial Completion by the Guaranteed Substantial Completion Dates and to achieve Final Completion by the Guaranteed Final Completion Date, and shall not be a cause for an adjustment of the Contract Price.

6.    COMPENSATION AND PAYMENT

      6.1 Contract Price. In consideration of Contractor's performance of the Work, Owner shall pay Contractor the Contract Price as set forth in this Section 6.1.

            6.1.1 Initial Contract Price and Allowances.

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

                  6.1.1.1 The Initial Contract Price for the Work, including all Contractor-Supplied Equipment to be supplied and design, engineering, construction and other services to be performed by Contractor, shall be one hundred seventy seven million, six hundred thousand dollars ($177,600,000.00) (the "Initial Contract Price").

                  6.1.1.2 The Initial Contract Price includes allowances for Major Equipment Contracts to be assigned by Owner to Contractor and for the Paint Contract, each including the completion of the scope of work thereunder as part of the Work under this Agreement, in the following amounts: (a) $5,500,000 for the Turbine Contracts; (b) $6,700,000 for the ACC Contract; (c) $1,600,000 for the Chiller Contract; (d) $1,200,000 for the SCR Contract, (e) $1,000,000 for the HRSG Contract, (f) $500,000 for the Water Treatment System Contract, (g) $100,000 for the Transformer Contract, and (h) $2,500,000 for the Paint Contract. Owner, with the assistance of Contractor, has entered into or will enter into the Major Equipment Contracts with the Major Equipment Vendors and will, pursuant to Section 11.11, assign the Major Equipment Contracts to Contractor. The Contract Price shall be adjusted pursuant to Section 6.1.3 as follows: (x) if the sum of the contract or purchase order prices payable under all of the Major Equipment Contracts and the Paint Contract exceeds the sum of the allowances set forth in (a) through (h), then Contractor shall be entitled to an increase in the Contract Price in the amount of such excess; (y) if the sum of the allowances set forth in (a) through (h) exceeds the sum of the contract or purchase order prices payable under all of the Major Equipment Contracts and the Paint Contract, then Owner shall be entitled to an decrease in the Contract Price in the amount of such excess; and (z) if Owner has made any payment to any Major Equipment Vendor under any Major Equipment Contract, then the Contract Price shall be decreased by an amount equal to the sum of all such payments made by Owner under the Major Equipment Contracts; provided, however, that if Contractor is entitled to an adjustment under (x) and Owner is entitled to an adjustment under (z), then such adjustments shall be netted against each other and the Contract Price adjusted accordingly. Thereafter no adjustment shall be made to the Contract Price on account of such Major Equipment Contracts or the Paint Contract, except in accordance with the provisions of this Agreement.

                  6.1.1.3 Any amounts paid to Contractor pursuant to the Preliminary Services Agreement shall be deemed to be payments made under this Agreement and shall be credited against amounts due under this Agreement.

            6.1.2 Facility Assessment and True-Up Period.

                  6.1.2.1 During the period commencing on the NTP Date and ending 90 Days thereafter (the "True-Up Period"), Contractor shall, in accordance with the procedures set forth in Attachment 14 to Exhibit A and with Owner's cooperation and assistance, prior to utilizing any Owner Equipment or Major Equipment in the performance of the Work, assess, survey, inventory and inspect all Owner Equipment and Prior Work located at the Site, and manage the assessment, survey, inventory and inspection of the Major Equipment at the Site conducted by the Major Equipment Vendors (such assessment, survey, inventory and inspection, and management of the Major Equipment assessment, the "Facility Assessment") to identify observable defects in such Owner Equipment, Prior Work and Major Equipment, and to determine (a) what materials and start-up spare parts, if any, are not in serviceable condition suitable for installation in and/or completion of the Work and the Facility in accordance with the

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

Specification, whether due to loss or deterioration during the Suspension or otherwise, and must be repaired or replaced by Contractor, (b) what shortages in material and start-up spare parts exist, based on material and start-up spare parts originally delivered to the Facility prior to the Suspension as described in Attachment 15 to Exhibit A, that must be replaced by the Contractor, (c) what items of Owner Equipment or Major Equipment, if any, are not in serviceable condition suitable for installation in and/or completion of the Facility in accordance with the Specification, whether due to improper installation (other than by any Affiliate of Contractor), deterioration during the Suspension or otherwise, and must be repaired, replaced or otherwise reperformed by Contractor, (d) what portions of the Prior Work, if any, are not in serviceable condition suitable in accordance with the Specification, whether due to improper installation (other than by any Affiliate of Contractor), deterioration during the Suspension or otherwise, and must be repaired or otherwise reperformed by Contractor, (e) changes in the Facility required as a result of a Change in Law, and (f) missing documentation from Prior Work activities, all in order to complete the Work and the Facility in accordance with this Agreement, the Specification and applicable Laws.

                  6.1.2.2 On or before the 30th Day of the True-Up Period, Contractor shall deliver to Owner and Owner's Engineer a preliminary itemized list (the "Facility Assessment Replacement List"), and shall thereafter on the 60th Day and the 90th Day of the True-Up Period delivered an updated Facility Assessment Replacement List, each setting forth each of the items described in subsections (a) through (d) of Section 6.1.2.1, together with the prices thereof, as such information is then currently available to Contractor, and with respect to equipment installed in the Facility that must be removed and repaired and replaced, labor required to effect such removal and replacement, all as may be necessary to complete the Work and the Facility in accordance with this Agreement, Laws and the Specification. Owner and Owner's Engineer, together with any other representative of Owner in Owner's sole discretion, shall be entitled to participate with Contractor in all aspects of the Facility Assessment, including by having access to Contractor's reports, field notes and databases containing information regarding the equipment, materials and labor to be included on the Facility Assessment Replacement List, all on an "open book" basis.

                  6.1.2.3 After Contractor issues the monthly Facility Assessment Replacement List, the Parties shall endeavor reasonably to agree on the resolution of those items about which there is little or no disagreement regarding the repair or replacement thereof that so that Contractor can continue to make progress in the performance of the Work, and such agreements, whether on a fixed price or reimbursable cost basis, and such interim resolutions shall become part of the basis for the Change Order under Section 6.1.3.

                  6.1.2.4 Contractor shall provide a final updated Facility Assessment Replacement List to Owner and Owner's Engineer not later than ten Days after the end of the True-Up Period, which shall set forth Contractor's final assessment of the items set forth in Section 6.1.2.2 as may be necessary in Contractor's judgment to complete the Work and the Facility in accordance with this Agreement, Laws and the Specification, together with such documentation or supporting information, including vendor quotes or price sheets, purchase orders, supplier or subcontractor estimates, or the like, that substantiates and verifies the actual price of each item of equipment, materials, including but not limited to the cost for re-

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

engineering, procurement services, extended warranties, documentation, field staff and craft labor, as set forth in the Facility Assessment Replacement List.

                  6.1.2.5 Contractor shall provide to Owner not later than the NTP Date schedules setting forth engineering and overhead rates, equipment rental rates, and construction labor rates, each of which shall be used in determining any adjustment in the Contract Price pursuant to Section 6.1.3 or
Article 7 ("Contractor Rate Schedules"). With respect to any labor required pursuant to Section 6.1.2.2 or in connection with any Change Order under Article 7, Contractor shall estimate the actual cost of such labor.

            6.1.3 Assessment Period Change Order. Within ten Days after Contractor delivers the final Facility Assessment Replacement List to Owner and Owner's Engineer, Owner and Owner's Engineer shall meet with Contractor at the Site to discuss Owner's comments to the Facility Assessment Replacement List, and Contractor and Owner shall, not later than ten Days after the commencement of such meeting, agree in writing (in a Change Order to this Agreement) to an increase in the Initial Contract Price and/or a change in the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date in respect of the additional equipment and materials to be repaired, replaced or supplied, the portions of the Prior Work to be repaired, replaced or reperformed, and any additional engineering, additional documentation and craft and other labor necessary to complete the Work and the Facility in accordance with the Specification, Laws and the other requirements of this Agreement resulting from the Facility Assessment, together with an adjustment in respect of the Major Equipment Contracts and the Paint Contract pursuant to Section 6.1.1.2. The Initial Contract Price, as increased and adjusted pursuant to this Section 6.1.3, shall be fixed and shall thereafter be the "Contract Price". If Contractor and Owner have not agreed on a fixed Contract Price by the 30th Day after the end of the True-Up Period, then Contractor shall, upon the direction of Owner, nevertheless proceed with the Work in accordance with the Schedule and the other terms of this Agreement, and Contractor shall be compensated based upon the Initial Contract Price plus the undisputed amount representing the updated Facility Assessment Replacement List and paid in accordance with the Schedule of Values until the Contract Price is determined, and the Contract Price shall be determined pursuant to the procedures set forth in Article 21. The Contract Price shall not be subject to adjustment or escalation thereafter except in accordance with the terms of this Agreement.

            6.1.4 Defects Liability. Contractor shall, from (a) the earlier to occur of (i) the date that Owner accepts Contractor's assessment with respect to any item of Owner Equipment or Major Equipment pursuant to the respective Assessment Package therefor and (ii) the end of the True-Up Period, through (b) Substantial Completion of each respective Power Block (with respect to any item of Equipment, the "Defects Liability Period"), be responsible for any defects in Owner Equipment and Major Equipment as follows:

                  6.1.4.1 With respect to Owner Equipment, Contractor shall repair, replace or otherwise make good any Owner Equipment that must be repaired, replaced or otherwise made good during the Defects Liability Period in order for the Power Block to achieve Substantial Completion, and Contractor shall not be entitled to any Change in respect of such repair or replacement of such Owner Equipment (or engineering or labor in relation thereto) that

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

is not in serviceable condition suitable for completion of the Facility, whether due to deterioration during the Suspension or otherwise, and must be repaired, replaced or otherwise reperformed by Contractor in order to complete the Work and the Facility in accordance with this Agreement, Laws and the Specification.

                  6.1.4.2 With respect to Major Equipment, to the extent that the Major Equipment Vendors have provided warranties and are responsible under the respective Major Equipment Contracts to repair or replace defective Major Equipment or reperform defective services during the Defects Liability Period, Contractor shall, or shall cause the respective Major Equipment Vendor to, repair, replace or otherwise make good any Major Equipment as necessary during the Defects Liability Period in order for the Power Block to achieve Substantial Completion, and Contractor shall not be entitled to any Change in respect of such repair or replacement of such Major Equipment (or engineering or labor in relation thereto) that is not in serviceable condition suitable for completion of the Facility, whether due to deterioration during the Suspension or otherwise, and must be repaired, replaced or otherwise reperformed by Contractor in order to complete the Work and the Facility in accordance with this Agreement, Laws and the Specification.

      6.2 Mobilization Payment; Schedule of Values.

            6.2.1 Upon delivery of the Notice to Proceed to Contractor, Owner shall become liable to pay Contractor a mobilization payment in the amount of sixteen million six hundred eighty thousand dollars ($16,680,000) (the "Mobilization Payment"). The Mobilization Payment shall be payable in two equal installments, with the first being due and payable together with the delivery of the Notice to Proceed to Contractor, and the second being due and payable on January 6, 2005.

            6.2.2 Attached hereto as Exhibit C-3 is a schedule of values of those separately identifiable major portions of the Work to be accomplished during the first 90 Days following the NTP Date, together with the portion of the Initial Contract Price allocable to such portions of the Work. Within 30 Days after the NTP Date Contractor and Owner together shall develop, subject to Owner's approval, which shall not be unreasonably delayed or withheld, a schedule of values (the "Schedule of Values") that shall replace the schedule set forth in Exhibit C-3 and that includes those separately identifiable major portions of the Work listed therein together with the portion of the Initial Contract Price allocable to such portion of the Work. The allocation of the Initial Contract Price (excluding amounts attributable to the Major Equipment Contracts) in the Schedule of Values shall be based upon the expected project cash flow set forth in Exhibit C-4. The portion of the Contract Price that relates to amounts due under the Major Equipment Contracts shall be allocated and payable in accordance with the payment terms set forth in Major Equipment Contracts. Upon determination of the Contract Price in accordance with Section 6.1.3, Contractor and Owner shall, pursuant to a Change Order, allocate the portion of the Contract Price (on the same basis as the Initial Contract Price unless otherwise agreed) to each item of Work set forth in the Schedule of Values that Contractor shall be entitled to receive with respect to such item of Work, subject to the provisions of Section 6.6. Owner and Contractor shall negotiate and agree on appropriate adjustments to the Schedule of Values to provide for the effect on the Contract Price, if any, arising from any Contract Price adjustment pursuant to any Change Order.

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

      6.3 Progress Invoices. On or before the tenth Day of each month during the performance of the Work, Contractor shall submit to Owner an invoice with respect to that portion of the Work which Contractor has satisfactorily completed during that month and for which Contractor has not been previously paid (the "Progress Invoice"). Each Progress Invoice shall set forth, as the amount of the Contract Price Contractor is entitled to be paid for such month, the amount determined by adding (i) with respect to the items of Work set forth in the Schedule of Values, the aggregate of the amounts obtained by multiplying
(x) the value of each item of Work set forth in the Schedule of Values and (y) that portion of such item of Work, expressed as a percentage, which has been satisfactorily completed during such month, as verified by Owner's Engineer and approved by Owner's Site Representative, and (ii) all amounts due in respect of any approved Change Order (for such month, the "Progress Invoice Amount"). Each Progress Invoice shall be accompanied by (a) a certification that the portion of the Work for which Contractor has requested payment has actually been satisfactorily completed in accordance with this Agreement; (b) a Monthly Progress Report with respect to the Work completed during such month (or reference to the applicable Monthly Progress Report if Contractor has previously delivered it to Owner); and (c) all other Documentation Contractor is required to submit pursuant to this Article 6 and Article 20. Each Progress Invoice shall include the balance of the unpaid Contract Price as of the time of such Progress Invoice.

      6.4 Certification by Contractor. In each Progress Invoice, Contractor shall certify that the Progress Invoice represents the amount to which Contractor is entitled pursuant to the terms of this Agreement and shall also certify as follows:

      "There are no known mechanics' or materialmen's liens or claims of liens outstanding at the date of this requisition, all amounts which are due and payable to any third party (including Subcontractors) with respect to the Work commenced or completed as of the date of this invoice have been paid or are included in the amount requested in the current application, and, except for those bills not paid but so included and amounts disputed between Owner and Contractor, there is no known basis for the filing of any mechanics' or materialmen's liens on the property comprising the Site, except in respect to payments to Subcontractors withheld for proper reasons. Contractor hereby waives and releases, to the extent of the receipt of payment requested in this Progress Invoice, any right to any such lien. Contractor represents and warrants that no financing statement, chattel mortgage, bill of sale or retention of title agreement has been given or executed in connection with any materials placed upon the property comprising the Site or installed in the Facility."

      6.5 Deficient Request for Payment. If any Progress Invoice is deemed deficient in any material respect by Owner, Contractor shall be required to resubmit that Progress Invoice in proper form before Owner incurs any obligation to pay the entire Progress Invoice; provided, however, if a Progress Invoice is deficient only with respect to certain items, Owner shall pay those portions that are complete and correct and otherwise undisputed. Nothing in this Section
6.5 shall waive or impair Owner's rights of set off and recoupment.

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      6.6 Progress Payments; Dispute Payment Security.

            6.6.1 Owner shall review each Progress Invoice and may make reasonably appropriate exceptions by providing Contractor with written notice within 10 Days after Owner receives the Progress Invoice. Within 15 Days after Owner receives a Progress Invoice and the supporting documentation required by
Section 6.3, Owner shall pay Contractor in U.S. dollars by wire transfer the Progress Invoice Amount as calculated pursuant to Section 6.3. The payment of any Progress Invoice by Owner, including the Final Progress Invoice, will not constitute approval or acceptance of any item of cost covered by a Progress Invoice.

            6.6.2 Any amount of a Progress Invoice which is disputed by Owner as provided in this Article 6 shall be resolved in accordance with Article 21 and Owner may withhold payment of the disputed amount pending resolution of the Dispute. Once the Dispute is resolved, Owner shall pay any amount owing within five Business Days after the date of the final resolution of the Dispute. In the event a Dispute exists between the Parties with respect to any Progress Invoice, any Change or proposed Change Order, or any other matter under this Agreement and the aggregate amount in dispute for all Progress Invoices equals or exceeds five million dollars ($5,000,000.00) (the "Excess Dispute Amount"), Owner shall, upon the written request of Contractor setting forth the Excess Dispute Amount, provide to Contractor a letter of credit substantially in the form set forth in Exhibit K-2 hereto in an amount equal to the Excess Dispute Amount, as such amount may be increased or decreased from time to time thereafter. If Owner fails to provide such letter of credit within 10 Business Days following the receipt of written notice from Contractor, then Contractor may suspend the Work until such time that Owner provides the letter of credit in accordance with this
Section 6.6.2. Upon the resolution of such Dispute or Disputes (including the payment of any amounts determined to be payable by Owner to Contractor) such that the aggregate amount in controversy is less than the Excess Dispute Amount, Contractor shall return to Owner the letter of credit. If as a result of the resolution of any Dispute Owner is required to make any payment to Contractor, and Owner has failed to make such payment within 15 Days following the due date thereof, Contractor shall be entitled to draw on the letter of credit in satisfaction of such unpaid amount.

      6.7 Final Progress Invoice. Upon Final Completion, Contractor shall submit to Owner a final Progress Invoice ("Final Progress Invoice") which shall set forth all remaining amounts due to Contractor pursuant to this Agreement (such remaining amounts due, the "Final Payment"). Contractor shall also deliver to Owner a lien release in the form set forth in Exhibit N. The procedures set forth in Section 6.6 shall be followed for payment of the Final Progress Invoice.

      6.8 No Acceptance by Payment. No partial payment made under this Agreement shall be construed to be an acceptance or approval by Owner of any part of the Work or to relieve Contractor of any of its obligations under this Agreement.

      6.9 Set Off. Notwithstanding any other provision in this Agreement, Owner shall be entitled to set off against any amount it owes Contractor under this Agreement any amount(s) that Contractor owes to Owner under this Agreement.

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      6.10 Late Payments. All amounts either Party owes the other Party under this Agreement, including all amounts withheld and later determined to have been due, and which are not paid when due shall bear interest on the unpaid balance at the Late Payment Rate from the due date until they are paid in full.

      6.11 Taxes. This Agreement is a construction contract for improvement to real property and as such, no amount is included in the Contract Price for Taxes. Contractor shall report and/or pay all Taxes measured in whole or in part by Contractor's net income, gain or net worth, all payroll taxes and business taxes measured by wages paid to Contractor's employees, and all Taxes on Contractor's purchases of goods, tools, equipment, and supplies which are not permanently incorporated into the Facility and which remain the property of Contractor and all Taxes on consumables. Contractor shall also report and or pay all Taxes attributable to Contractor's construction equipment, temporary buildings, and other property including but not limited to all materials used by Contractor in its performance of this Agreement and which are not permanently incorporated into the Facility. Contractor shall report and or pay all such Taxes, when due under law or otherwise assessed, without any claim against Owner for reimbursement. Contractor shall impose a similar obligation on all Subcontractors and shall ensure that no Subcontractor or tax authority shall have any claim against Owner for reimbursement of such Taxes. In the event Contractor is required by Law to pay any Taxes in connection with the performance of the Work for which Contractor is not responsible pursuant to this
Section 6.11, Owner shall reimburse Contractor for such Taxes.

7.    CHANGE ORDERS

      7.1 General. Subject to the provisions of this Article 7, Owner shall have the right to make changes in the Work, within the general scope hereof, whether such changes are modifications, alterations, additions or deletions (each, individually, a "Change").

      7.2 Minor Modifications. Minor modifications or adjustments that involve no price or time adjustment and do not affect the Work to be performed or Equipment to be incorporated as specified in this Agreement, may be made by Contractor or Owner and shall not require a Change. No addition, deletion, comment, modification, clarification or amplification to the Specifications after the Effective Date shall require a Change unless such addition, deletion, comment, modification, clarification or amplification (i) is inconsistent with this Agreement (including the Specifications), (ii) affects the performance of the Facility under the Performance Guarantees or Contractor's time, cost or risk for performance of the Work or (iii) is for a purpose other than the cure of a Defect. Minor modifications or adjustments not requiring Changes shall not affect the Contract Price or the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date.

      7.3 Changes and Change Orders.

            7.3.1 In the event that Owner contemplates making a Change (an "Owner-Directed Change"), Owner shall advise Contractor of same in writing and Owner and Contractor shall then promptly consult concerning the impact on the Contract Price and the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial

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Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date of implementing the proposed Change. Following such consultation, Owner may request, and Contractor shall prepare within seven Business Days, a Change Order Request.

            7.3.2 Contractor shall be entitled to a Change Order in respect of the adjustment to the Initial Contract Price in order to fix the Contract Price as provided in Section 6.1.3. In addition, Contractor shall be entitled to a Change (a "Contractor-Requested Change") in the nature of a change in the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date or an adjustment to the Contract Price, the Performance Guarantees, any other time limits or dates for performance by Contractor hereunder, and other affected rights and obligations, if such delay, increase or other impact is caused by any of the following circumstances, without duplication:

                  7.3.2.1 a suspension of the Work under Section 18.7;

                  7.3.2.2 a Compensable Owner Delay;

                  7.3.2.3 any other Constructive Change;

                  7.3.2.4 a Force Majeure event, as provided in Article 8;

                  7.3.2.5 conditions in the existing improvements, other than the Owner Equipment, Major Equipment and Prior Work, at the Site which are materially different from those reasonably apparent from a Site inspection and/or those indicated in information provided to Contractor by Owner, prior to the Effective Date;

                  7.3.2.6 any requirement or changes in requirement in an Owner Permit, Government Approval, Laws, or any contract or other document with which Contractor is required by Law to comply, which is (i) not obtained by Owner until after the Effective Date, (ii) not disclosed to Contractor until after the Effective Date, or (iii) different from requirements in Exhibit D; or

                  7.3.2.7 a change order or variation or other amendment or modification under or to any Major Equipment Contract after the Effective Date;

provided, however, that Contractor shall be entitled to such Change only in the event that any such matter or matters referred to in this Section 7.3.2 individually or collectively causes a increase in the cost of or time required for performance of Contractor's obligations under this Agreement or otherwise affects any provision of this Agreement in a manner that increases Contractor's obligations hereunder.

            7.3.3 Contractor shall not be entitled to request a Contractor-Requested Change to the extent that:

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                  7.3.3.1 the event in question is attributable to Contractor's, or its Subcontractor's, omissions or defaults, or such event is not otherwise allowed to result in a Change because of other restrictions in this Agreement;
or

                  7.3.3.2 Contractor has failed to deliver a written notice to Owner within 10 Days of the date Contractor's Project Manager (or, in his absence, his designee) has become aware of the act, event or condition giving rise to a delay in or increase in cost of performance.

            7.3.4 To request a Contractor-Requested Change, or at the direction of the Owner in relation to an Owner-Directed Change, the Contractor shall prepare and submit a request as set forth in this Section 7.3.4 (a "Change Order Request") within 30 Days after the notice delivered in accordance with Section
7.3.3.2. All Change Order Requests shall include, in addition to a general statement of the reason for and a description of the Change, (a) the estimated price of such proposed Change and financial cost of maintaining the Updated Contract Detailed Schedule, including meeting the Guaranteed Substantial Completion Dates and the Guaranteed Final Completion Date to the extent practical, including the proposed change to the Contract Price, including any savings for carrying out the Change, (b) the effect such proposed Change could be expected to have on the Contract Detailed Schedule, and (c) the potential effect of such proposed Change on Contractor's ability to comply with any of its obligations hereunder, including the provision of Warranties and the Performance Guarantees; provided, however, that Contractor shall use all reasonable endeavors to minimize any delay or increase in costs. If Contractor is unable, at the time Contractor is required to submit a Change Order Request, to set forth in full detail all of the matters required by the immediately previous sentence, then Contractor shall describe such matters in as much detail as possible at the time of submission of the Change Order Request and shall update such Change Order Request with complete information as soon thereafter as possible. Contractor shall bear the costs and expenses incurred by Contractor and its Subcontractors in preparing any Change Order Request; provided, however, that if such Change Order Request is prepared at Owner's request, Owner shall reimburse Contractor for the actual direct costs of Contractor's preparation if Owner requested such preparation, but subsequently declines to approve such Change.

            7.3.5 In addition to the requirements of Section 7.3.4, all Change Order Requests that request an increase in the Contract Price, whether on a lump sum or time and materials price basis, shall set forth in reasonable detail a breakdown of the proposed increase to the Contract Price, and for Work performed on an hourly rate and unit price basis, shall include the following information:

                  7.3.5.1 All allowable cost components of the additional Work, including: straight-time salaries for employees at Contractor's home office and at the Site, or at a fabrication site off the Site, in the direct performance of the additional Work, including fringe benefits, home office overhead and general and administrative expenses as set forth in the Contractor Rate Schedules; Taxes; overtime salaries specifically authorized and as set forth in the Contractor Rate Schedules; cost of materials and consumable items furnished and incorporated into the additional Work, and related subcontracts; rental charges for necessary equipment, exclusive of hand tools, used directly in the performance of the additional Work, at the rates set forth in the Contractor Rate Schedules (and for equipment owned by Contractor and

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for which no rate is set forth in the Contractor Rate Schedules, such rates as may be established or determined by the United States Army Corps of Engineers Equipment Pricing Guide); and insurance and bonds necessary for the additional Work;

                  7.3.5.2 Contractor's fee for additional Work, not to exceed 4% of the additional allowable cost components; and

                  7.3.5.3 If Contractor is claiming an increase in the Contract Price as compensation for the value of time lost due to a Compensable Owner Delay, Contractor's other reasonable costs actually incurred, to the extent not included in Sections 7.3.5.1 and 7.3.5.2, together with a complete summary of the facts and circumstances that establish such Compensable Owner Delay.

            7.3.6 In addition to the requirements of Section 7.3.4, all Change Order Requests that request an adjustment in the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date due to Delay shall provide supporting documentation, including schedule analysis, showing that the Delay impacts a Work activity that cannot be delayed without delaying the completion of the Work beyond the requirements of the Contract Detailed Schedule.

            7.3.7 Each Change Order Request shall, to the maximum extent feasible and unless otherwise requested by Owner, set forth the cost of accelerating the Work and adjusting the Updated Contract Detailed Schedule so that there shall be no delay in the achievement of the Guaranteed Substantial Completion Dates or Guaranteed Final Completion Date or shall state that such acceleration is not feasible.

            7.3.8 Within ten (10) Business Days after receipt of a Change Order Request, Owner shall, by notice to Contractor as set forth in Section 22.15, either (i) issue an amendment to this Agreement which reflects the nature of the Change (a "Change Order"), including the agreement of the Parties with respect to an equitable adjustment, as appropriate, in one or more of the Contract Price, the Schedule of Values, the Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, the Performance Guarantees, any other time limits or dates for performance by Owner or Contractor hereunder, and other affected rights and obligations of the Parties, (ii) request reasonable additional information, documentation or cost detail to further assess the Change Order Request, or (iii) reject the Change Order Request, in which event Owner shall provide Contractor with appropriate explanation and documentation of the basis of the rejection of the Change Order Request. Increases or decreases in the Contract Price resulting from a Change shall be determined by the Parties agreeing on a mutually acceptable lump sum price or hourly rate and unit prices. A rejection of a Change Order Request shall be subject to Contractor's right to dispute such determination pursuant to Article 21.

            7.3.9 Any increase in the Contract Price pursuant to any Change Order shall be reduced by the amount of any insurance recovery by Contractor under project specific insurance designated as such in Exhibit I for the event giving rise to the Change.

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            7.3.10 Contractor shall promptly proceed with the Work required by any Change Order.

      7.4 Constructive Changes. Contractor shall promptly notify Owner if it believes any written instruction by Owner (a "Constructive Change") entitles Contractor to an equitable adjustment of the Contract Price or the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date, which notice shall be accompanied by a statement of the basis for its belief and supporting documentation therefor, including a Change Order Request relating to such potential Constructive Change.

      7.5 Disputes with Respect to Changes. Any Dispute with regard to a Change, the terms of a Change Order or the rejection of a Change Order Request shall be resolved pursuant to the provisions of Article 21. Notwithstanding the event of a Dispute, Owner shall be entitled to direct Contractor to proceed with a Change or delay implementing a Change pending resolution of the Dispute; provided, however, that Contractor shall not be obligated to proceed with a Change to the extent such proposed Change (a) will result in a violation of any applicable Laws or Governmental Approvals, (b) is not technically feasible, or (c) will result in a material adverse effect on Contractor's ability to design and construct the Facility so that, when so designed and constructed in accordance with the Change, the Facility is capable of achieving the Performance Guarantees as they may have been amended by such Change Order. If the Parties agree that a Change is appropriate, but cannot agree on the price increase or decrease associated with a Change, then, subject to resolution of the Dispute in accordance with Article 21, Contractor shall continue the Work as directed by the Owner, and Owner shall pay Contractor's undisputed actual direct costs (including costs associated with the review of the Change proposed by Owner but excluding any costs for foremen or other supervisory or management personnel where those costs are accounted for in the Contract Price) plus four percent (4%) of such direct costs for overhead and profit for Contractor, minus any cost savings associated with the Change. For the purposes of this Agreement, "direct costs" shall include material at cost, subcontracted work at cost, the cost of equipment rental at the rates set forth on the Contractor Rate Schedules, Contractor's home office direct labor at the rates set forth in the Contractor Rate Schedules, Contractor's field staff direct labor at the rates set forth in the Contractor Rate Schedules, field staff travel expenses at cost and Contractor's field craft labor charges at the rates set forth in the Contractor Rate Schedules, plus statutory burdens including workmen's compensation insurance plus benefits, all such costs to be only those incremental charges attributable to a Change. The terms of Section 6.6.2 shall apply to all disputed amounts under this Section 7.5.

      7.6 No Change Without Change Order. In no event shall Contractor undertake or be obliged to undertake a change in the Work until it has received a Change Order signed by Owner. No change in the Work, the Contract Price or the Guaranteed Final Completion Date shall be made unless specifically agreed to in writing by Owner through a Change Order as set forth in this Article 7 or as determined pursuant to Article 21. No Change shall be implied as a result of any other Change.

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      7.7 Copies. Contractor shall provide a copy of each Change Order and each
Change Order Request to the Financial Institutions and to any other person or entity as requested by Owner.

8.    FORCE MAJEURE

      8.1 Exclusive Remedies. Neither Party shall be deemed to be in default of any obligation which it is prevented from performing due to a Force Majeure event. An equitable extension of time for the completion of the Work shall be granted to Contractor in accordance with Article 7 to the extent the performance of the Work is actually and necessarily delayed by an event of Force Majeure, and Contractor shall be excused from the performance of the Work for the duration of the Force Majeure event. Any extension of time shall be limited to that portion of the Work affected by the Force Majeure event. An equitable adjustment of the Contract Price shall be granted to Contractor in accordance with Article 7 to the extent that the cost of performing the Work is actually and necessarily increased by an event of Force Majeure. If an event of Force Majeure prohibits Contractor from performing the Work, Contractor shall be entitled to recover from Owner the actual and reasonable out-of-pocket costs Contractor incurs as a direct result of the event of Force Majeure; provided that Contractor shall use its best efforts to demobilize and reduce such costs promptly. If Contractor desires to seek relief for any Delay or any increase in Contractor's cost to perform the Work as a result of Force Majeure, Contractor shall provide the written notice required by Sections 8.3 and 7.3.3.2 and a Change Order Request in accordance with Section 7.4.

      8.2 Cure. Contractor shall work diligently to cure, remove or otherwise correct, and shall minimize and contain all costs and expenses attendant to or arising from, each Force Majeure event. Notwithstanding Section 8.1, Owner shall reimburse Contractor for all actual reasonable direct costs incurred by Contractor in connection with Contractor's mitigation of any such Force Majeure. If Contractor fails (x) to work diligently to cure, remove or otherwise correct a Force Majeure event, (y) to minimize and contain all costs and expenses attendant to or arising from such Force Majeure event, or (z) to use its best efforts to demobilize and reduce its costs promptly after the passage of five consecutive Days during which the same Force Majeure event prevents the Contractor from performing the Work, then Contractor's recovery for the effects of such Force Majeure event shall be reduced to the extent Owner has suffered additional damages due to such failure.

      8.3 Notice. If Contractor claims there is a Force Majeure event, Contractor shall notify Owner of the nature and cause of the event in writing within ten Business Days after Contractor's Project Manager or, in his absence, his designee becomes aware of the event. Owner shall have the right to Dispute Contractor's claim of a Force Majeure event, and in such event, Owner shall provide Contractor notice thereof within three Business Days of Contractor's notice, and such Dispute shall be resolved by the Parties in accordance with the terms of Article 21 hereof.

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9.    PERFORMANCE VERIFICATION; SUBSTANTIAL COMPLETION; FINAL COMPLETION

      9.1 Initial Conditions for Performance Verification. Contractor shall not commence Performance Verification of any Power Block until all of the following conditions have been satisfied with respect to that Power Block:

            9.1.1 Contractor shall have (a) completed the performance of the Work with respect to the Power Block according to all of the provisions of this Agreement, with the exception of those items specified in the Substantial Completion Punch List, (b) prepared and issued the Substantial Completion Punch List and shall have reviewed it with Owner in accordance with Section 9.2, and
(c) achieved Ready for First Fire of such Power Block;

            9.1.2 The Work comprising the Power Block is mechanically and electrically sound, all required preoperational testing has been satisfactorily completed, and all systems have been satisfactorily started up and are capable of being operated as intended and in accordance with the Specification;

            9.1.3 The Power Block is capable of being operated as described in Exhibit A without damage to the Power Block, the Facility or to any other property, or injury to any Person, and in compliance with all Permits and Laws;

            9.1.4 The Work comprising the Power Block is ready to support the commencement of Performance Verification of that Power Block;

            9.1.5 Contractor has synchronized the Power Block to the transmission grid;

            9.1.6 Contractor has prepared and provided a draft of the Plant Manuals, and provided any requested assistance to Owner in connection with the preparation of the Operations Manuals, prior to and for training of Owner's Facility operators;

            9.1.7 Contractor has assisted Owner as requested in the provision of the training required by Exhibit A; and

            9.1.8 Contractor has provided reasonable prior notice to Owner and Owner's Engineer of the time the Power Block will be available for Performance Verification.

      9.2 Substantial Completion Punch List. Upon achievement of Ready for First Fire for a Power Block, Contractor, in conjunction with Owner, shall prepare and issue a written list of any Work relating to that Power Block remaining to be completed by Contractor (with respect to each Power Block, the "Substantial Completion Punch List"). Contractor shall deliver the Substantial Completion Punch List to Owner for Owner's review and comment prior to the Performance Verification of such Power Block. Any item of Work that adversely affects the safety, reliability or operability of a Power Block in accordance with the requirements of this Agreement, Laws and Prudent Industry Practices may not be included on the Substantial Completion Punch List. Owner shall notify Contractor of its comments to the Substantial Completion Punch List, or in the alternative, of items of Work that Owner believes should be included on the Substantial Completion Punch List, within three Business Days after receipt of

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the Substantial Completion Punch List from Contractor. Any dispute regarding whether an item of Work should or should not be placed on the Substantial Completion Punch List shall be determined in accordance with the procedures set forth in Section 21.2.

      9.3 Verification.

            9.3.1 Performance Verification of each Power Block shall be conducted by Contractor. Contractor shall develop formal detailed test procedures for conducting each Performance Verification according to the Verification Procedures set forth in Exhibit A (the "Verification Procedures") not later than 90 Days prior to the anticipated date for Performance Verification of Power Block 1. All Performance Verifications shall be conducted in conformance with then applicable requirements of this Agreement and the Verification Procedures. Owner shall have the right to meet with Contractor to discuss and to audit the results of any Performance Verification following completion thereof.

            9.3.2 Contractor shall give Owner not less than 15 Days prior written notice of the date Contractor anticipates that a Power Block will be ready for the initial Performance Verification. Upon the completion of the conditions set forth in Section 9.1 with respect to any Power Block, Contractor shall give written notice to Owner that the Power Block is ready for Performance Verification. Contractor shall commence Performance Verification of that Power Block within five Business Days after the date identified in Contractor's notice. If any Power Block shall fail to satisfy the Minimum Performance Guarantees in a Performance Verification, Contractor shall take such steps to rectify the cause(s) thereof, and a Performance Verification of such Power Block shall be repeated thereafter. For any repeat Performance Verification of a Power Block, Contractor shall provide Owner written notice at least three Business Days prior to the date Contractor anticipates that the Power Block will be ready, as well as written notice to Owner on the date the Power Block is ready, for such repeat Performance Verification; provided, however, that no notice shall be required if Contractor is able to commence the repeat Performance Verification within 24 hours of the conclusion of the immediately previous Performance Verification.

            9.3.3 After the completion of each Performance Verification, Contractor shall determine and submit to Owner, in writing and electronically, the raw data and completed results of the Performance Verification.

            9.3.4 Within five Business Days after Owner receives the Performance Verification results for a Power Block described in Section 9.3.3, Owner shall respond in writing to Contractor as to (a) whether or not the Performance Verification was performed according to the Verification Procedures, and (b) Owner's acknowledgment that the Power Block satisfied the Minimum Performance Guarantees. If Owner does not so acknowledge, Owner shall include a full description of the basis of such negative response. Upon its receipt of any such negative response from Owner, Contractor shall take whatever action shall be necessary to cure the defect in the Performance Verification or in the satisfaction of the Minimum Performance Guarantees. If the Minimum Performance Guarantees have been satisfied and the Performance Verification was performed according to the Verification Procedures, then the Minimum Performance Guarantees shall be deemed to have been satisfied on the date of such Performance Verification for the purposes of calculating Delay Liquidated Damages. If the Minimum Performance

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Guarantees have been satisfied, but the Performance Guarantees have not been satisfied, Contractor may cure such deficiency in performance within the 180 Day period thereafter or such longer time as may be afforded to the turbine supplier under the Turbine Contracts to cure such deficiencies in performance (the "Cure Period"). During the Cure Period, Contractor shall make all repairs, replacements, or other corrections as it deems necessary for the Facility to meet the Performance Guarantees, and the Facility shall be subjected to repeat Performance Verification. If the Facility still does not meet the Electrical Output Guarantee or the Heat Rate Guarantee (or both) by the end of the Cure Period or such earlier date Contractor deems there to be minimal opportunity for performance improvement, then Electrical Output Liquidated Damages or Heat Rate Liquidated Damages (or both) shall then be payable by Contractor, subject to the terms of Section 10.2, based on the last Performance Verification results. All costs Contractor incurs in satisfying its obligations under this Section 9.3.4 are the sole responsibility of Contractor and are included in the Contract Price.

      9.4 Substantial Completion. "Substantial Completion" of a Power Block shall be deemed to have occurred upon the satisfaction of all of the following conditions:

            9.4.1 Contractor shall have completed the Performance Verification of the applicable Power Block in conformance with the Verification Procedures, and either (a) the Power Block shall have satisfied the Performance Guarantees or (b) the Power Block shall have satisfied the Minimum Performance Guarantees but not the Performance Guarantees, and Contractor shall have agreed to take steps pursuant to Section 9.3.4 to increase the performance of the Power Block;

9.4.2 Contractor shall have (a) completed the performance of the Work with respect to the applicable Power Block according to all of the provisions of this Agreement, including any item that may adversely affect the safety, reliability or operability of a Power Block in accordance with the requirements of this Agreement, Laws and Prudent Industry Practices, with the exception of those items specified in the Final Completion Punch List, and (b) prepared the Final Completion Punch List (or in respect of Power Block 2, updated the Final Completion Punch List prepared for Power Block 1) and obtained the agreement of Owner with respect to items listed thereon;

            9.4.3 The applicable Power Block shall be ready to be occupied and operated for the use for which it was intended and in accordance with the Specification;

            9.4.4 The applicable Power Block and its operations shall comply with all applicable Laws and orders of all Governmental Authorities then in effect and shall comply with all applicable permits;

            9.4.5 For Substantial Completion of Power Block 1, Contractor shall have delivered to Owner (a) the Documentation and Plant Manuals Contractor is required to deliver to Owner pursuant to Exhibit A that Contractor is required to deliver to Owner before Substantial Completion and (b) redline markups of the Operations Manuals;

            9.4.6 All of the requirements of Substantial Completion of the Power Block (other than that set forth in Section 9.4.7) shall have been completed by the Guaranteed

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Substantial Completion Date for such Power Block or Contractor shall have paid
Delay Liquidated Damages in accordance with Section 10.1;

            9.4.7 Contractor shall have performed and the Power Block shall have successfully completed the Demonstration Tests; and

            9.4.8 Contractor shall have delivered to Owner a notice signed by Contractor certifying that all of the preceding conditions in this Section 9.4 have been satisfied.

      Upon the satisfaction of all these conditions, Substantial Completion of a Power Block shall be achieved. If Owner believes any condition to Substantial Completion set forth in this Section 9.4 has not been satisfied, Owner shall notify Contractor thereof in writing within three Business Days after delivery of the notice required by Section 9.4.8. If Owner fails to so notify Contractor within such three Business Day period, then Substantial Completion shall be deemed to have occurred. Upon expiration of the Cure Period (or such earlier date as determined by Contractor) Contractor shall pay to Owner any applicable Performance Liquidated Damages in accordance with Section 10.2 for shortfalls in the Performance Guarantees.

      9.5 Final Completion Punch List.

            9.5.1 Immediately prior to the achievement of Substantial Completion of Power Block 2, Contractor, in conjunction with Owner, shall prepare and issue a written list any Work remaining to be completed by Contractor, including incomplete items from the Substantial Completion Punch List for each Power Block and other incomplete or defective items of Work relating to the Facility, together with a list of Spare Parts used during Commissioning or Performance Verification but not replaced by Contractor prior to Substantial Completion of Power Block 2, as provided in the Specification (the "Final Completion Punch List"). Any item of Work that may prevent or impair the safe, reliable, normal and continuous operation of each Power Block and the Facility as a whole in accordance with the requirements of this Agreement (including Performance Guarantees), Laws and Prudent Industry Practices may not be included on the Final Completion Punch List and must be satisfactorily completed prior to Substantial Completion of Power Block 2. Contractor shall deliver the Final Completion Punch List to Owner for Owner's review and comment prior to the Substantial Completion of Power Block 2. Owner shall notify Contractor of its comments to the Final Completion Punch List, or in the alternative, of items of Work that Owner believes should be included on the Final Completion Punch List, within three Business Days after receipt of the Final Completion Punch List from Contractor. Any dispute regarding whether an item of Work should or should not be placed on the Final Completion Punch List shall be determined in accordance with the procedures set forth in Section 21.2

            9.5.2 Contractor shall rectify or complete to the standards specified in this Agreement, Laws and Prudent Industry Practice all outstanding items of Work, including those set forth on the Final Completion Punch List, by the Final Completion Date. In the event that Contractor fails to commence and/or diligently proceed with the execution of any such outstanding item of Work following Substantial Completion of Power Block 2, Owner may arrange for the outstanding Work to be completed and/or for outstanding items of Equipment to

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be supplied. The reasonable cost thereof shall be certified by Owner and, at
Owner's option, shall be deducted from the Final Payment or paid by Contractor to Owner.

      9.6 Final Completion. "Final Completion" shall be deemed to have occurred upon the satisfaction of all of the following conditions:

            9.6.1 Substantial Completion of each Power Block shall have occurred in accordance with Section 9.4 and Contractor shall have performed and each Power Block shall have successfully completed the Reliability Test;

            9.6.2 All Performance Liquidated Damages payable in accordance with
Section 10.2 shall have been paid by Contractor to Owner;

            9.6.3 The performance of the Work shall be one hundred percent (100%) complete, including, but not limited to, the completion by Contractor to Owner's satisfaction of all items set forth on the Final Completion Punch List; provided, however, that the Parties may agree that any outstanding item of Work may be completed by Owner or otherwise be deleted from the Final Completion Punch List, subject to the agreement of an appropriate sum to be paid or allowed by Contractor to Owner in respect of such outstanding item of Work.

            9.6.4 Contractor shall have delivered to Owner the Documentation Contractor is required to deliver to Owner pursuant to Exhibit A as of the Final Completion Date;

            9.6.5 There shall exist no Event of Default with respect to completion of the Work and no event which, with the passage of time or the giving of notice or both, would be an Event of Default;

            9.6.6 Contractor shall have delivered to Owner a final lien release in the form set forth in Exhibit N;

            9.6.7 Contractor shall have cleaned up the Site and removed all rubbish, tools and equipment and otherwise fulfilled its obligations under
Section 3.30; and

            9.6.8 Contractor shall have (a) delivered the Final Progress Invoice to Owner and (b) executed and delivered to Owner a notice signed by Contractor certifying that all of the preceding conditions in this Section 9.6 have been satisfied in full.

      Upon the satisfaction of all of these conditions, Owner shall make the Final Payment to Contractor in accordance with Section 6.7.

10.   LIQUIDATED DAMAGES; LIMITATION OF LIABILITY

      10.1 Delay Liquidated Damages; Early Completion Bonus. Contractor shall be liable to pay Delay Liquidated Damages or to receive an Early Completion Bonus as follows:

            10.1.1 Delay Liquidated Damages. The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur if Contractor does not

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satisfy the conditions for Substantial Completion of a Power Block by the
Guaranteed Substantial Completion Date for such Power Block, and accordingly, if Contractor does not satisfy the conditions for Substantial Completion of a Power Block by the Guaranteed Substantial Completion Date for such Power Block, Owner's sole remedy for such delay shall be to recover from Contractor, and Contractor shall pay to Owner, as liquidated damages and not as a penalty, Delay Liquidated Damages for each Day or portion of a Day that Substantial Completion of the Power Block is delayed beyond the Guaranteed Substantial Completion Date for such Power Block; provided, however, that if any delay in achievement of Substantial Completion of a Power Block is directly and solely attributable to the failure of a Major Equipment Vendor to timely perform its obligations under a Major Equipment Contract, then Contractor's liability for Delay Liquidated Damages shall be limited to any liquidated damages for delay payable by the Major Equipment Vendor under the applicable Major Equipment Contract; and provided further, that in no event shall aggregate Delay Liquidated Damages exceed the Delay Liquidated Damages Cap. If Contractor satisfies the conditions for Substantial Completion of a Power Block on or before the Guaranteed Substantial Completion Date for such Power Block, Contractor shall not be liable for any Delay Liquidated Damages under this Section 10.1. The Delay Liquidated Damages identified in this Section 10.1 relate solely to Contractor's delay in satisfying the conditions for Substantial Completion of a Power Block by the Guaranteed Substantial Completion Date for such Power Block and not to any other breaches, actions or omissions of Contractor with respect to the Work.

            10.1.2 Early Completion Bonus. If Contractor satisfies the conditions for Substantial Completion of a Power Block before the Early Completion Date for such Power Block, then Contractor shall be entitled to receive from Owner, and Owner shall pay to Contractor, as a bonus for such early completion, the Early Completion Bonus for each Day or portion of a Day that Substantial Completion of the Power Block is achieved before the Guaranteed Substantial Completion Date for such Power Block; provided that in no event shall aggregate Early Completion Bonuses exceed the Early Completion Bonus Cap.

            10.1.3 Adjustment of Early Completion Date. The Early Completion Date for each Power Block shall be adjusted only in accordance with the following:

                  10.1.3.1 If Owner has not delivered the Notice to Proceed to Contractor by October 15, 2004, then, subject to the Early Completion Date Maximum Adjustment, the Early Completion Date shall be adjusted on a Day for Day slip basis for each Day after October 15, 2004 through October 30, 2004 (for a maximum of 15 Days adjustment). If Owner has not delivered the Notice to Proceed to Contractor by October 30, 2004, then the Early Completion Date shall be adjusted as provided in Section 5.1.

                  10.1.3.2 If the performance of the Work is actually and necessarily delayed by an event of Force Majeure, then, subject to the Early Completion Date Maximum Adjustment, the Early Completion Date shall be equitably adjusted in accordance with Article 7.

                  10.1.3.3 If the performance of the Work is actually and necessarily delayed by a Compensable Owner Delay, an Owner Directed Change or a Constructive Change, then the Early Completion Date shall be equitably adjusted in accordance with Article 7.

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            10.1.4 Administration Building Delay. If Contractor does not complete and turn over to Owner the administration building and Facility warehouse, together with the certificates of occupancy relating thereto and any other required Governmental Authorization, by the completion date set forth in the Contract Summary Schedule therefor, Owner's sole remedy for such delay shall be to recover from Contractor, and Contractor shall pay to Owner, as liquidated damages and not as a penalty, delay liquidated damages in the amount of $250 for each Day or portion of a Day that completion and turnover of the administration building and Facility warehouse to Owner is delayed, provided however that such delayed liquidated damages shall be capped at $25,000.

      10.2 Performance Liquidated Damages; Performance Bonuses.

            10.2.1 Performance Liquidated Damages.

                  10.2.1.1 The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur if a Power Block satisfies the Minimum Performance Guarantees but does not satisfy all of the Performance Guarantees on or before the Guaranteed Final Completion Date, and accordingly, if a Power Block satisfies the Minimum Performance Guarantees but does not satisfy all of the Performance Guarantees on or before the expiration of the Cure Period with respect to that Power Block, subject to a one percent deadband on the Performance Guarantees, then Owner's sole remedy for that failure shall be to recover from Contractor, and Contractor shall pay to Owner, as liquidated damages and not as a penalty, the applicable Performance Liquidated Damages; provided that in no event shall the Heat Rate Liquidated Damages exceed the Performance Liquidated Damages/Heat Rate Cap, and provided further that in no event shall the Electrical Output Liquidated Damages exceed the Performance Liquidated Damages/Output Cap. If a Power Block satisfies all of the Performance Guarantees on or before the Guaranteed Final Completion Date, Contractor shall not be liable for any Performance Liquidated Damages for such Power Block under this Section 10.2. The Performance Liquidated Damages identified in this Section 10.2 relate solely to Contractor's failure to achieve the Performance Guarantees on or before the end of the applicable Cure Period and not to any other breaches, actions or omissions of Contractor with respect to the Work.

                  10.2.1.2 Notwithstanding anything set forth in Section
10.2.1.1 to the contrary, Owner shall have the right to allow Contractor at Contractor's discretion to delay the payment of Performance Liquidated Damages by Contractor and to allow Contractor continue to seek to achieve the Performance Guarantees for a period of up to 90 Days after the Guaranteed Final Completion Date. During such additional period, through the Day that Contractor achieves Substantial Completion, if achieved, Delay Liquidated Damages shall continue to accrue. At the end of such additional period, and at any time during such period upon the Parties' agreement, Contractor shall conduct additional Performance Verifications to allow the Parties to determine whether Contractor has achieved Substantial Completion and the Performance Guarantees. Whether and to what extent Contractor must pay Performance Liquidated Damages shall be determined by whether the Performance Guarantees are satisfied as evidenced by the final Performance Verification conducted during such additional period.

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            10.2.2 Performance Bonuses. If, during a Performance Verification, a
Power Block exceeds the Performance Guarantees for Heat Rate or Electrical Output, then Contractor shall be entitled to immediately thereafter conduct a Bonus Performance Verification. If the Power Block exceeds the Bonus Electrical Output or the Bonus Heat Rate, or both, during such Bonus Performance Verification, Contractor shall be entitled to receive from Owner, and Owner shall pay to Contractor, as a bonus for such additional performance, the Heat Rate Bonus and/or the Electrical Output Bonus; provided that in no event shall aggregate Performance Bonuses exceed the Performance Bonus Cap.

            10.2.3 Netting. In the event that Contractor is liable to pay Owner Performance Liquidated Damages with respect to one Power Block and is entitled to receive from Owner Performance Bonuses with respect to the other Power Block,
(a) if such Performance Liquidated Damages due exceed the Performance Bonuses due, then Contractor shall pay Owner the difference, and (b) if such Performance Bonuses due exceed the Performance Liquidated Damages due, then Owner shall pay Contractor the difference.

      10.3 Payment; Aggregate Bonus Cap. The Liquidated Damages and Bonuses specified in Sections 10.1 and 10.2 shall be due and payable by Contractor to Owner, or by Owner to Contractor, within 30 Days after written demand by the other Party. Any Liquidated Damages or Bonuses that remain unpaid after the expiration of such 30 Day period shall bear interest at the Late Payment Rate. Notwithstanding the assessment of interest, and in addition to its other rights and remedies, Owner shall have the right to offset the amount of any unpaid Liquidated Damages plus interest against any amounts due or that may become due to Contractor under this Agreement. Notwithstanding anything set forth in Sections 10.1.2 and 10.2.2, in no event shall the aggregate amount of Early Completion Bonuses and Performance Bonuses for which Owner is liable to Contractor exceed the Aggregate Bonus Cap.

      10.4 Consequential Damages. In no event shall Owner, Contractor or any Subcontractor be liable for any consequential, special, incidental or indirect damages, except to the extent liquidated damages expressly provided in this
Article 10 or any damages within the scope of the indemnifications set forth in
Article 12 may be construed to constitute such damages.

      10.5 Limitation of Liability. Contractor's liability under this Agreement, whether based on contract, tort (including negligence, strict liability or otherwise), guarantee, indemnity, warranty or otherwise, shall not exceed twenty-five percent of the Contract Price; provided, however, that there shall be no limitation on the Contractor's liability under this Agreement for: (a) Contractor's indemnity obligations for patent infringement, title to the Work, and Liens, (b) claims which arise or result from fraudulent or unlawful acts, gross negligence or willful misconduct of Contractor, its Subcontractors or others for whom Contractor is responsible, or any failure of Contractor, its Subcontractors or others for whom Contractor is responsible to comply with any applicable Laws, (c) the proceeds of insurance Contractor is required to obtain and maintain in accordance with Article 13 and Exhibit I or (d) Contractor's obligation to complete the Work to achieve Ready for First Fire.

      10.6 Early Take-Over. The Parties recognize and agree that, except in connection with a valid and proper termination of this Agreement pursuant to
Article 18, if Owner takes

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possession and/or control of a Power Block or other portion of the Facility away from Contractor or requires a Power Block or other portion of the Facility to be operated prior to Contractor's achievement of Substantial Completion thereof, it will delay, hinder and/or prevent Contractor's performance hereunder. Accordingly, except only as otherwise provided in Article 18 of this Agreement, or as the Parties otherwise expressly agree in writing, and notwithstanding anything in this Agreement to the contrary, if Owner takes possession and/or control of a Power Block or other portion of the Facility away from Contractor or requires a Power Block or other portion of the Facility to be operated, in either case prior to Contractor's achievement of Substantial Completion thereof, Contractor shall be entitled to relief including, without limitation, the following: Contractor shall be deemed to have achieved Substantial Completion of the affected Power Block and the Common Components thereto upon such take-over or operation by Owner, and Contractor shall have no further obligation in regard to the Performance Guarantees (which shall be deemed fully satisfied) or any liability for Liquidated Damages with respect to such affected Power Block(s). Owner shall have full care, custody and control of the affected Power Block or other portion of the Facility, and full risk of loss therefor, from that point on. Owner shall pay Contractor the remainder of the Contract Price relating to that Power Block or the affected portion of the Facility. Unless the Parties otherwise specifically agree in writing, Contractor shall have no obligation to perform any further Work with respect to such affected Power Block(s), and Contractor's warranty and indemnity obligations and its other rights and obligations under this Agreement shall be equitably adjusted.

      10.7 Turn-Over of Power Blocks. Reflecting the fact that this Agreement contemplates the turn-over to Owner of individual Power Blocks as such Power Blocks achieve Substantial Completion and the achievement of Final Completion on an individual Power Block basis, the following Sections 10.7.1 through 10.7.6 shall apply and control notwithstanding anything to the contrary.

            10.7.1 Consistent with Section 17.1, risk of loss with respect to each Power Block (including the portion of the Facility, the Work, and the Owner Equipment and Major Equipment that constitutes a part of such Power Block) shall pass to Owner pursuant to Section 17.1 when care, custody and control and risk of loss with respect to such Power Block passes to Owner pursuant to Section 9.5, or upon earlier assumption of care, custody and control thereof by Owner. Risk of loss with respect to Common Components shall pass to Owner upon the earliest transfer to Owner of the risk of loss with respect to any Power Block to which such Common Components relate.

            10.7.2 Owner shall have risk of loss with respect to any loss or damage to portions of the Facility which are in Contractor's care, custody and control (and for which Contractor would otherwise have risk of loss) to the extent such loss or damage arises from operation or maintenance of portions of the Facility for which Owner has risk of loss. Owner shall repair, replace or reconstruct such loss or damage, or have it repaired, replaced or reconstructed by Contractor as a Change.

            10.7.3 Upon Substantial Completion of each Power Block and turnover thereof to Owner pursuant to this Section 10.7, Owner shall have the right to operate such Power Block and shall be fully responsible for the operation and maintenance of every Power Block that is turned over to Owner, and any Common Components related to such Power Blocks.

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            10.7.4 Owner shall provide Contractor with reasonable access to all portions of the Facility of which Owner has care, custody and control as is reasonably necessary for Contractor to perform the Work (including the performance of Performance Verification and the undertaking of efforts to improve the performance of the Facility). Contractor shall coordinate the performance of such Work so as to not unreasonably interfere with Owner's operation of any Power Block of which Owner has care, custody and control.,

            10.7.5 Contractor shall not be responsible for any degradation in performance of the Facility or any part thereof arising from operation or maintenance of any Power Blocks turned over to Owner and any Common Components related to such Power Blocks; provided, however, nothing in this paragraph
10.7.5 shall relieve Contractor of its obligations under this Agreement with regard to any degradation in performance of any remaining portion of the Facility not turned over to Owner where such degradation has resulted from any defects in the Work.

            10.7.6 If Contractor's performance of the Work is actually adversely impacted by (a) any loss or damage for which Owner has the risk of loss pursuant to Sections 10.7.1 or 10.7.2 above, (b) Owner's operation and maintenance, as provided in Section 10.7.3 above, (c) any failure of Owner to provide Contractor access as required in Section 10.7.4, or (d) any degradation in performance for which Contractor is relieved of responsibility in Section 10.7.5, it shall be treated as a Change and there shall be an equitable adjustment under Article 7.

11.   WARRANTY

      11.1 Work Warranty.

            11.1.1 Contractor represents and warrants that during the Warranty Period all engineering and design work, including all Prior Work to the extent constituting engineering and design work, provided by Contractor and its Affiliates shall have been and shall be performed in accordance with Prudent Industry Practice.

            11.1.2 Contractor represents and warrants that during the Warranty Period all Contractor-Supplied Equipment and workmanship performed at the Facility by Contractor and its Affiliates shall (a) be free from errors, defects and damage in material and workmanship; (b) be new unless the Parties agree otherwise in advance and in writing; (c) be of good quality and good condition;
(d) be delivered, handled, stored (whether on-Site or off-Site) and installed in accordance with all manufacturer's instructions and in a manner that does not void or impair manufacturer warranties; and (e) conform to the requirements of this Agreement, including the Specification.

            11.1.3 Contractor makes no representations or warranties relating to any Owner Equipment or Major Equipment following Substantial Completion of the Power Block to which such Owner Equipment or Major Equipment relates.

            11.1.4 Contractor represents and warrants that during the Warranty Period all computer hardware and software and all microchip devices and equipment which are part of the Equipment or the Facility (other than any components included as part of the Owner Equipment or Major Equipment, except with respect to (c) and (d) below) shall: (a) be free from material

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defects in materials and workmanship, (b) comply with the Specification, (c) be compatible with each other, (d) operate together as a system, (e) completely and accurately process, present and store all dates and date related functions without producing abnormally ending or incorrect results, and (f) at the time of Substantial Completion of the Power Block to which they relate, contain no computer viruses or code that may be used to modify, delete, render inaccessible or damage any part of the Work or Owner's data files or other programs.

      11.2 Breach of Warranty. If, within the Warranty Period, deviations from, breaches of or failures of the warranties set forth in Section 11.1.1, 11.1.2 and 11.1.3 ("Defects") in the Work or the Facility are discovered by Owner or Contractor, Contractor shall, at its sole expense, correct, repair, modify, or replace those Defects, including repair, disassembly, removal, transportation, reassembly or reperformance of any affected portion of the Work (including all Work and Equipment) immediately upon being discovered or upon notice from Owner, and shall demonstrate that the Defects have been properly corrected. Contractor shall comply with the Warranty Administration Procedure set forth in Exhibit L. The Warranty Period with respect to the correction of any Work found to contain Defects shall also extend for the Extended Warranty Period. Contractor shall use its reasonable efforts to remedy any failure or breach of Warranty so as to minimize revenue loss to Owner and to avoid disruption of Owner's operations at the Site. If Contractor fails to initiate and diligently take steps to pursue corrective action within five Days after Contractor receives Owner's notice and to pursue that corrective action continuously thereafter, Owner may undertake or arrange corrective action at Contractor's expense. If Owner makes a good faith determination that corrective action is necessary in a shorter time than that provided in this Section 11.2, Owner shall immediately notify Contractor of such need and, if Contractor fails to immediately initiate and diligently pursue such corrective action, Owner may undertake or arrange corrective action at Contractor's expense. The correction of a Defect by Owner pursuant to this
Section 11.2 shall not limit or void Contractor's warranty; provided that the correction of the Defect by Owner is in accordance with Contractor's reasonable recommendations or, in the absence those recommendations, Prudent Industry Practices. In no event shall Contractor have any obligation to remedy the Work if Contractor or Owner does not discover such Defect during the Warranty Period or Owner fails to provide notice as promptly as practicable but no later than three Business Days following the expiration of the Warranty Period or the Extended Warranty Period, as applicable.

      11.3 Subcontractor Warranties. In addition to Contractor's warranties and subject to Section 11.4 below, Contractor shall use its best efforts to obtain written warranties for the benefit of Contractor and Owner from Contractor-Supplied Equipment suppliers, vendors and Subcontractors in relation to their respective portions of the Work which: (a) are consistent with Contractor's warranty to Owner and (b) warrant against defects and deficiencies in each Subcontractor's work. Contractor shall promptly provide to Owner copies of all Subcontractor warranties and guarantees that Contractor obtains. Those warranties and guarantees shall provide that they survive Owner and Contractor verifications, inspections and approvals and shall be assignable to Owner. On or after the final term of the applicable Warranty Period or Extended Warranty Period, at the request of Owner, Contractor shall assign to Owner any Subcontractor warranty that has not otherwise expired.

      11.4 Primary Liability. Contractor shall have primary liability to Owner with respect to the warranties in Article 11, whether or not any Defect or other matter is also covered by a

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warranty of a Subcontractor or other third party, and Owner shall pursue only
Contractor for any required corrective action. In addition, such warranties shall not be restricted in any manner by any warranty of a Subcontractor or other third party, and the refusal of a Subcontractor or other third party to provide or honor a warranty or to correct defective, deficient or non-conforming Work or Equipment shall not excuse Contractor from its liability on such warranties to Owner.

      11.5 Title Warranty. Contractor represents and warrants that upon Contractor's receipt from Owner of all amounts due under the Agreement title shall pass to Owner as to all portions of the Work and the Facility that comprise Contractor-Supplied Equipment and to all software that is part of the Contractor-Supplied Equipment in accordance with the terms of this Agreement that shall be good, exclusive and marketable title free and clear of all encumbrances, liens, security interests and other defects in title provided that Contractor shall transfer only a perpetual, worldwide, transferable, royalty-free license to Owner of all licensed software specifically designated in Exhibit A. In the event of any non-conformity with or breach of this warranty, Contractor, at its own expense, shall promptly replace the non-conforming or affected Work, and this warranty shall survive the expiration, cancellation or termination of the Work and/or this Agreement. The warranty provided in this Section 11.5 shall not be subject to any limitation of liability otherwise provided to Contractor under this Agreement, including the limitation of liability set forth in Section 10.5.

      11.6 Defect Limitations. For purposes of this Article 11, normal wear and tear and damage to the extent caused by Owner's failure to operate or maintain the affected Work in accordance with the Operations Manuals, the Plant Manuals, Prudent Industry Practice and/or Owner's misuse or abuse of the applicable Work shall not constitute a Defect.

      11.7 Warranty Assistance. At the request of Contractor, Owner shall furnish, to the extent reasonably available, at Contractors expense, personnel and facilities to assist Contractor in any repairs, modifications, or replacements pursuant to Contractor's warranty obligations.

      11.8 Reasonable Access for Contractor. Owner shall provide Contractor's representatives reasonable access to the Facility for the purpose of observing the operation and maintenance of the Facility during times on which Owner and Contractor agree. Contractor acknowledges that warranty Work, at the request of Owner, must be coordinated with the ongoing operations of the Facility to assure, among other things, that Owner will be able to fulfill its obligations with respect to the Facility.

      11.9 Exclusivity of Warranties and Remedies. THE WARRANTIES PROVIDED IN THIS ARTICLE 11 ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) SHALL APPLY. THE REMEDIES SET FORTH IN THIS
ARTICLE 11 ARE THE EXCLUSIVE REMEDIES OF OWNER FOR ANY FAILURE BY CONTRACTOR TO COMPLY WITH ITS WARRANTY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

      11.10 Effect on Other Provisions. Passage of title and risk of loss under
Article 17 shall have no effect on any other terms of this Agreement, or on any rights (express or implied), obligations or duties of the Contractor or Owner under this Article 11 or under any other

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provision of this Agreement, including any provisions relating to guarantees of the Contractor; completion; completion dates; Performance Verification; Performance Guarantees; payment schedules; obligation to repair or reconstruct any item; safety measures; insurance and contract termination. The transfer of title shall not relieve Contractor of its obligation to provide and pay for all transportation and storage in connection with the Work.

      11.11 Assignment of Rights Under Major Equipment Contracts. Owner has entered into, or as soon after the Effective Date as is practicable but no later than November 1, 2004 or such later date as Owner and Contractor may agree in writing, will enter into each of the Major Equipment Contracts with the respective Major Equipment Vendor. Owner hereby assigns to Contractor, effective as of the NTP Date (or such later date as any Major Equipment Contract may become effective if not effective on the NTP Date), all of its rights and remedies (other than title to any Major Equipment), and Contractor hereby assumes all of Owner's obligations, under each Major Equipment Contract (other than the Turbine Contracts). Owner's rights and remedies under the Turbine Contracts shall be assigned to Contractor, effective as of the NTP Date, pursuant to a separate instrument among Owner, Contractor and General Electric Company. Owner shall provide written notice of the assignment (and date thereof) of each Major Equipment Contract to the respective Major Equipment Vendor immediately after the NTP Date or the effectiveness of such assignment. The Major Equipment Contracts assigned to Contractor pursuant to this Section 11.11 shall not be subject to the 4% service fee Contractor may otherwise be entitled to charge with respect to subcontracts. Following the NTP Date and any adjustment to the Contract Price pursuant to Section 6.1.1.2 and Section 6.1.3, Contractor shall not be entitled to any increase in the Contract Price or any adjustment in the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date, on account of any change order or variation or other amendment or modification under or to any Major Equipment Contract, except pursuant to Article 7. Contractor shall, and hereby does, assign to Owner, effective as of the commencement of the Warranty Period with respect to each Power Block, all rights and remedies relating to warranties of Major Equipment under each Major Equipment Contract. Contractor shall deliver a notice to each Major Equipment Vendor regarding the assignment of warranties prior to the commencement of the Warranty Period. If a Major Equipment Contract entered into by Owner does not (i) provide for an assessment of the respective Major Equipment, (ii) provide for technical assistant services through Substantial Completion, (iii) contain performance guarantees, liquidated damages, warranties and schedule guarantees consistent with Contractor's related obligations hereunder or (iv) contain other material terms and conditions substantially the same as those contained in the original contract or purchase order for the respective Major Equipment, then Contractor shall be relieved of its corresponding obligations hereunder to the extent of such variance in the corresponding obligation, in all cases to the extent applicable to the related Major Equipment Contract; provided, however, that Contractor's Performance Guarantees hereunder are based on 98.5% of the performance guaranteed under the original ACC Contract. At the time each Major Equipment Contract is entered into, a Change Order shall be issued to reflect any necessary adjustment to Contractor's obligations hereunder.

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12.   INDEMNIFICATION; LIENS

      12.1 Contractor's Indemnity. To the fullest extent permitted by Laws, Contractor shall defend, indemnify and hold harmless Owner and its respective officers, directors, employees, agents, Affiliates and representatives ("Owner Indemnitees") from and against any and all claims, demands, suits, liabilities, causes of action, losses, expenses, damages, fines, penalties, court costs and reasonable attorneys' fees arising out of personal injury and third party property damage and any and all fines or penalties imposed by any Governmental Authority (collectively, "Claims"), in each case to the extent they arise or result from, or are occasioned by or in connection with: (a) any negligent, grossly negligent or intentionally wrongful act or omission to act by Contractor, a Subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts they may be liable, (b) any Taxes for which Contractor or any Subcontractor is liable or responsible under this Agreement, and (c) Contractor Hazardous Materials; provided that this indemnification shall not apply to any claim, demand, suit, liability, injury, property damage, cause of action, loss, expense, damage or penalty to the extent it arises from the negligence, gross negligence or intentionally wrongful acts or omissions of any Owner Indemnitee. This indemnification shall apply, however, to any claim, demand, suit, liability, injury, property damage, cause of action, loss, expense, damage or penalty incurred by any Owner Indemnitee by the imposition on the Owner Indemnitee of contingent, indirect or vicarious liability arising from those acts or omissions of Contractor described above. Contractor's indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Agreement until the expiration of the applicable statute of limitations. In claims against any Owner Indemnitee by an employee of Contractor, a Subcontractor, anyone employed by any of them or anyone for whose acts they may be liable, the indemnification obligation shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for Contractor, a Subcontractor or any other party under workers' or workmen's compensation acts, disability benefit acts, or other employee benefit acts. The indemnification obligations in this Section 12.1 shall apply without any limitation to all matters involving injured employees of Contractor or any Subcontractor or supplier, regardless of any provision of the applicable workers compensation laws, and in particular regardless of the exclusive remedy or employee immunity provisions of those laws, all of which are hereby expressly waived.

      12.2 Owner's Indemnity. To the fullest extent permitted by Laws, Owner shall defend, indemnify and hold harmless Contractor and its officers, directors, employees, agents, Affiliates and representatives from and against any and all Claims, in each case to the extent they arise or result from, or are occasioned by or in connection with (a) the presence of Owner Hazardous Materials and (b) any negligent, grossly negligent or intentionally wrongful act or omission to act by Owner or by anyone directly or indirectly employed by Owner, or anyone for whose acts Owner may be liable; provided, however, that this indemnity shall not apply to any claim, demand, suit, liability, injury, property damage, cause of action, loss, expense, damage or penalty to the extent it arises or results from the negligent, grossly negligent, or intentionally wrongful acts or omissions of Contractor or its Subcontractors or any of their officers, directors, employees, agents, Affiliates and representatives or any other party for whom either may be liable. This indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Agreement until the expiration of the applicable statute of limitations.

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      12.3 Claims. The Party seeking indemnification shall promptly give written notice to the other Party of any third party action for which indemnification is being sought and shall provide the other Party with the opportunity to participate in all settlement negotiations with respect to the claim.

      12.4 Liens. Contractor shall keep the Facility and the Site and the Equipment free from all liens, charges, claims and judgments, security interests and encumbrances ("Liens") arising out of the performance of the Work under this Agreement to the extent of any payment by Owner to Contractor pursuant to this Agreement. If Owner seeks indemnification by Contractor for any Lien, Owner shall:

      (a) give Contractor prompt notice of any Lien of which it has knowledge;

      (b) cooperate in the defense of the Lien at Contractor's expense; and

      (c) give Contractor sole control of the defense and settlement, to the extent of Contractor's liability, for the Lien; provided that Contractor shall promptly confirm in writing its obligation to indemnify Owner with respect to all costs and expenses with respect to the Lien. Contractor shall take prompt steps to discharge any Lien filed against the Facility, the Site, any Equipment, and any structures comprising the Facility or located on the Site by any Subcontractor based on a claim for payment in connection with the Work. If Contractor fails to discharge promptly any Lien, Owner shall have the right, upon notifying Contractor in writing, to take any reasonable action to satisfy, defend, settle or otherwise remove the Lien at Contractor's expense, including reasonable attorneys' fees, costs and expenses. Owner shall have the right to deduct and offset any expenses so incurred from any payment due, or which may become due, to Contractor under this Agreement and to recover those expenses from Contractor. Contractor shall have the right to contest any Lien; provided that it first must provide to the lienholder, a court or other third Person, as applicable, a bond or other assurances of payment necessary to remove the Lien and all other encumbrances related to the Work from the Site and Facility in accordance with applicable Laws.

13.   INSURANCE

      13.1 Contractor's Insurance. Contractor shall provide and maintain the insurance specified in Exhibit I in accordance with the terms and provisions of
Exhibit I and shall provide insurance certificates to Owner from time to time as requested by Owner evidencing that insurance. The certificates shall provide that the insurance coverage shall not be canceled or modified unless and until Owner receives at least 10 Days prior written notice.

      13.2 Subcontractors' Insurance. Before permitting any Subcontractor to perform any portion of the Work at the Site, Contractor shall obtain a certificate of insurance for such Subcontractor evidencing that such Subcontractor has obtained insurance in such amounts and against such risks as is customarily carried by persons engaged in similar type and size businesses performing similar work in the same geographic area. All such insurance shall include a waiver of any rights of subrogation of the insurer as against Owner, its employees, officers and directors.

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      13.3 Owner's Insurance. Owner shall provide and maintain the insurance specified in Exhibit I in accordance with the terms and provisions of Exhibit I and shall provide insurance certificates to Contractor from time to time as requested by Contractor evidencing that insurance. The certificates shall provide that the insurance coverage shall not be canceled or modified unless and until Contractor receives at least 10 Days prior written notice.

14.   INTELLECTUAL PROPERTY

      14.1 Title to Plans and Specifications. Documentation prepared by Contractor pursuant to this Agreement and which Contractor has an obligation to supply in accordance with this Agreement, shall be the property of Owner, and Contractor hereby assigns all of that Documentation to Owner. Owner shall use such Documentation solely for the purpose of the engineering, design, construction, operations and maintenance of the Facility. If Owner uses the Documentation for any purpose other than in connection with the Facility, Owner shall be responsible for such use and hereby agrees to release, defend, indemnify and hold Contractor harmless for any liability arising out of such use. Nothing in this Agreement shall be construed as limiting Contractor's ownership of its rights to use its basic know-how, experience and skills, whether or not acquired during performance of the Work, or to perform any construction or other services for any other Person.

      14.2 Patents. Contractor shall include, as a term or condition of each purchase order and contract employed by it in the performance of the Work, a patent indemnification provision extending from the vendor under the purchase order or contract to Owner and Contractor and shall render all assistance Owner may reasonably require on a reimbursable cost basis to enforce the terms of those indemnifications by vendors. This obligation shall not reduce or otherwise affect Contractor's obligation to provide all Work to Owner free and clear of all patent infringement claims.

      14.3 Patent Infringement.

            14.3.1 Contractor shall pay all royalties and license fees payable under or in respect of, and shall defend, indemnify and hold harmless the Owner Indemnitees from and against any loss arising out of, resulting from, or reasonably incurred in contesting, any Claim (a) for unauthorized disclosure by Contractor or use of any trade secrets, (b) for any patent, license, copyright or trademark infringement arising from Contractor's performance, or that of its Subcontractors, under this Agreement, or (c) that is asserted against such Owner Indemnitee, and that (i) concerns any Documentation or Contractor-Supplied Equipment delivered to Owner pursuant to this Agreement or (ii) is based upon the performance of the Work by Contractor or any Subcontractor, including the use of any tools or implements for construction by Contractor or any Subcontractor.

            14.3.2 If such Claim for such infringement results in a suit against an Owner Indemnitee, Contractor shall, at its election and in the absence of a waiver of this indemnity by such Owner Indemnitee, have sole charge and direction of said suit on such Owner Indemnitee's behalf so long as Contractor diligently prosecutes the same. If Contractor has charge of a suit brought against an Owner Indemnitee by a third party, such Owner Indemnitee shall render such assistance as Contractor may reasonably require in the defense of such suit except that such

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Owner Indemnitee shall have the right to be represented therein by counsel of its own choice and at its own expense. If such Owner Indemnitee is enjoined from completion of the Facility or any part thereof, or from the use, operation or enjoyment of the Facility or any part thereof as a result of such Claim or any litigation based thereon, Contractor shall promptly arrange to have such injunction removed at no cost to any Owner Indemnitee. If in such Claim any device is held to constitute an infringement and its use is enjoined, Contractor shall either secure for each of the Owner Indemnitees the right to continue using such device by suspension of the injunction or by procuring for such Owner Indemnitee a license, or otherwise at Owner's option and Contractor's expense, replace such device with a non-infringing device of equivalent utility, performance and expected life, or modify it so that it becomes non-infringing without impairing its utility, performance and expected life.

15.   CONFIDENTIAL INFORMATION

      Each of the Parties has a proprietary interest in information that will be furnished to the other pursuant to this Agreement. The Parties shall keep in confidence and shall not disclose any information which in good faith is specifically designated in writing at the time of disclosure as confidential ("Confidential Information") without the prior written permission of the disclosing parry or use any Confidential Information for other than the purposes for which it is supplied, except as expressly provided in this Agreement. Confidential Information of Owner shall include all information about the Owner, its Affiliates or the Facility developed or acquired by Contractor in connection with this Agreement, including any Major Equipment Contract or information relating to any Major Equipment Contract, that Contractor knew or reasonably should have known is proprietary or confidential information of Owner or its Affiliates regardless of whether such information is designated in writing as "confidential" at the time of disclosure. Each Party agrees that the other Party may disclose any Confidential Information to its consultants, attorneys and representatives and to other Persons, including the Financial Institutions and potential investors, as may be necessary to enable that Party to perform its obligations under this Agreement or any document related to the Facility or the financing of the Facility; provided that those Persons are subject to or bound by confidentiality obligations equivalent to those set forth herein or have executed a confidentiality agreement in form and substance satisfactory to the Parties. Each Party agrees to hold the Confidential Information confidential for the shorter of a period of five years after receipt or a period of two years after the Final Completion Date. If a Party is required by a subpoena or Law, or by any Governmental Authority in connection with any rate case or other regulatory proceeding , to disclose the other Party's Confidential Information, such Party may disclose such Confidential Information, but it shall give the other Party prompt written notice thereof. The provisions of this Article 15 shall not apply to information which: (a) was in the possession of the receiving Party at the time it was initially furnished without a breach of this Article 15; (b) is or becomes part of the public domain without breach of this Article 15; (c) is received from a third party who is under no limitation or restriction regarding disclosure; or (d) is developed independently without the use of the Confidential Information. The provisions of any written agreement between Contractor and Owner entered into before the Effective Date governing the secrecy or confidentiality of information exchanged between Contractor and Owner shall apply with respect to information exchanged prior to the Effective Date and are hereby superseded for all information exchanged on and after the Effective Date.

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16.   HAZARDOUS MATERIALS

      16.1 Material Safety Data Sheets. To the extent required by any Laws, Contractor shall provide to Owner all material safety data sheets covering all Hazardous Materials to be furnished, used, applied, or stored by Contractor or any Subcontractor or otherwise associated with the Work. Contractor shall provide Owner's Project Manager with copies of the applicable Material Safety Data Sheets or copies of a document certifying that no Material Safety Data Sheets are required under any Laws and shall determine whether any substance or material furnished, used, applied, or stored by Contractor in connection with the Work is within the provisions of any Laws concerning Hazardous Materials.

      16.2 Site Use, Storage, Removal. When the use or storage of explosives or other Hazardous Materials or equipment is necessary for the performance of the Work or Contractor encounters any Hazardous Materials during the performance of the Work, Contractor shall exercise the utmost care and shall carry on its activities under the supervision of properly qualified personnel in accordance with all Laws. Before Final Completion, Contractor shall remove all explosives and or other Hazardous Materials and equipment previously used, stored or located on the Site or any neighboring property by Contractor or any Subcontractor, unless the same have been permanently incorporated into the Facility in accordance with the Laws, and shall certify such removal in writing to Owner.

      16.3 Notice of Presence. Contractor shall provide written notice of the presence at the Site of Hazardous Materials which Contractor or its Subcontractors bring onto the Site to local fire, medical, and law enforcement agencies as required by all Laws and shall deliver a copy of each notice promptly to Owner's Project Manager.

      16.4 Labeling; Training. Contractor shall label all Hazardous Materials and train all employees and other Persons as necessary in the safe use of those Hazardous Materials as required under all Laws.

      16.5 Handling, Collection, Removal, Transportation and Disposal.

            16.5.1 Contractor shall be responsible, at its sole cost, for the proper handling, collection, removal, transportation and disposal of any Contractor Hazardous Materials. All activities in connection with the foregoing shall be performed in accordance with the requirements of all Governmental Authorities and Laws. Anything herein to the contrary notwithstanding, title to, ownership of and legal responsibility and liability for any and all Contractor Hazardous Materials shall at all time remain with Contractor. Contractor shall look to the disposal facility and/or transporter for any responsibility or liability arising from improper disposal or transportation of such Contractor Hazardous Materials. Owner shall not have or exert any control over Contractor in Contractor 's obligations or responsibilities, if any, as a generator in the storage, transportation, treatment or disposal of any Contractor Hazardous Materials. Contractor shall indemnify, release and save Owner harmless from all damages, liability, expenses or penalties paid by Contractor resulting from Contractor Hazardous Materials. Contractor has included time in the Schedule for satisfying its obligations as to all Contractor Hazardous Materials. Notwithstanding anything set forth in Section 8.1 to the contrary, Contractor shall not seek, and shall not be entitled to receive, any extension of time in

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the Schedule in order to satisfy Contractor's obligations as to such Contractor
Hazardous Materials.

            16.5.2 Owner shall be responsible, at its sole cost and risk, for the proper handling, storage, collection, treatment, removal, transportation and delivery for disposal of all Owner Hazardous Materials and Owner shall be solely responsible for obtaining a disposal site for such Owner Hazardous Materials. All activities in connection with the foregoing shall be performed in accordance with the requirements of all Governmental Authorities and Laws. Contractor shall provide all reasonable assistance as Owner may request in connection with Owner satisfying Owner's obligations relating to Owner Hazardous Materials. Owner shall advise Contractor of the existence of Owner Hazardous Materials at the Site of which Owner has knowledge, or shall supply soil data, to the extent available, which evidences that the Site is clean and free of Owner Hazardous Materials. Anything herein to the contrary notwithstanding, title to, ownership of and legal responsibility and liability for any and all Owner Hazardous Materials shall at all time remain with Owner. Owner shall look to the disposal facility and/or transporter for any responsibility or liability arising from improper disposal or transportation of such Owner Hazardous Materials. Contractor shall not have or exert any control over Owner in Owner's obligations or responsibilities, if any, as a generator in the storage, transportation, treatment or disposal of any Owner Hazardous Materials. Owner shall complete and execute any required governmental forms relating to regulated activities, including, but not limited to, generation, storage, handling, treatment, transportation, or disposal of Owner Hazardous Materials. In the event Contractor executes or completes any required governmental forms relating to regulated activities, including, but not limited to, storage, generation, treatment, transportation, handling or disposal of Owner Hazardous Materials, Contractor shall be and be deemed to have acted as Owner's agent. Owner shall indemnify, release and save Contractor harmless from all damages, liability, expenses or penalties paid by Contractor resulting from Owner Hazardous Materials.

      16.6 Costs. Subject to Section 16.5, all costs Contractor incurs in satisfying Contractor's obligations, as set forth in this Article 16, are the responsibility of Contractor and are included in the Contract Price.

      16.7 Notice of Discovery. Contractor shall provide prompt notice to Owner of all suspected Owner Hazardous Materials that it finds during performance of the Work. Owner shall be responsible for the prompt determination of the nature of those substances or wastes and, to the extent that such Hazardous Materials in, on or under the Site are not Contractor Hazardous Materials, shall proceed with due diligence to resolve the matter.

      16.8 Compliance with Laws. Neither Party shall introduce or release or allow to be introduced on or released from the Site or in the Work or handle, collect, remove, transport or dispose of, Hazardous Materials in violation of any Laws, including 42 U.S.C. Sections 9601 et seq., "Comprehensive Environmental Response, Compensation and Liability Act of 1980" as amended, 15 U.S.C. Sections 2601 et seq., "The Toxic Substances Control Act" as amended, 42 U.S.C. Sections 6901 et seq., "The Resource Conservation and Recovery Act of 1976" as amended.

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      16.9 Policies and Procedures. Contractor shall develop, implement and enforce effective written policies and procedures, within the framework of all Laws, for general Site safety and the handling, collecting, removing, transporting or disposing of Hazardous Materials on the Site in order to ensure the highest standards of prudent practice on the Site for the safety of all employees, agents and representatives of Contractor and any of its Subcontractors.

17.   TITLE; RISK OF LOSS

      17.1 Transfer of Title. Except as provided in Section 17.3, Contractor shall transfer title to any Contractor-Supplied Equipment and to the Work and the Facility upon the earlier to occur of payment by Owner for such Equipment or Work or the delivery thereof to the Site or the incorporation thereof into the Work or the Facility.

      17.2 Risk of Loss. Contractor shall have care, custody and control of each Power Block, and shall bear the risk of loss with respect to such Power Block and all Equipment from the NTP Date through Substantial Completion of such Power Block; provided, however, that Contractor's liability for any loss shall be limited to $100,000 per incident, except with respect to incidents involving losses related to any steam turbine generator at the Site, which shall be limited to $250,000 per incident, and losses related to any combustion turbine generator at the Site, which shall be limited to $1,000,000 per incident, and Owner releases Contractor for any damage, loss or liability to the Work and the Facility in excess thereof. Care, custody and control, and risk of loss, with respect to a Power Block shall transfer from Contractor to Owner upon Substantial Completion of that Power Block, and Contractor shall have no further liability for and Owner releases Contractor from any damage or loss to that Power Block except as set forth in Section 17.3. Care, custody and control, and risk of loss, of the Facility (other than the Power Blocks) shall transfer from Contractor to Owner upon Substantial Completion of Power Block 2, and Contractor shall have no further liability for and Owner releases Contractor from any damage or loss to the Work or the Facility except as set forth in Section 17.3.

      17.3 Owner's Property. Owner assumes responsibility and risk of loss for loss of or damage to property owned by or in the custody of Owner, excluding construction work in progress at the Site, and any portion of the Work including any Power Block or other portion of the Facility prior to turnover by Contractor to Owner pursuant to the terms of this Agreement. Owner agrees to maintain property damage insurance fully covering said property from such risk naming Contractor as additional insured and Owner does hereby and shall cause its insurers to waive rights of subrogation against Contractor and its vendors and Subcontractors under any insurance which Owner may carry. Notwithstanding the foregoing, Contractor shall be responsible for loss of and damage to such property of Owner up to $100,000 per occurrence, to the extent such loss or damage is caused by Contractor's fault or negligence. Further, if Owner is not the sole owner and operator of the Facility and existing property at the Site, Owner shall obtain waivers and/or releases from the other owners and operators thereof sufficient to provide to Contractor the same protections from liability that would be afforded to Contractor under this Agreement if the Owner were the sole owner and operator.

      17.4 Contractor Tools. Title and risk of loss or damage to the equipment and tools of Contractor, all Subcontractors, and their respective employees and agents shall at all times

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remain with those Persons, and Owner shall have no responsibility for that equipment or those tools.

18.   DEFAULT; TERMINATION; SUSPENSION

      18.1 Default by Contractor. Each of the following events shall constitute an event of default ("Event of Default") under this Agreement:

            18.1.1 Contractor defaults in the payment of any sum due Owner under this Agreement and that default shall continue for 10 Business Days after Contractor receives written notice from Owner that the payment is past due;

            18.1.2 Contractor (a) fails to complete the Work and satisfy the conditions precedent for Substantial Completion of a Power Block by the earlier to occur of (i) the date that is 180 Days after the Guaranteed Substantial Completion Date for that Power Block and (ii) the date upon which Contractor's obligation to pay Delay Liquidated Damages relating to that Power Block is equal to or exceeds the Delay Liquidated Damages Cap, or (b) fails to complete the Work and satisfy the conditions precedent for Final Completion within 180 Days after the Guaranteed Final Completion Date or such longer time as may be afforded to the turbine supplier under the Turbine Contracts to cure deficiencies in performance; provided, however, that if the sole cause of Contractor's failure to complete the Work or achieve Substantial Completion or Final Completion in the time specified in this Section 18.1.2, or the occurrence of the date on which Delay Liquidated Damages have accrued to the Delay Liquidated Damages Cap, is the unavailability of parts or equipment that failed during Commissioning or Performance Verification due to no fault of Contractor, and Contractor has placed such part or equipment on order and is diligently proceeding to obtain on an expedited basis such part or equipment in order to complete the Work and does complete the Work in accordance with this Agreement thereafter at the earliest practicable time, then Contractor shall have an additional 90 Days to cure such default;

            18.1.3 Contractor defaults in any material respect in obtaining or maintaining the insurance required by this Agreement through the Final Completion Date;

            18.1.4 Contractor defaults in any respect in the observance or performance of any other material covenant, condition, representation, warranty and/or agreement of Contractor in this Agreement and that default continues for 30 Days after Owner gives Contractor written notice specifying the default and demanding that the same be remedied; provided that if the default by its nature cannot be cured within 30 Days and Contractor commences and diligently proceeds to cure the alleged default during that initial 30 Day period and actually completes the cure within a reasonable period of time after the notice, the event shall not be an Event of Default;

            18.1.5 Contractor files a petition commencing a voluntary case under the U.S. Bankruptcy Code, or for liquidation, reorganization, or an arrangement pursuant to any other U.S. or state bankruptcy Laws, or shall be adjudicated a debtor or be declared bankrupt or insolvent under the U.S. Bankruptcy Code, or any other U.S. Federal or state Laws relating to bankruptcy, insolvency, winding-up, or adjustment of debts, or makes a general assignment for

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the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or if a petition commencing an involuntary case under the U.S. Bankruptcy Code or an answer proposing the adjudication of Contractor as a debtor or a bankrupt or proposing its liquidation or reorganization pursuant to the Bankruptcy Code or any other U.S. federal or state bankruptcy Laws is filed in any court and Contractor consents to or acquiesces in the filing of that pleading or petition or answer is not discharged or denied within 30 Days after it is filed; or

            18.1.6 A custodian, receiver, trustee or liquidator of Contractor, all or substantially all of the assets or business of Contractor, or of Contractor's interest in the Facility or this Agreement is appointed in any proceeding brought against Contractor and not discharged within 90 Days after that appointment, or if Contractor shall consent to or acquiesces in that appointment.

Owner shall give Contractor written notice of any alleged breach or default by Contractor as soon as Owner has knowledge of the alleged breach or default, or notice of the facts giving rise to the alleged breach or default.

      18.2 Owner's Remedies. Upon the occurrence of an Event of Default and while that Event of Default is continuing, Owner at its option may take one or more of the following actions: (a) terminate this Agreement by giving Contractor written notice, (b) take control of the Facility and the Site, and/or (c) recover from Contractor immediately upon notice to Contractor, as damages for loss of bargain and not as a penalty, and in addition to all other amounts Owner is entitled to recover under this Agreement (subject to Owner's obligation to mitigate its damages), including Liquidated Damages, an amount equal to the cost of completing the Work (taking into account the requirements of the Schedule) minus the unpaid portion of the Contract Price. Subject to the limitations on Contractor's warranties, obligations and liability expressly contained in this Agreement, the remedies in this Article 18 provided in favor of Owner are not exclusive but are cumulative and may be exercised concurrently or consecutively and shall be in addition to all other remedies in Owner's favor under this Agreement.

      18.3 Termination at Owners Option. Owner may terminate the Work and this Agreement for any reason, in its sole discretion, at any time, by giving Contractor written notice thereof.

      18.4 Effect of Owner Termination.

            18.4.1 If Contractor receives a termination notice pursuant to
Section 18.2 or 18.3, Contractor shall immediately:

                  18.4.1.1 Stop the performance of all Work except as may be necessary to carry out the termination;

                  18.4.1.2 Issue no further purchase orders and enter into no further contracts relating to the Facility or the Work except with the prior written consent of Owner;

                  18.4.1.3 Assign to Owner, upon Owner's request, all rights of Contractor under contracts or purchase orders entered into by Contractor in connection with this Agreement;

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                  18.4.1.4 To the extent possible, upon Owner's request,
terminate existing contracts and purchase orders entered into by Contractor pursuant to this Agreement; and

                  18.4.1.5 Take any other action toward termination of the Work which Owner shall direct.

            18.4.2 Upon the termination of this Agreement pursuant to Section
18.2 or 18.3:

                  18.4.2.1 Owner shall be entitled to the ownership of all Equipment and to the Documentation for which Owner has paid Contractor;

                  18.4.2.2 Contractor shall be deemed to have waived any claim for damages, including loss of anticipated profits on account of this Agreement, if Owner shall have paid or pays Contractor all amounts due to Contractor up to the date of termination, including those amounts due under Section 18.4.2.3, but such amounts due shall in no event include any anticipated but unincurred profit or overhead;

                  18.4.2.3 If the termination occurs under Section 18.3, subject to Contractor's duty to mitigate its damages, Contractor shall be entitled to payment by Owner of the sum of the following amounts, less amounts previously paid by Owner: (a) all proven reasonable costs actually incurred with respect to any Equipment, material, labor, tools, construction equipment, machinery, costs of terminating subcontracts and other project related contracts and commitments, and demobilization costs, (b) a fee of four percent (4%) of the sum of the costs in item (a) of this Section 18.4.2.3; and (c) a fee of four percent (4%) of the total expected cost (whether or not incurred or paid at the time of termination) of all Major Equipment supplied and to be supplied by Owner, multiplied by a fraction, the numerator of which is the sum of the amounts in items (a) and (b) of this Section 18.4.2.3 and the denominator of which is the Contract Price. If the sum of the foregoing amounts is less than the amounts previously paid by Owner, Contractor shall refund the difference to Owner; and

                  18.4.2.4 If the termination is under Section 18.2, Contractor shall be liable for the reasonable damages, costs and attorneys' fees and expenses incurred because of the occurrence of any Event of Default or the exercise of Owner's remedies, including all reasonable costs and expenses incurred in connection with the return of the Facility, the completion of the Work and any proceeding to enforce Owner's rights.

      18.5 Owner's Right to Carry Out the Work. If Contractor defaults under any of its material obligations under this Agreement and does not cure that default within 10 Days after Owner gives Contractor written notice of default, Owner shall have the right, in addition to any other remedy it may have, to cure the default at Contractor's expense: provided that if Contractor commences and diligently, proceeds to cure the default during the ten-Day period and actually cures that default within a reasonable time after it receives Owner's notice, Owner shall not exercise its rights under this Section 18.5 as to that default. Owner shall be entitled (subject to Owner's obligation to mitigate its damages) to charge Contractor for all expenses Owner incurs in curing the default or to deduct those expenses from payments Owner otherwise owes or comes

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to owe Contractor. Owner's exercising any of its rights under this Section 18.5 shall not relieve Contractor of any of its obligations under this Agreement.

      18.6 Suspension or Termination by Contractor. Under the limited circumstances listed below, and not for any other reason, Contractor may in its discretion suspend its performance of the Work or terminate this Agreement effective as of any date at least 30 Days after Contractor gives Owner written notice of termination. Those limited circumstances are:

            18.6.1 Owner files a petition commencing a voluntary case under the U.S. Bankruptcy Code, or for liquidation, reorganization, or for an arrangement pursuant to any other U.S. federal or state bankruptcy Laws, or shall be adjudicated a debtor or be declared bankrupt or insolvent under the U.S. Bankruptcy Code, or any other U.S. federal or state Laws now or hereafter in effect relating to bankruptcy, insolvency, winding-up or adjustment of debts, or shall make, an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or if a petition commencing an involuntary case under the U.S. Bankruptcy Code or an answer proposing the adjudication of Owner as a debtor or a bankrupt or proposing its liquidation or reorganization pursuant to the U.S. Bankruptcy Code any other U.S. Federal or state bankruptcy Laws shall be filed in any court and Owner shall consent to or acquiesce in that filing or petition or answer shall not be discharged or denied within 30 Days after filing, unless a financially responsible Person reasonably acceptable to Contractor assumes the obligations of Owner under this Agreement in a timely fashion;

            18.6.2 A custodian, receiver, trustee or liquidator of Owner or of all or substantially all of the assets of Owner shall be appointed in any proceeding brought by (a) Owner or (b) against Owner and is not discharged within 90 Days after that appointment or Owner consents to or acquiesce in the appointment, unless a financially responsible Person reasonably acceptable to Contractor assumes the obligations of Owner under this Agreement in a timely fashion;

            18.6.3 Owner fails to make any payment due to Contractor under the terms of this Agreement within 30 Days after Contractor gives Owner written notice that the payment is due and payable except with respect to any full or partial payment that Owner shall be in good faith disputing in accordance with the provisions of this Agreement, unless a financially responsible Person reasonably acceptable to Contractor assumes the obligations of Owner under this Agreement in a timely fashion;

            18.6.4 Owner defaults in any respect in the observance or performance of any other material covenant, condition, or agreement of Owner in this Agreement and that default shall continue for thirty Days after Contractor gives Owner written notice specifying the default and demanding that it be remedied, unless a financially responsible Person reasonably acceptable to Contractor assumes the obligations of Owner under this Agreement in a timely fashion; provided that if the default by its nature cannot be cured within 30 Days and Owner commences and diligently proceeds to cure the alleged default during that initial 30 Day period and actually completes the cure within a reasonable period of time after the notice, the event shall not be an Event of Default; or

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            18.6.5 Owner defaults in any material respect in obtaining or maintaining insurance as required by Exhibit I.

      Notwithstanding the foregoing, if any Person assumes the obligations of Owner under this Agreement, Contractor shall have no obligation to continue its performance unless Contractor is paid all sums due under this Agreement at the time that the Owner's obligations are assumed.

      If Contractor suspends or terminates this Agreement pursuant to this
Section 18.6, Owner shall compensate Contractor for reasonable additional work and costs Contractor incurs in connection with the any such suspension or termination, including but not limited to demobilization, remobilization and Subcontractor cancellation and termination costs.

      18.7 Suspension of the Work. Owner may, in its sole discretion, order Contractor to suspend the Work, in whole or in part for a period of time as Owner may determine. The suspension shall commence on the Day specified in Owner's written notice to Contractor which shall be at least five Days after Owner gives Contractor such notice. Contractor shall initiate the resumption of any suspended Work within five Days after Owner gives Contractor written notice to do so and shall use its best efforts to resume the Work fully as soon as reasonably possible. Any amendment or modification to the Schedule necessitated by any such suspension shall be agreed to by Owner and Contractor. If Owner orders a suspension of the entire Work which continues for 120 or more consecutive Days, either Party may thereafter terminate this Agreement by giving the other Party written notice and the rights and remedies of Contractor shall be the same as those to which Contractor would have been entitled if this Agreement had been terminated under Section 18.3.

      18.8 Default by Owner. To the extent that Owner's breach of a material obligation of this Agreement does not result in the termination hereof as provided for in Section 18.6, but does actually and necessarily delay Contractor's completion of the Work, Contractor shall be granted an equitable extension of time to complete the affected Work. To the extent that Owner's breach of a material obligation of this Agreement actually and necessarily increases Contractor's costs of completing the Work, the Contract Price shall be equitably increased to reflect Contractor's additional costs to be incurred to complete the affected Work . Contractor shall use reasonable efforts to mitigate any such required extension of time or increase in costs. Any extension of time or increase in costs shall be recorded in a Change Order. Contractor shall give Owner written notice of any alleged breach or default by Owner as soon as Contractor has knowledge of the alleged breach or default, or notice of the facts giving rise to the alleged breach or default.

19.   PROTECTION OF PERSONS AND PROPERTY

      19.1 Safety Programs. Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of this Agreement, including appropriate precautions and programs for areas in and around the Site. Contractor's safety programs shall comply with all Laws and Owner's safe work practices manual and safety and security policies in effect from time to time.

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      19.2 Applicable Laws. Contractor shall provide all required notices to
Owner, the Subcontractors and all other Persons, as applicable, and shall comply with all Laws bearing on the safety of Persons or property or their protection from damage, injury or loss, including the Occupational Safety and Health Act and the Americans With Disabilities Act.

      19.3 Safety Precautions. Contractor shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to Persons or property at the Site and in connection with the Facility, including:

            19.3.1 Employees, Subcontractors and other Persons performing the Work and all Persons who may be affected by the performance of the Work;

            19.3.2 The Work and Equipment, whether in storage on or off the Site or under the care, custody or control of Contractor or Subcontractors; and

            19.3.3 Other property at or adjacent to the Site, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities.

      19.4 Safeguards. Contractor shall take all precautions and measures necessary to secure the Site at all hours, including evenings, holidays and nonwork hours. Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, all reasonable safeguards for the safety and protection of Persons and property, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying Owners and users of adjacent sites and utilities. Those precautions may include providing security guards.

      19.5 Dangerous Materials. When the use or storage of explosives or other dangerous materials or equipment or unusual methods are necessary for the execution of the Work, Contractor shall exercise utmost care and carry on its activities only under the supervision of properly qualified personnel.

      19.6 Safety Personnel. Contractor shall designate a responsible, qualified full-time member of Contractor's organization at the Site whose job responsibility shall be safety and the prevention of accidents. Contractor's safety representative shall be responsible for initiating the safety program, ensuring that jobsite safety requirements and procedures are being accomplished, conducting safety inspections of Work being performed, and conducting regular safety meetings with craft employees. Contractor's safety representative will also be responsible for a continuing review of Contractor's operations to ensure that the probable causes of injury or accident are controlled and that operating equipment, tools and facilities are used, inspected and maintained as required by applicable safety and health regulations.

      19.7 Staffing. Contractor shall not staff, from a total personnel perspective, or permit any part of the construction or Site to be staffed so as to endanger the safety of Persons or property.

      19.8 Notices to Owner. In addition to reporting to Governmental Authority authorities as required by Laws, Contractor shall promptly report in writing to Owner all accidents or other incidents arising out of or in connection with the Work which cause death, bodily injury or

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property damage, giving full details and statements of any witnesses subject to any applicable attorney-client privilege. In addition, if death, serious bodily injury or substantial property damage is involved, Contractor shall report the same to Owner immediately by telephone or messenger.

      19.9 Emergencies. In an emergency affecting the safety of Persons or property Contractor shall act promptly, in a manner determined by Contractor, at Contractor's discretion, to prevent any such threatened damages, injury or loss.

      19.10 Work Stoppage. Owner shall have the right, upon notice to Contractor, to demand that Contractor stop the Work whenever safety violations are observed which, in Owner's determination, could jeopardize the well-being of personnel and equipment. Contractor shall bear the expense of any such Work stoppage and resulting standby time. The Contractor acknowledges that the failure or refusal of Contractor to correct any such safety violation may result in the termination of this Agreement pursuant to the terms of Sections 18.1 and
18.2 hereof, and the dismissal from the jobsite of those responsible for such failure or refusal. In an emergency situation, however, Owner's right to stop the Work shall be absolute, and shall not require notice to Contractor.

20.   RECORDS AND AUDIT

      20.1 Technical Documentation. Contractor shall maintain (and allow Owner to review and copy) and shall cause its Subcontractors to maintain (and allow Owner to review and copy) all technical Documentation relating to the Equipment and the Work for a period of five years after Contractor receives the Final Payment. Contractor shall give Owner 30 Days prior written notice before destroying or disposing of any such Documentation or records.

      20.2 Accounting Records. Contractor shall maintain (and allow Owner to review and copy) and shall cause its Subcontractors to maintain (and allow Owner to review and copy) complete accounting records of all Work performed on a time and material basis in accordance with generally accepted accounting principles for a period of three years after Final Payment. Contractor shall give Owner 30 Days prior written notice before destroying or disposing of or destroying any of such accounting records.

      20.3 Owner's Right to Audit.

            20.3.1 For verification of incurred or estimated costs, including all related direct costs, claimed by Contractor for any Work performed on a time and material basis, any suspended, terminated, delayed or accelerated Work, or for any claim whatsoever for additional costs, Owner or its authorized representative shall have the right and free access at any reasonable time during normal business hours to examine, audit and copy all of Contractor's records and books related to all those costs as reasonably necessary to verify those costs, other than Contractor's original bid computations and supporting documents. Contractor shall give Owner 30 Days prior written notice before destroying or disposing of any of such documents or records or permitting any subcontractor to destroy or dispose of any such documents or records, and shall transfer such documents or records to Owner upon request. Owner shall have no right of inspect, audit or copy any documents developed or produced by Contractor prior to the NTP

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Date. Further, notwithstanding any provision in this Agreement to the contrary,
Owner's right to inspect, copy and audit Contractor's Documentation and records shall not extend to the make up of the Contract Price, other lump sum amounts, fixed fees, standard rates or to amounts expressed as a percentage of other costs.

            20.3.2 Contractor shall provide to Owner all other information and data Owner may from time to time reasonably request and otherwise fully cooperate with Owner in connection with the reporting of: (a) any Taxes payable with respect to the Work; (b) any sales or use tax audit with respect to the Work; and/or (c) any assessment, refund claim or proceeding relating to Taxes payable with respect to the Work. Without limiting the generality of the foregoing, Contractor shall provide Owner additional allocations of the Contract Price to sales by Contractor to Owner of items of Contractor-Supplied Equipment, equipment and other personal property or of labor and services where reasonably requested by Owner for any of the purposes set forth in the preceding sentences. Contractor shall require Subcontractors to provide to Contractor all information and data Contractor may request for purposes of complying with the preceding sentence and otherwise fully cooperate with Owner. Contractor shall ensure that its contracts with all Subcontractors effectuate the provision of this Section 20.3.

            20.3.3 Contractor's obligations under this Section 20.3 shall survive the termination, cancellation or expiration of this Agreement for any reason and shall last so long as is necessary to resolve any and all matters regarding Taxes attributable to the Facility or the Work; provided that if Owner requires Contractor to take action under this Section 20.3 at any time after one year after Final Completion, Owner shall reimburse Contractor for all actual and reasonable expenses Contractor incurs in taking those actions.

21.   DISPUTE RESOLUTION

      21.1 Resolution by the Parties.

            21.1.1 Senior Officers to Resolve. All claims, disputes and other controversies arising out of or relating to this Agreement or the breach, termination or validity thereof (collectively, "Disputes") shall be submitted by the disputing Party in writing (a "Submission") to the other Party for resolution by mutual agreement of Senior Officers of each Party. Any resolution by the Senior Officers that is reduced to writing and executed by those Senior Officers shall be final and binding on the Parties. If the Senior Officers fail to arrive at a resolution of the Dispute within 20 Days after they both receive a copy of the Submission, either Party may elect, in writing, within thirty (30) Days to resolve the Dispute by mediation in accordance with Section 21.2.3. For the purposes of this Section 21.1, the term "Senior Officer" means the chief executive officer, president or any executive or senior vice president of a Party.

            21.1.2 Mediation. Upon the timely election by either Party, the Parties shall attempt to resolved by mediation any Dispute not timely resolved in accordance with Section 21.1.1. In the event mediation is required pursuant to this Section, the Parties shall participate in at least eight hours of non-binding mediation. The mediation shall commence if practicable within 15 Days following the receipt by a Party of the other Party's written election of mediation in accordance with Section 21.1.1 within the time set forth therein, and shall be administered by the local office of the American Arbitration Association (the "AAA") responsible for mediations

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in Las Vegas, Nevada, in accordance with the Construction Industry Mediation
Rules. The Parties shall have ten Days from receipt by a Party of a request for mediation to agree on a mediator. If the Parties fail to timely agree, the mediator shall be appointed by the AAA. The Parties shall share equally in the costs of the mediation. If the Parties have not resolved the Dispute by mediation pursuant to this Section 21.1.3 for any reason within thirty (30) Days after the appointment of the mediator or within forty-five (45) Days after the receipt by a Party of a request for mediation, then the Dispute shall be resolved in accordance with Section 21.3; provided, however, that notwithstanding the provisions of Section 21.3, if the Dispute involves a Technical Dispute either Party may request that such Dispute be resolved in accordance with Section 21.2.

      21.2 Expert Arbitration Regarding Technical Matters and Change Orders.

            21.2.1 Technical Disputes. Except as provided in Section 21.2.6 herein, if any Dispute, controversy or claim arises between the Parties with regard to any technical matter arising from the Specification or the performance of the Work, including the interpretation of any requirement in the Specification regarding design, engineering or technical specifications for Equipment, the Work to be performed or the means or method of performing the Work, any adjustment to be made in respect of any proposed Change Order pursuant to Article 7 with respect to the Contract Summary Schedule, Contract Detailed Schedule, Schedule of Values, Guaranteed Substantial Completion Dates, Early Completion Dates (subject to the limitations set forth in Section 10.1.3), or Guaranteed Final Completion Date, the Contract Price, or other schedule or cost matters arising in connection with a proposed Change Order, any modification of the Performance Guarantees, the Specification or the Work hereunder, or testing and Performance Verification, including Demonstration Tests (each, a "Technical Dispute"), or any other Dispute that the Parties agree in writing is suitable for determination by an Expert Arbitrator and such dispute cannot be resolved in accordance with Sections 21.1.1 and 21.1.2, then either Contractor or Owner (the "Applicant") may, by written notice (an "Expert Reference Notice") to the other Party (the "Respondent"), request such matter to be determined by an Expert Arbitrator (an "Expert Arbitration"). If the Parties agree in writing to have a Technical Dispute resolved through Expert Arbitration, such agreement shall be irrevocable except as provided in Section 21.2.6. The Applicant and the Respondent shall appoint by agreement an independent expert experienced in the engineering, construction and project management of gas-fired combined cycle power plant construction projects similar to the Facility and Work in size and scope to act as an independent expert arbitrator (an "Expert Arbitrator") and to determine the matters set out in the Expert Reference Notice and the Response. Any Expert Arbitrator shall, if practicable, have at least ten years experience in the engineering, construction and project management of gas-fired combined cycle power plant construction projects. As soon as an Expert Arbitrator agrees to serve or is appointed, he or she shall be served with copies of the Expert Reference Notice, the Response (if available) and all supporting materials. No ex parte communications shall be made to the Expert Arbitrator; all submissions to the Expert Arbitrator shall be served simultaneously on the other Party. The Expert Arbitration shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect, except as modified herein.

            21.2.2 Submissions. The Expert Reference Notice shall include a description of the Technical Dispute, the grounds on which the Applicant relies in seeking to have the

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Technical Dispute determined in its favor and all documents or other materials which the Applicant proposes to submit to the Expert Arbitrator. The Respondent, within thirty (30) Days of receipt of the Expert Reference Notice, shall deliver to the Applicant (and the Expert Arbitrator if appointed) a response (the "Response") setting forth any additional matters related to the Technical Dispute, the grounds upon which the Respondent relies in seeking to have the Dispute determined in its favor and all documents and other material which the Respondent proposes to submit to the Expert Arbitrator. This Section 21.2.2 shall not be construed to prevent either Party from using or producing additional material prior to the hearing, but in such event such Party shall give notice to the other of its intention to use such material and the other Party shall have a reasonable time, but not in less than seven Days to respond thereto.

            21.2.3 Scheduling. Within seven Days of his or her appointment, the Expert Arbitrator shall designate a time and place for a hearing of the Parties on the Technical Dispute and shall designate procedures to be utilized at the hearing, which procedures shall provide for the examination and cross examination of witnesses. The hearing shall be held in Las Vegas, Nevada, unless otherwise agreed, and shall take place as soon as reasonably possible but not more than 15 Days after the appointment of the Expert Arbitrator, unless the Parties so agree or the Expert Arbitrator agrees to extend such time period for good cause shown.

            21.2.4 Hearing. At the time designated for the hearing, each of Contractor and Owner and/or their legal representatives shall appear before the Expert Arbitrator and present its case. The Parties may be assisted in such hearing by advisors of their choosing, including the Owner's Engineer and any lender's engineer.

            21.2.5 Decision. The Expert Arbitrator shall render his or her written decision on the Technical Dispute as soon as possible (but no later than ten Days) after the close of the hearing, unless such time period is extended by the Parties or by the Expert Arbitrator for good cause shown. Such decision shall take into consideration the relevant facts, the terms of the Agreement and Prudent Industry Practices. The Expert Arbitrator may not award damages in excess of the amount demanded in the Expert Reference Notice or the Response. In deciding the substance of any Technical Dispute the Expert Arbitrator shall apply the substantive laws of the State of Nevada; provided, however, that the Expert Arbitrator shall have no authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, or any other penalty or punitive type of damages) regardless of whether such damages may be available under Nevada law, the Parties hereby waiving their right, if any, to recover punitive damages in connection with any Technical Dispute. The Expert Arbitration shall be final and binding on the Parties and may be enforced in any court having jurisdiction. The Expert Arbitrator shall provide the Parties with a copy of such determination, including a concise statement of the facts and findings on which it is based, no later than ten Days after the close of the hearing. All procedural aspects of this agreement to arbitrate, including the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses as to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq.

            21.2.6 Option to Litigate. Any Technical Dispute in which the amount in controversy exceeds $5,000,000 may, at either Party's election prior to the issuance by an Expert

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Arbitrator or an arbitral tribunal of a final arbitral award, be resolved in the
Federal or State Courts located in Las Vegas, Nevada.

            21.2.7 Failure to Render Decision. If the Expert Arbitrator does not render a decision within a period of 30 Days of completion of the hearing or such longer period as the Parties may agree in writing, either Party may, prior to the receipt of the Expert Arbitration decision, give notice to the other Party and the Expert Arbitrator of the termination of such appointment.

            21.2.8 Fees and Expenses. Any fees or expenses charged by the Expert Arbitrator in connection with his or her responsibilities under this Section
21.2 shall be shared equally among the Parties unless the Expert Arbitrator shall otherwise determine.

      21.3 Litigation; Submission to Jurisdiction.

            21.3.1 Litigation. If the Parties are unable to resolve a Dispute in accordance with Sections 21.1 or 21.2, then either Party may bring an action regarding such Dispute in the United States District Court for the District of Nevada or, if such court refuses jurisdiction, any court of the State of Nevada sitting in Las Vegas, Nevada.

            21.3.2 Submission to Jurisdiction. The Parties hereby waive the right to recover punitive damages with regard to any Dispute under this Agreement. Subject to Section 21.2, the Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Nevada or, if such court refuses jurisdiction, any court of the State of Nevada sitting in Las Vegas, Nevada, and Owner and Contractor each consent to the jurisdiction of, and to the laying of venue in, such court for such purpose and waive any defense based on lack of venue or personal jurisdiction or of inconvenient forum.

      21.4 Continuation of Work. Pending the final resolution of any Dispute, Contractor shall proceed diligently with the performance of the Work and its other duties and obligations under this Agreement without diminution of effort, and Owner shall continue to make undisputed payments in accordance with this Agreement; provided, however, if the aggregate value of all unresolved Disputes equals or exceeds the Excess Dispute Amount and Owner fails to timely issue to Contractor a letter of credit in accordance with Section 6.6.2, Contractor may suspend further performance of the Work until the aggregate value of all unresolved Disputes is less than the Excess Dispute Amount or until Owner provides Contractor a letter of credit in accordance with Section 6.6.2.

22.   CREDIT SUPPORT AND LIQUIDITY.

      22.1 Parent Guaranty. Contractor shall deliver to Owner a Parent Guaranty in the form of Exhibit M within five Business Days after the Effective Date. In the event that Contractor fails to deliver the Parent Guaranty or the issuer thereof repudiates its obligation to pay or perform thereunder, Owner shall be excused from paying any Progress Invoice until such time as Contractor shall have delivered the Parent Guaranty or such other security as may be reasonably acceptable to Owner.

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      22.2 Letter of Credit. In lieu of Owner retaining any portion of the
Contract Price (other than disputed amounts), Contractor shall provide a letter of credit, substantially in the form attached hereto as Exhibit K (a "Letter of Credit"), within five Business Days after the NTP Date, in favor of Owner in an increasing amount, such that the stated amount of the Letter of Credit is at all times not less than an amount equal to ten percent (10%) of the aggregate amount of undisputed Progress Invoice Amounts paid by Owner to Contractor in respect of Progress Invoices. Upon achievement of Substantial Completion of Power Block 1, the Letter of Credit shall be reduced to an amount equal to 5% of the aggregate amount of undisputed Progress Invoice Amounts paid by Owner to Contractor and upon achievement of Substantial Completion of Power Block 2, the Letter of Credit shall be increased or reduced to an amount equal to 200% of the estimated cost to complete all of the Final Completion Punch List items, as determined by the Parties in good faith. Any Letter of Credit issued pursuant to this Section
22.2 shall remain valid through Final Completion, during which period Owner may draw upon such Letter of Credit from time to time in accordance with the drawdown terms stated therein, and shall be issued by a financial institution having a minimum credit rating of A (Standard & Poor's) or A2 (Moody's).

23.   MISCELLANEOUS PROVISIONS.

      23.1 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to its conflict of Laws principles.

      23.2 Entire Agreement. This Agreement represents the entire agreement between Owner and Contractor with respect to the subject matter, and supersedes all prior negotiations, binding documents, representations and, agreements, whether written or oral. This Agreement may be amended or modified only by an Amendment.

      23.3 Successors and Assigns. Contractor may not assign, convey or transfer all or any part of this Agreement, without Owner's prior written consent. This Agreement shall be binding on, and inure to the benefit of, Parties and their successors and permitted assigns. Owner may assign, novate or declare any trust of all or any part of this Agreement or any benefit, interest, right or cause of action arising under this Agreement to an Affiliate, or other Person with comparable technical and financial abilities.

      23.4 Contractual Relationship. Nothing in this Agreement shall be construed as creating a contractual relationship of any kind (a) between Owner and a Subcontractor or (b) between any Persons other than Owner and Contractor. Contractor is an independent contractor and all of its agents and employees shall be subject solely to the control, supervision, and authority of Contractor. Owner and Contractor disclaim any intention to create a partnership or joint venture. Contractor shall not be entitled to act for, or have any power or authority to assume any obligation or responsibility on behalf of, Owner.

      23.5 Rights and Remedies. Contractor makes no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth in this Agreement. Owner and Contractor intend that their respective rights, obligations and liabilities as provided for in this Agreement shall be exhaustive of the rights, obligations and liabilities of

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each of them to the other arising out of, under or in connection with this
Agreement or the Work, whether such rights, obligations and liabilities arise in respect or in consequence of an indemnity or warranty or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence and strict or absolute liability) or by reason of any other legal or equitable theory. Accordingly, the remedies expressly stated in this Agreement are intended to be and shall constitute the sole and exclusive remedies of the Parties for the liabilities of such Parties arising out of or in connection with the Work or this Agreement, notwithstanding any remedy otherwise available at law or in equity, and shall be limited to those remedies expressly set forth in Agreement. Unless otherwise expressly provided herein, any release from or limitation of liability or remedies expressly stated in this Agreement shall apply notwithstanding the default, negligence or strict liability of the Party whose liability is limited, and the benefit of the limitation shall extend to the directors, officers, employees, parent corporations and other entities owned by or under common ownership with the Party whose liability is limited.

      23.6 Incorporation by Reference. The recitals set forth on the first page of this Agreement are incorporated into this Agreement by reference.

      23.7 No Waiver. No course of dealing or failure of Owner or Contractor to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of that term, right or condition. No express waiver of any term, right or condition of this Agreement shall operate as a waiver of any other term, right or condition.

      23.8 Survival. All sections of this Agreement providing for indemnification or limitation of or protection against liability of either Party, together with the provisions of Article 15, shall survive the termination, cancellation or expiration of this Agreement.

      23.9 No Third Party Beneficiaries. The provisions of this Agreement are intended for the sole benefit of Owner and Contractor, and there are no third party beneficiaries other than assignees identified in this Agreement.

      23.10 Provisions Required by Laws. Any term or condition required to be contained in this Agreement as a matter of Laws which is not in this Agreement shall be deemed to be incorporated in this Agreement.

      23.11 Severability. If any provision of this Agreement or the application of this Agreement to any Person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction or arbitrators under Article 21, the remainder of this Agreement and the application of that provision to Persons or circumstances other than those as to which it is specifically held invalid or unenforceable shall not be affected, and every remaining provision of this Agreement shall be valid and binding to the fullest extent permitted by Laws; provided, however, that the Parties shall negotiate in good faith and shall reform this Agreement to as closely as possible resemble the original intent and allocation of risks and benefits.

      23.12 Joint Effort. The preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

                                                                    CONFIDENTIAL

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

      23.13 Publicity and Advertising. Contractor shall not make any announcement, give any photographs, or release any information concerning all or a portion of the Work, this Agreement or the Facility, to any member of the public, press, Person, or any official body, except as required by Laws; provided, however, that Contractor may at any time after the earlier of Owner's first public announcement (which may or may not be joint) concerning this Agreement or Contractors obtaining Owner's prior written consent, refer to the execution of this Agreement and release information concerning the Work or the Facility in intracompany communications and include that information in "experience lists," provided further that Contractor shall in all cases comply with the confidentiality requirements of this Agreement. Contractor shall not otherwise publicly release that information about this Agreement, the Work or the Facility without Owner's prior written consent.

      23.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23.15 Notices. All notices permitted or required under this Agreement shall be deemed given if hand delivered, sent by certified mail, return receipt requested, sent by Federal Express or another recognized overnight delivery service, or sent by facsimile and confirmed by first class mail, to the addresses listed below or the subsequent addresses of which the Parties give each other notice:

      TO OWNER:        Nevada Power Company
                       P.O. Box 98910, Las Vegas, NV  89151
                       Facsimile No.:  (702) 367-5869
                       Attn:  V.P. Energy Supply

               with a copy to:

                       Nevada Power Company
                       P.O. Box 98910, Las Vegas, NV  89151
                       Facsimile No.: (702) 367-5869
                       Attn: General Counsel

      TO CONTRACTOR:   Fluor Enterprises, Inc.
                       One Fluor Daniel Drive
                       Sugar Land, TX  77478
                       Facsimile No.: (281) 263-2855
                       Attn: Steven Coker

                with a copy to:

                       Fluor Enterprises, Inc.
                       One Enterprise Drive
                       Aliso Viejo, CA  92656-2606
                       Facsimile No.: (949) 349-4450
                       Attn: Mark Strukelj

                                                                    CONFIDENTIAL

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

           IN WITNESS WHEREOF, the Parties hereto have executed this Engineering, Procurement and Construction Agreement to be effective as of the day and year first above written.

                                     OWNER:

                                     NEVADA POWER COMPANY

                                     By:______________________________________
                                        Roberto R. Denis
                                        Vice President

                                     CONTRACTOR:

                                     FLUOR ENTERPRISES, INC.

                                     By:______________________________________
                                        R. H. Mickey
                                        Senior Vice President

                                                                    CONFIDENTIAL

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